As filed with the Securities and Exchange Commission on July 11, 2007.     Registration No. 333-136572

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Name of small business issuer in its charter)

Delaware	8731	77-0632186
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

415 West Foothill Blvd., Suite 206 Claremont, CA 91711-2766
(909)626-2358
(Address and telephone number of principal executive offices)

Yvonne Wang
415 West Foothill Blvd., Suite 206 Claremont, CA 91711-2766
(909)626-2358
(Name, address and telephone number of agent for service)

Copies to
Carter R. Mackley	Raymond L. Veldman
Kirkpatrick & Lockhart Preston Gates Ellis LLP	Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 4th Avenue, Suite 2900 Seattle, WA 98104 (206) 623-7580	1900 Main Street, Sixth Floor Irvine, CA 92614-7319 (949) 253-0900

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2007

PROSPECTUS

27,685,365 Shares

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

Common Stock

This prospectus relates to the offer and sale of up to 27,685,365 shares of our common stock from time to time by certain of our stockholders, or persons who may become our stockholders, upon the conversion of certain notes issued by us or exercise of certain warrants issued by us. We refer to these persons throughout this prospectus as the “selling stockholders.”

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. Each selling stockholder will determine the prices at which he/she sells his/her shares. Although we will incur expenses in connection with the registration of the shares of common stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “KWBT.OB.” On June 25, 2007, the closing bid quotation of our common stock was $0.12.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2007

i

TABLE OF CONTENTS

PART I

PROSPECTUS SUMMARY	1
RISK FACTORS	4
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS	17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATION	20
BUSINESS	30
PROPERTY	42
MANAGEMENT	43
EXECUTIVE COMPENSATION	45
TRANSACTIONS WITH MANAGEMENT AND OTHERS	48
DESCRIPTION OF SECURITIES	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
SHARES ELIGIBLE FOR FUTURE SALE	52
SELLING STOCKHOLDERS	53
PLAN OF DISTRIBUTION	58
LEGAL MATTERS	60
EXPERTS	60
CHANGES IN ACCOUNTANTS	60
WHERE YOU CAN FIND MORE INFORMATION	61
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “Kiwa,” the “Company,” “we,” “us,” and “our” refer to Kiwa Bio-Tech Products Group Corporation, a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” before making an investment decision.

Except as expressly stated otherwise, all financial information contained in this prospectus represent the results of operations and financial condition of Kiwa Bio-Tech Products Group Corporation and its subsidiaries. All of the sales and expenses of the Company are denominated in Renminbi (“RMB”), the national currency of the People’s Republic of China. For the convenience of the reader, the financial information contained in this prospectus has been converted into United States dollars at the approximate exchange rates prevailing as of the stated date and during the stated periods, as the case may be.

Overview

Kiwa Bio-Tech Products Group Corporation develops, manufactures, distributes and markets innovative, cost-effective and environmentally safe bio-technological products for agriculture. Our product initiatives can be divided into three primary categories - bio-fertilizers and related products; biologically enhanced feed for livestock; and an animal flu disinfector delivered by aerosol. Our products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops, fowl and livestock and decreasing the negative environmental impact of chemicals and other wastes.

We are the result of a share exchange transaction/reverse merger accomplished on March 12, 2004 between Tintic Gold Mining Company (“Tintic”), a corporation originally incorporated in the state of Utah on June 14, 1933 to perform mining operations in Utah, and Kiwa Bio-Tech Products Group Ltd. (“Kiwa BVI”), a company originally organized under the laws of the British Virgin Islands on June 5, 2002. The merger resulted in a change of control of Tintic, with former Kiwa BVI stockholders owning approximately 89% of Tintic on a fully diluted basis. Subsequent to the merger, Tintic changed its name to Kiwa Bio-Tech Products Group Corporation. On July 21, 2004, we completed our reincorporation in the State of Delaware.

In 2002, Kiwa BVI chartered Kiwa Bio-Tech Products (Shandong) Co., Ltd.(“Kiwa Shandong”), a wholly-owned subsidiary organized under the laws of China, as its offshore manufacturing base to capitalize on low cost, high quality manufacturing advantages available in China. In October 2003, Kiwa Shandong completed the first phase of the construction of its manufacturing facility in Shandong Province, China. In November 2003, Kiwa Shandong began shipping its first commercial product, a bio-fertilizer, to the agricultural market in China. We have since been working on existing product improvement and new product development. On July 11, 2006, we completed the formation of a joint venture with Tianjin Challenge Feed Co., Ltd. to engage in the developing, manufacturing and marketing of biologically enhanced feed for livestock. The joint venture is located in Tianjin, China and operated through Tianjin Kiwa Feed Co., Ltd. (“Kiwa Tianjin”), a jointly-owned limited liability company organized under the laws of the PRC. We have committed to invest $480,000 in the joint venture in the next six months for an 80% ownership share.

We aim to build a platform to commercialize bio-technological research and development results for applications in agriculture. In this respect, we are working on developing cooperative research relationships with several universities and institutions in China. We are also planning to acquire innovative technologies to reduce research and development costs and shorten commercialization cycles for bio-technological products. We are currently developing technologies related to applications of bio-fertilizer, livestock feed enhanced with bio-tech products, and veterinary disinfectors and drugs. These technologies have applications in the agriculture, natural resources and environmental conservation sectors. We may also acquire similar technologies from third parties in both China and the United States.

Our principal executive offices are located at 415 West Foothill Blvd., Suite 206, Claremont, CA 91711-2766. Our telephone number is (909) 626-2358.

The Offering

This offering relates to the sale of up to 27,685,365 shares of our common stock from time to time by certain of our stockholders, or persons who may become our stockholders upon the conversion of our convertible notes or exercise of our warrants. We refer to these persons throughout this prospectus as the “selling stockholders.” Approximately 18,310,912 of the offered shares relate to shares of common stock issuable upon conversion of our 6% Convertible Secured Notes (the “6% Notes”) issued pursuant to a Securities Purchase Agreement dated as of June 29, 2006. The terms of the 6% Notes, as well as the terms of other convertible notes and warrants held by selling stockholders, are described in this prospectus under the heading “Selling Stockholders” beginning on page 55.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we will incur expenses in connection with the registration of the shares of common stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Overview of Financial Condition

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values. As of December 31, 2006, we had an accumulated deficit of $7,766,654, due in part to net losses of $2,284,099 and $1,327,759 during the fiscal years ended December 31, 2006 and 2005, respectively. At December 31, 2006, our current assets exceeded current liabilities by $474,837, reflecting a current ratio of 1.26:1, compared to net working capital negative $1,006,983, reflecting a current ratio 0.55:1 as of December 31, 2005. During the three months ended March 31, 2007, we incurred a net loss of $639,259. At March 31, 2007 our current liabilities exceeded our current assets by $11,214, and we had an accumulated stockholders’ deficit of $409,464.

We are continuing to develop our manufacturing facility and have not generated significant revenues from our operations. Until sufficient cash flow is generated from operations, we will have to utilize our capital resources or external sources of funding to satisfy our working capital needs. Our revenues from operations were disappointingly low during 2005 and 2006 due to the temporary closing of our manufacturing facility for the planned upgrade to produce bacillus fertilizer and the failure of an anticipated financing in the second half of 2005 to fund the upgrade. These factors create substantial doubt about our ability to continue as a going concern.

The Company’s registered independent public accounting firm, in their report on the consolidated financial statements as of and for the year ended December 31, 2006 and 2005 (the “2006/2005 Financial Statements”) contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, have included an explanatory paragraph in their opinion indicating that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Summary Consolidated Financial Data

The following tables summarize historical consolidated financial data regarding our business and should be read together with “Management’s Discussion and Analysis or Plan of Operation” beginning on page 20 of this prospectus and our financial statements and related notes included elsewhere in this prospectus. The information below is only a summary and does not provide all of the information contained in our financial statements and related notes.

Consolidated Statement of Operations Data:

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
Net sales	$1,384,093	$11,023	$3,306,715	$631,794
Cost of sales	1,245,770	7,410	2,711,419	232,692
Gross profit	138,323	3,613	595,296	399,102
Operating expenses:
Consulting and professional fees	189,461	44,400	852,107	614,532
Officers’ compensation	65,042	5,967	176,528	38,727
General and administrative	179,024	68,934	605,071	509,674
Selling expenses	143,625	3,288	521,608	72,021
Research and development	49,304	7,901	119,719	11,264
Depreciation and amortization	31,273	33,162	172,011	106,283
Allowance and provision	266	-	220,148	82,942
Total costs and expenses	657,995	163,652	2,667,192	1,435,443
Operating loss	(519,672)	(160,039)	(2,071,896)	(1,036,341)
Interest expense, net	(125,758)	(24,404)	(231,559)	(293,834)
Other income	-	-	-	2,416
Minority interest in a subsidiary’s loss	6,171	-	19,356	-
Net loss	$(639,259)	$(184,443)	$(2,284,099)	$(1,327,759)
Other comprehensive income (loss):
Translation adjustment	(123,794)	6,641	(95,776)	22,358
Comprehensive loss	$(763,054)	$(177,802)	$(2,379,875)	(1,305,401)
Net loss per common share
-basic and diluted	$(0.011)	$(0.003)	$(0.036)	$(0.026)
Weighted average number of common shares
-basic and diluted	71,794,704	59,235,930	63,646,482	50,957,995

Consolidated Balance Sheet Data:
	As of March 31	As of December 31,
	2007	2006	2005
Cash and cash equivalents	$773,657	$498,103	$14,576
Working Capital	(11,214)	474,837	(1,006,983)
Total assets	4,288,016	4,518,185	3,121,688
Total liabilities	4,599,307	4,321,654	3,686,681
Minority interest in a subsidiary	98,173	103,362	-
Total stockholders' equity (deficiency)	(409,464)	93,169	(564,993)

RISK FACTORS

An investment in our securities involves substantial risks. Prospective purchasers should consider the following risk factors in connection with other information contained in this prospectus before making a decision to purchase the securities offered. Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond our control. The following risk factors and other information included in this prospectus should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results, and cash flows could be materially adversely affected.

Risks Related to Our Business

Investors may not be able to adequately evaluate our business due to our short operating history, lack of significant revenue and limited product offerings.

We have only been operating our current bio-fertilizer business since June 2002, and bio-enhanced feed business since July 2006, providing a limited period for investors to evaluate our business model. Because of this limited operating history and the uncertain nature of the rapidly changing markets that we serve, we believe any prediction of future results of operations is difficult. We have generated insignificant revenue, have not been profitable, and incurred a severe decrease of sales in the second half of 2005 and 2006 due to the temporary closure of our manufacturing facility to conduct a planned upgrade, coupled with the failure of an anticipated financing to fund the upgrade. From the inception of our current business in ag-biotechnology on June 5, 2002 to December 31, 2006, we had accumulated losses of $7,766,654. We also plan to introduce new innovative, cost-effective bio-tech products in the livestock industry such as veterinary drugs. Since we have never entered into these fields before, and our products have not been tested by the market, we cannot guarantee that the predicted market performance of our new products will materialize.

We have not yet generated any profits and if we do not become profitable or obtain additional funding to implement our business plan our ability to continue as a going concern is in doubt.

We expect to continue to have operating losses for the foreseeable future as we are still in the process of exploring market, further research and product tests. We will require additional capital to implement our business plan and continue operating. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail or cease operations and consider a formal or informal restructuring or reorganization.

Our prospects must be evaluated in light of risks, uncertainties, expenses and difficulties frequently encountered by companies in an early growth stage. For example, in the second half of 2005, we temporarily suspended the planned manufacturing facility upgrade for bacillus fertilizer due to failure to close an anticipated financing in the fourth quarter of 2005. We were not able to restart the upgrade until November 2006 when we completed another fundraising. Our ability to execute our business plan is subject to these types of funding risks and there can be no assurance that we can achieve necessary financing to fund our business plan in the future.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for the latest four fiscal years, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern.

We depend on a few customers for a significant portion of our revenue and are still in the initial stage of market development.

We do not have long-term contracts with any of our customers. Generally we sign an annual distribution agreement with each customer and purchases in most cases occur on an order-by-order basis. Relationships exist as long as there is a perceived benefit to both parties. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, and economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition.

Two bio-fertilizer customers together accounted for approximately 96.6% of our net sales of bio-fertilizer for the fiscal year ended December 31, 2005. Due to the close of our manufacturing facility during the second half of 2005 and low-volume production in 2006, we lost these two customers in 2006. Consequently total revenue in 2006 declined to $46,926. The loss of any of our significant customers would result in a material reduction in our sales and results of operations.

The extent of concentration of our customers has been decreasing. In 2006 we developed 61 bio-enhanced feed customers in 2006, of which no individual customer accounted for more than 10% of net sales, and 53 bio-fertilizer customers, of which three customers accounted for 28.5%, 15.9% and 7.2% of net sales respectively. However we are still in the initial stage of market development and need more time to construct a steady customer base. There can be no assurances that we will be able to develop new customers, or retain our current ones. Our inability to generate new customers would negatively impact our business and our ability to continue as a going concern.

Our business is subject to seasonal fluctuations.

Our operating results have been and are expected to continue to be subject to seasonal trends. This trend is dependent on numerous factors, including the markets in which we operate, growing seasons, climate, economic conditions and numerous other factors beyond our control.

As for bio-fertilizer products, we generally expect the second and third quarters will be stronger than the first and fourth quarters, primarily because the second and third quarters correspond with the growing seasons in our primary markets in China. It is during those growing seasons when application of our products by our customers would be most beneficial and we therefore expect greater demand for our products during those periods. There can be no assurance that these operating patterns will occur.

Our operating results may fluctuate significantly, which may result in volatility or have an adverse effect on the market price of our common stock.

We have experienced, and expect to continue to experience, substantial variation in our net sales and operating results from quarter to quarter. Our business is subject to seasonal fluctuations due to growing seasons in different markets. We believe the factors that influence this variability of quarterly results include:

•	the timing and size of orders from major customers;

•	budgeting and purchasing cycles of customers;

•	the timing of enhancements to products or new products introduced by us or our competitors;

•	changes in pricing policies made by us, our competitors or suppliers, including possible decreases in average selling prices of products in response to competitive pressures;

•	fluctuations in general economic conditions;

•	the status of operating cash; and

•	natural disasters and contagious animal diseases.

We may also choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities. Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

From January 1, 2006 to June 25, 2007, the closing price for our common stock as quoted on the OTC Bulletin Board has ranged from a low of $0.0062 to a high of $0.32 per share. High volatility in the market price of our common stock may result in lower prices for our common stock, making it more difficult for us to obtain equity financing on terms and conditions which are favorable to us, if at all. We expect to continue to incur losses in the future as we develop and market our initial products. As a result, we will be dependent on additional debt or equity financing to fund our operations. If such financing is not available on terms which are acceptable to us, we may have to delay development of new products and/or reduce sales and marketing efforts for our existing products. Such actions may have an adverse effect on our results of operations. In addition, uncertainties with respect to our ability to raise additional capital would make operational planning more difficult for management.

Revocation of our right to use patents or other intellectual property rights could adversely impact the growth of our business.

We acquired a patent in April 2004 from China Agricultural University (“CAU”), entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” issued by the China Intellectual Property Bureau. On May 8, 2006, we entered into a technology transfer agreement with Jinan Kelongboao Bio-Tech Co., Ltd. (“JKB”) with respect to the technology transfer and related technical service for the AF-01 Anti-viral Aerosol. If our rights under this patent and technology transfer agreement are challenged or if we default on our obligations under applicable Chinese regulatory requirements, our right to use these forms of intellectual property could be revoked and we would no longer be permitted to use them in our research, development and sales activities. Such a revocation or default could have an adverse impact on the growth of our business by reducing the introduction of new products, and consequently, sales.

Our success depends in part on our successful development and sale of products currently in the research and development stage.

Some of our product candidates are still in the research and development stage. The successful development of new products is uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including but not limited to, the cost and time of development. Potential products may be found to be ineffective or cause harmful side effects, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale or be uneconomical or fail to achieve market acceptance. For example, before marketing of the planned AF-01 Anti-viral Aerosol, there are several tests, trial, evaluation, government approval and other procedures that are required. Our failure to successfully develop and sell new products may delay or eliminate future acquisition plans and would most likely slow our development. Our plans to introduce additional proprietary products may not be realized as expected, if at all.

As above mentioned, the China bio-fertilizer market is still in a very early stage and is very fragmented with many potential customers, but with no single producer or small group of producers dominating the market. To some extent, however, we also face competition from large chemical fertilizer manufacturers in China. These chemical fertilizer manufacturers have provided chemical fertilizers to farmers in China for several years and customers are more accustomed to using their established products as compared to new products. The livestock feed industry is fully developed in China. We are new entrants to the livestock feed industry, and our production capacity is small relative to the whole industry.

We plan to develop a commercialized product using AF-01 anti-viral Aerosol technology. We are now in the process of applying for prerequisite statutory licenses. There can be no assurance that we can acquire such prerequisite approvals and licenses, or how much time it will take.

There can be no assurance that any of our intended products will be successfully developed or that we will achieve significant revenues from such products even if they are successfully developed. Our success is dependent upon our ability to develop and market our products on a timely basis. There can be no assurance that we will be successful in developing or marketing such products or taking advantage of the perceived demand for such products. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies non-competitive or obsolete.

Failure to adequately expand to address expanding market opportunities could have a material adverse effect on our business and results of operations.

We anticipate that a significant expansion of operations will be required to address potential market opportunities. There can be no assurances that we will expand our operations in a timely or sufficiently large manner to capitalize on these market opportunities. The anticipated substantial growth is expected to place a significant strain on our managerial, operational and financial resources and systems. While management believes it must implement, improve and effectively use our operational, management, research and development, marketing, financial and employee training systems to manage anticipated substantial growth, there can be no assurances that these practices will be successful.

The products we hope to develop based on AF-01 technology will depend on an exclusive supply relationship for raw materials.

Pursuant to our Technology Transfer Agreement with JKB, they will have the exclusive right to supply us the raw material medicine for AF-01 anti-viral aerosol. Although the exclusive supply relationship may help to prevent new entrants from producing similar products, our ability to produce our products in a timely manner will depend on JKB fulfilling its supply obligation for the raw material. If we desired to produce raw material medicine by ourselves, we would have to acquire additional technology and negotiate with JKB and the Chinese Academy of Medical Sciences. There can be no assurance that we can acquire the required technology with an acceptable price. Consequently without JKB’s cooperation and performance of its obligations, we may not be able to execute our business plan on this project, even if we successfully acquire all prerequisite certificates for producing and marketing this veterinary drug product.

Our success depends in part upon our ability to retain and recruit key personnel.

Our success is highly dependent upon the continued services of our executive officers, key product development personnel and key scientific personnel. Given the intense competition for qualified management and product development personnel in our industry, the loss of the services of any key management or product development personnel may significantly and detrimentally affect our business and prospects. We maintain employment agreements with two of our key personnel in China - Wei Li, and Lianjun Luo. We do not have employment agreements with any other members of management or key personnel. Pursuant to our joint agreement with CAU, it must make available at least six R&D staff to join the Kiwa-CAU R&D Center, at least three of whom must have professor or doctorate degrees, and at least two who must have master degrees. There can be no assurance that we will be able to retain these personnel, and it may be time-consuming and costly to recruit qualified replacement personnel.

We currently do not have sufficient revenues to support our business activities, expect operating losses continue, and will require additional financing which we may not be able to secure.

We require substantial working capital to fund our business. In the short term, we still need to continue building out our bio-fertilizer manufacturing facility, adjust our product formula to improve product stability and optimize our product offerings, expand our sales and marketing efforts in China, expand our distribution base in China, maintain operation of Kiwa-CAU R&D Center, introduce new veterinary drug products and acquire a small or medium sized biotechnology company or a factory with GMP qualification for this new product. In the long term, we plan to become a commercialization platform for world-class biotechnological research and development results for applications in agriculture, natural resources conservation and environmental protection, launch our products in Southeast Asia, the United States and other markets, continue our introduction of new products, create formal strategic alliances with selected United States companies to co-develop and/or co-market products in the United States and China, and form an international biotechnology research center in China for the research and development of agricultural, environmental and medical applications.

We incurred a severe decrease of bio-fertilizer sales in 2006 and the second half of 2005 due to the temporary closing of our manufacturing facility for a planned upgrade and the failure of an anticipated financing that would have allowed us to construct a facility to produce bacillus fertilizer. Our bio-enhanced feed business has been operating only for half a year and so far we have incurred a net loss. We currently do not have sufficient revenues to support our business activities and we expect operating losses to continue. We will require additional capital to fund our operations and finance our research and development activities. Funding, whether from a public or private offering of debt or equity, a bank loan or a collaborative agreement, may not be available when needed or on favorable terms. Further, any significant equity or debt financing will require us to obtain consents from holders of the 6% secured convertible notes under the terms of a securities purchase agreement dated June 29, 2006 (“6% Notes”). If the holders of the 6% Notes do not give their consent in such case, we may not be able to access sufficient funds when needed. If we are unable to obtain necessary financing in the amounts and on terms deemed acceptable, we will have to limit, delay, scale back or eliminate our research and development activities or future operations. Any of the foregoing may adversely affect our business and cause us to discontinue as a going concern.

Entering into equity or debt financings could result in dilution to existing stockholders.

We will be required to raise additional capital to fund our operations and finance our research and development activities through a public or private offering of debt or equity securities. Any equity financing could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. Debt financings will result in interest expense and likely subject us to negative covenants that would limit our operational flexibility, and if convertible into equity, could also dilute then-existing stockholders.

The risks associated with raising capital through collaborations and licensing agreements could adversely affect our business.

We will be required to raise additional capital to fund our operations and finance our research and development activities through collaborative and/or licensing agreements. Under these agreements, we may be subject to various restrictive covenants which could significantly limit our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment. If we are unable to obtain necessary financing in the amounts and on terms deemed acceptable, we may have to limit, delay, scale back or eliminate our research and development activities or future operations. Any of the foregoing may adversely affect our business.

Restrictions on currency exchange may limit our ability to effectively receive and use our revenue.

Because most of our future revenues may be in the form of China Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund our business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations since 1996 to allow greater convertibility of Renminbi, for current account transactions significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi, especially with respect to foreign exchange transactions.

We may also be subject to foreign exchange risk and foreign ownership restrictions. The Chinese government is loosening its control on foreign exchange transactions, and has steadily appreciated Renminbi relative to the U.S. dollar since July 2005. However, there can be no assurance that this policy will continue. More liberal foreign exchange policies will reduce our foreign exchange risk by increasing the liquidity of revenues generated in Renminbi. Fluctuations in the exchange rate of Renminbi relative to the U.S. Dollar could adversely affect our results of operations by affecting our reported earnings for any given period. In addition, foreign ownership restrictions could also impact our ability to expand our business through investment and acquisition opportunities. If we are unable to pursue such strategic opportunities due to foreign ownership regulations, the growth of our business could be limited.

Changes in China’s political, social, economic or legal systems could materially harm our business.

All of our manufacturing and production as well as the majority of our sales occur in China. Consequently, an investment in our common stock may be adversely affected by the political, social and economic environment in China. Under its current leadership, China has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time.

Our business and prospects are dependent upon agreements and regulatory approval with various entities controlled by Chinese governmental instrumentalities. Historically, our operations in China have received relatively favorable treatment from these instrumentalities as a result of the Chinese government’s policies of encouraging economic development and innovation, especially in underdeveloped regions. However, our operations and prospects would be materially and adversely affected by a change in China’s economic policies, which could make it more difficult for us to obtain necessary approvals from governmental authorities and to obtain economic incentives from governmental authorities. In addition, if the Chinese government elects not to honor certain contracts as a result of political change, it might be difficult to enforce these contracts against such governmental entities in China. In addition, the legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances.

A slow-down in the Chinese economy may adversely effect our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any recessionary conditions will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may reoccur in the foreseeable future. The performance of the Chinese economy overall affects our profitability as expenditures for agricultural technological products may decrease due to slowing domestic demand.

Any recurrence of SARS, avian influenza or another widespread public health problem, could adversely affect our business and results of operations.

A renewed outbreak of SARS, Avian influenza or another widespread public health problem in China, where most of our revenue is derived, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following: (1) quarantines or closures of some of our offices and factories which would severely disrupt our operations, (2) the sickness or death of our key officers and employees, and (3) a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Our ability to generate revenues could suffer if the Chinese ag-biotechnology market does not develop as anticipated.

The agriculture-biotechnology market in China, the primary market in which we do business, is in the early stages of development. While we believe the market opportunity looks promising, we expect that the market will take several years to develop. While it is difficult to project exactly how long it will take to develop the ag-biotechnology industry in China, we anticipate that it will take at least ten years to reach a level of development that is similar to the current state of the industry in the United States. Successful development of the ag-biotechnology market in China depends on the following: (1) continuation of governmental and consumer trends favoring the use of products and technologies designed to create sustainable agriculture; (2) educating the Chinese agricultural community and consumers about the uses of ag-biotechnology products; and (3) certain institutional developments such as governmental agricultural subsidies designed to promote the use of environmentally friendly ag-biotechnological products.

There are no assurances that these trends will continue, governmental subsidies will be offered, or that the Chinese agricultural community and consumers will be successfully educated about the uses of ag-biotechnology products. The conduct of business in the ag-biotechnology market involves high risks. There can be no assurances that the ag-biotechnology market in China will develop sufficiently to facilitate our profitable operation. While we believe that we will benefit from our first-mover advantage in a growing market, existing competitors and new entrants in the ag-biotechnology market are expected to create fierce competition in the future as the market evolves. Competitors and new entrants may introduce new products into the market that may detrimentally affect sales of our existing products, and consequently our revenues. We intend to fund operations through sales, debt and equity financings until such time as the ag-biotechnology market in China is sufficiently developed to support our profitable operation.

The admission of the People’s Republic of China into the World Trade Organization could lead to increased foreign competition for us.

Domestic competition in the compound fertilizer industry is largely fragmented and foreign competition is minimal. However, as a result of The People’s Republic of China becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as condition of membership, such reduced import restrictions and tariffs for us may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

We may not be able to adequately protect our intellectual property rights, and may be exposed to infringement claims from third parties.

Our success will depend in part on our ability to obtain patent protection for our technology, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. We have several trademarks registered in China, which will be protected by the trademark laws in China for ten years and are renewable at the expiration of the initial ten year term. In addition, we acquired a China patent in 2004 from CAU entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing,” issued by China Intellectual Property Bureau, which has a remaining term of seven years, and entered into a Technology Transfer Agreement with JKB on the technology transfer and related technical service for the AF-01 Anti-viral.

We may also file patents with the PRC Intellectual Property Bureau and/or the U.S. Patent and Trademark Office as we deem appropriate, or buy other patents such as above said anti-viral aerosol agent technologies. There can be no assurance that the patents applied for will be reviewed in a timely manner, that any additional patents will be issued or that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented. There also can be no assurance that we will have sufficient resources to maintain a patent infringement lawsuit should anyone be found or believed to be infringing our patents. There also can be no assurance that the technology ultimately used by us will be covered in any additional patent applications that we may file. We do not believe that our technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of our technology will not be challenged by the holders of other patents or that we will not be required to license or otherwise acquire from third parties the right to use additional technology. The failure to overcome such challenges or obtain such licenses or rights on acceptable terms could have a material adverse affect on us, our business, results of operations and financial condition.

The processes and know-how of importance to our technology are dependent upon the skills, knowledge and experience of our technical personnel, consultants and advisors and such skills, knowledge and experience are not patentable. To help protect our rights, we require employees, significant consultants and advisors with access to confidential information to enter into confidentiality and proprietary rights agreements. There can be no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure. There can be no assurance that we will be able to obtain a license for any technology that we may require to conduct our business or that, if obtainable, such technology can be licensed at a reasonable cost. The cost of obtaining and enforcing patent protection and of protecting proprietary technology may involve a substantial commitment of our resources. Any such commitment may divert resources from other areas of our operations. We may be required to license or sublicense certain technology or patents in order to commence operations. There can be no assurance that we will be able to obtain any necessary licenses or to do so on satisfactory terms. In addition, we could incur substantial costs in defending ourselves against suits brought by other parties for infringement of intellectual property rights and there are no assurances that we will have the resources to do so.

We may become involved in intellectual property litigation, the defense of which could adversely impact our business operations.

Currently we have one patent in China (Patent Number ZL93 101635.5 and International patent classification Number A01N 63/00), which covers six different species of bacillus which have been tested as bio-fertilizers to enhance yield and plant health as well as the production methods of the six species. The patent will expire on February 19, 2013. Pursuant to our Technology Transfer Agreement with JKB, we will acquire the AF-01 Anti-viral Aerosol technology when we have fully paid the first installment of the purchase price and other conditions to the contract have been fulfilled, such as issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology.

While we have not received any allegations, complaints or threats of litigation relating to any intellectual property rights, we may, from time to time, become involved in litigation regarding patent and other intellectual property rights. From time to time, we may receive notices from third parties of potential infringement and claims of potential infringement. Defending these claims could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us, or at all. In addition, third parties may attempt to appropriate the confidential information and proprietary technologies and processes used in our business, which we may be unable to prevent and which would harm the businesses and our prospects.

We face technical risks associated with commercializing our technology which could have a material adverse impact on our business results and operations.

A key to our future success is the ability to produce our planed animal flu disinfector, livestock feed and bacillus series of products at lower costs than our competitors. Although we are currently utilizing our proprietary technology to produce such products at lower costs, our method for producing such products on a commercial basis has only recently begun. Further, although results from recent independent tests and our early production results have been encouraging, the ability of our technology to commercially produce such products at consistent levels is still being evaluated. There can be no assurance that we will continue to be able to produce such products at lower costs than our competitors, nor that our technology will be able to commercially produce such products at consistent levels.

We have limited business insurance coverage.

The insurance industry in China is still in its early stage of development. Insurance companies in China offer limited business insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

We have risks associated with urea contracts.

On July 31, 2006, we entered into an irrevocable agreement with Shengkui Technologies, Inc. to purchase from Shengkui 1,200,000 metric tons of urea conforming to certain specifications set forth in the agreement. Pursuant to the agreement, Shengkui is committed to deliver to us the entire stated quantity in multiple shipments of 25,000 metric tons within 18 months from the date of the agreement. The aggregate value of contracted deliveries under the agreement is approximately US$162,000,000, based on a value of US$135 per metric ton. On July 28, 2006, we entered into an irrevocable agreement with Hua Yang Roneo Corporation to sell to Hua Yang Roneo 200,000 metric tons of urea conforming to certain specifications set forth in the agreement. Pursuant to the agreement, we are committed to deliver to Hua Yang Roneo the entire stated quantity in multiple shipments of 25,000 metric tons within 18 months from the date of the agreement. The aggregate value of contracted deliveries under the agreement is approximately US$34,000,000, based on a value of US$170 per metric ton. By the end of December 31, 2006, two shipments were delivered to their destinations, the purchase price and selling price of which were $139 and $155 per metric ton, respectively. These actual prices were renegotiated between the counterparties and us when the transactions had been carried out.

The Shengkui contract may create the potential for significant revenue generation for us, but also imposes significant financial risk on us if we are unable to procure commitments to purchase the remaining 1,000,000 metric tons of urea in excess of that committed to by Hua Yang Roneo. If we cannot procure such commitments, and are unable to renegotiate our contract with Shengkui, we may be subject to claims by Shengkui for damages due to breach of contract, which damages, if enforced, would harm the companies financial position.

On August 8, 2006, and amended as of August 20, 2006, the Company entered into a letter of credit contract with UPB International Sourcing Limited (“UPB”), a related party, pursuant to which the Company engaged UPB to issue a $38,500,000 letter of credit in favor of the Company to a urea supplier under the Shengkui contract. The letter of credit is for a term of 90 days and can be reissued each time its term expires until the expiration of the stated term of the urea purchase agreement. The Company shall pay UPB a commission equal to 2% of the total credit line, of which 50% must be paid in one month from the date of execution, and the balance must be paid upon the close of the first shipment of urea under the urea purchase contract.We paid UPB the first installment of $385,000 and other minor costs in 2006 and $315,000 of the second installment ($385,000) in June 2007. The balance due to UPB is $70,000 as of June 28, 2007.

UPB is a wholly-owned company of Wei Li, our Chairman of the Board and CEO, and a holder of 17.39% of our outstanding stock. Consequently, UPB’s obligations under the above letters of credit are material relative to their scale. A default by UPB of its obligations on the letters of credit could have material adverse impact on the ability of the company to continue as a going concern.

Risk Related to Our Common Stock

If an active trading market for our securities does not remain in existence, the market price of our securities may decline and stockholders’ liquidity may be reduced.

Our common stock is quoted on the OTC Bulletin Board; however, trading volume is very limited. We cannot guarantee that trading volumes to sustain a regular trading market will ever develop. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system. Market prices for our common stock will be influenced by a number of factors, including: (1) the issuance of new equity securities; (2) changes in interest rates; (3) competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; (4) variations in quarterly operating results; (5) change in financial estimates by securities analysts; (6) the depth and liquidity of the market for our common stock; (7) investor perceptions of our company and the ag-biotechnology industry generally; and (8) general economic and other conditions.

The designation of our common stock as “penny stock” could impact the trading market for our common stock due to broker-dealer requirements imposed by the designation of our common stock as “penny stock”.

Our common stock is a “penny stock” as defined in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended, as it meets the following definitions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; and (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Provisions in our charter and the corporate law of our state of incorporation could deter or prevent an acquisition or change of control.

Provisions of our certificate of incorporation may deter or prevent a change in control of management. Specifically, our certificate of incorporation allows our Board of Directors to issue 20,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the Board of Directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our certificate of incorporation may inhibit changes of control.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s Board of Directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

These provisions could also limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of our Company and/or a change in the members our Board of Directors. The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders. Accordingly, such provisions of our certificate of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Investors should not rely on an investment in our common stock for dividend income as we do not intend to pay dividends in the foreseeable future.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Therefore, investors should not rely on an investment in our common stock if they require dividend income. The only income in the foreseeable future such investors will receive from an investment in our common stock will come from increases in the market price of our common stock. There can be no assurances that the market price of our common stock will increase or continue to increase, and such increases will most likely be uncertain and unpredictable. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

It may be difficult for investors to enforce a service of process or enforce liabilities against us.

We are incorporated in the State of Delaware, and our principal executive offices are located in the State of California. However, substantially all our fixed assets and operations are located in the PRC. In addition, some of our directors and officers are Chinese citizens and residents. As a result, it may be more difficult for investors or other third parties to attach our assets in enforcement of a judgment against us or to enforce liabilities and obligations against us in certain circumstances. It may also be difficult to enforce service of process against directors and officers in China.

Risk Relating to 6% Notes Financing Arrangement

Future sales by our stockholders may negatively affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market during and following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. As of June 25, 2007, we had 75,120,710 shares of common stock outstanding, of which 4,446,646 are being registered for resale hereunder and of which approximately 45,230,000 of which we estimate have been held more than two years and are freely tradable under rule 144. We are currently registering up to 27,685,365 shares of common stock for resale by the selling stockholders.

There are a large number of shares underlying our convertible notes and warrants which may be available for future sale and the sale of these shares may depress the market price of our common stock.

We issued $2,450,000 of convertible notes (6% Notes) in 2006. As of June 25, 2007, the holders of the 6% Notes had converted into 3,256,475 shares (includes shares converted for interest) and the balance may be converted into an estimated 44,800,000 shares of our common stock based on the average price of three lowest prices within 20 trading days before June 25, 2007 and we had outstanding 6% Note Warrants to purchase 12,250,000 shares of common stock. Of particular risk is the fact that the number of shares of common stock issuable upon conversion of the outstanding 6% Notes and certain of our other outstanding convertible notes will increase if the market price of our stock declines. All of the shares issuable upon conversion of convertible notes or exercise of our warrants held by the selling stockholders may be sold without restriction under securities laws. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our 6% notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our 6% Notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal balance of our 6% Notes, based on market prices 25%, 50% and 75% below the market price as of June 25, 2007 of $0.12.

% Below Market	Price Per Share	Discount of 40%	Number of Shares
25%	0.09	0.054	40,211,116
50%	0.06	0.036	60,316,674
75%	0.03	0.018	120,633,349

As illustrated, the number of shares of common stock issuable upon conversion of our 6% Notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our 6% notes may have a depressive effect on the price of our common stock.

The 6% Notes are convertible into shares of our common stock at a 40% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion or exercise of 6% Notes and 6% Note Warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the 6% notes and exercise of outstanding 6% note warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the 6% Notes and exercise of the 6% Note Warrants will result in substantial dilution to the interests of other stockholders since the selling stockholders may sell the full amount issuable on conversion. Although the 6% Note holders may not convert their 6% Notes and/or exercise their 6% Note Warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent them from converting and/or exercising some of their holdings, selling the underlying shares and then converting the rest of their holdings. In this way, 6% Notes holders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the event that our stock price declines, the shares of common stock allocated for conversion of the 6% notes and registered pursuant to this prospectus may not be adequate and we may be required to file a subsequent registration statement covering additional shares and further amend our certificate of incorporation to increase our authorized shares of common stock. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the 6% Notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the 6% Notes. Accordingly, we have allocated an aggregate of 18,310,912 shares to cover the conversion of the 6% Notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the 6% Notes and are registering hereunder may not be adequate. If the shares we intend to allocate to the registration statement are not adequate and we are required to file an additional registration statement and further amend our Certificate of Incorporation to increase our authorized shares of common stock, we may incur substantial costs in connection with the preparation and filing of such registration statement. Specifically, pursuant to the registration rights agreement relating to the 6% Notes, if the registered shares of common stock are insufficient to cover all of the 6% Notes upon conversion, we must file a registration statement within 15 days and cause it to go effective in 120 days thereafter. If we fail to do that we are obligated to pay the 6% Notes holders liquidated damages of 2% of the outstanding principal amount of the 6% Notes per month, prorated for partial months. Registration penalties are limited to 10% of the principal amount of the Notes.

Pursuant to the securities purchase agreement relating to the sale of the 6% Notes, we must reserve for purposes of issuance a number of shares of common stock that is not less than 110% of the number of shares of common stock issuable upon full conversion of the 6% Notes based on the average conversion price of the 6% Notes and full exercise of the 6% Note Warrants based on the average exercise price of the 6% Note Warrants. Where the authorized shares of common stock are insufficient, if we fail to obtain shareholder approval to increase authorized shares within 60 days, we are obligated to pay the 6% Notes holders liquidated damages of 2% of the outstanding amount of the 6% Notes per month plus accrued and unpaid interest on the 6% Notes, prorated for partial months, in cash or in shares of common stock at our option. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

If we are required for any reason to repay our outstanding 6% notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the 6% notes, if required, could result in legal action against us, which could require the sale of substantial assets.

The 6% Notes were sold pursuant to a Securities Purchase Agreement we entered into in June 2006. The 6% Notes are due and payable, with 6% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $100,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the 6% Notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the 6% Notes will be converted into shares of our common stock, in accordance with the terms of the 6% Notes. If we were required to repay the 6% Notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the 6% Note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an event of default occurs under the securities purchase agreement, 6% notes, 6% note warrants, security agreement or intellectual property security agreement, the investors could foreclose on our assets.

In connection with the Securities Purchase Agreement we entered into in June 2006, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreement and Intellectual Property Security Agreement state that if an event of default occurs under the Securities Purchase Agreement, the 6% Notes, the 6% Note Warrants, the Security Agreement or the Intellectual Property Security Agreement, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements. If the investors were to foreclose on our assets, investors may lose all or substantially all of their investment.

The sale of our stock under the Securities Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances the provision of financing based on the distribution of equity/convertible notes for companies that are quoted on the OTC Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. Since the registration statement for this offering is effective, the number of freely tradable shares will significantly increase, thus there is a possibility that the balance of sell side pressure would overwhelmingly exceed that of the buying side. As a consequence, the price of shares will drop considerably. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline significantly and quickly. It is not possible to predict if the circumstances exist under which short sales could materialize or to what level our stock price could decline. In some companies that have been subjected to short sales the stock price has dropped to near zero.

We may not be able to access sufficient funds when needed.

We are dependent on external financing to fund our operations. Our financing needs are expected to be more than the available proceeds from the sale of the 6% Notes and warrants. Under the terms of the 6% Notes, we may not incur any debt (subject to certain exceptions) without obtaining the consent of the 6% Note holders. Further, the Securities Purchase Agreement for the 6% Notes places an obligation on us to present any term sheet received from any potential investor to the 6% Note holders for their consideration and first right of participation for as long as the 6% Notes are outstanding. These provisions may be a material obstacle for future financing. No assurances can be given future financings will be available in sufficient amounts or at all when needed.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock has been quoted on the OTC Bulletin Board of the NASD under the symbol “KWBT.OB” since March 30, 2004, and was quoted under the symbol “TTGM.OB” prior to the merger in March 2004. The merger transaction is described in the section subtitled “Our Company” under the heading, “BUSINESS”. From January 1, 2006 to June 25, 2007, the market price for our common stock has ranged from $0.32 to $0.0062.

The following table sets forth the high and low bid quotations per share of our common stock as reported on the OTC Bulletin Board for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year 2005	High	Low
First Quarter	$0.059	$0.0122
Second Quarter	$0.023	$0.007
Third Quarter	$0.0155	$0.0102
Fourth Quarter	$0.014	$0.0091

Fiscal Year 2006	High	Low
First Quarter	$0.085	$0.0062
Second Quarter	$0.30	$0.11
Third Quarter	$0.32	$0.171
Fourth Quarter	$0.26	$0.13

Fiscal Year 2007	High	Low
January 1, 2007 through June 25 , 2007	$0.26	$0.085

Holders

As of June 25, 2007, there were approximately 431 holders of record of our common stock.

Dividends

We have not paid any dividends on our common shares since the reverse merger and do not anticipate that dividends will be paid at any time in the immediate future. We intend to retain any earnings to finance the growth of the business. Whether we pay any cash dividends in the future will depend on the financial conditions, results of operations and other factors that our board of directors will consider.

Authorized and Unissued Stock

The authorized but unissued shares of our capital stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. In the event of an unsolicited tender offer or takeover proposal, the increased number of shares could give us greater opportunity to issue shares to persons who are friendly to management. The shares might also be available to make acquisitions or enter into other transactions that might frustrate potential acquirers.

2004 Stock Incentive Plan

At the annual meeting of the stockholders held on September 12, 2006, our shareholders approved an amendment to our 2004 Stock Incentive Plan to increase the number of shares reserved for options and other stock awards under it to 3,047,907 shares, and to increase the limit on the number of shares that may be granted to any participant in a fiscal year to 500,000. The Plan is a key aspect of our compensation program, designed to attract, retain, and motivate the highly qualified individuals required for our long-term success.

As of June 25, 2007, 1,637,900 options are issued and outstanding under 2004 Stock Incentive Plan, and 1,410,007 options remain available under the Plan for future grant. No stock options had been exercised by any officers or directors as of June 25, 2007. We have not adjusted or amended the exercise price of any stock options previously awarded to any named executive officers as of June 25, 2007. As of June 25, 2007, the closing price of our common stock as reported on the OTC Bulletin Board was $0.12, which was lower than the exercise price of an of our outstanding stock options. The weighted average exercise price of all of our outstanding stock options is $0.175. For more detail regarding stock option grants, see the section subtitled “Equity Compensation Information” under the heading “EXECUTIVE COMPENSATION”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATION

The following discussion and analysis of financial condition and results of operations relates to management’s review of the factors that affected our financial condition and operating performance for the years ended December 31, 2006 and 2005 and for the quarterly period ended March 31, 2007. The following discussion and analysis should be read in conjunction with the 2006/2005 Financial Statements and related notes thereto and consolidated financial statements as of and for the three month ended March 2007 (the “2007 Q1 Financial Statements”) and related notes thereto.

In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our consolidated financial statements including the notes thereto, together with the reports thereon of Mao & Company CPAs, Inc.(“Mao & Co”) are presented beginning on page F-1.

Overview

The Company took its present corporate form in March 2004 when the shareholders of Tintic, a Utah public corporation, entered into a share exchange transaction with the shareholders of Kiwa BVI, a privately-held British Virgin Islands corporation that left the shareholders of Kiwa BVI owning a majority of Tintic and Kiwa BVI a wholly-owned subsidiary of Tintic, See the section subtitled “Our Company” under the heading “BUSINESS”. For accounting purposes this transaction was treated as an acquisition of Tintic by Kiwa BVI in the form of a reverse triangular merger and a recapitalization of Kiwa BVI and its wholly owned subsidiary, Kiwa Shandong. On July 21, 2004, we completed our reincorporation in the State of Delaware.

We have two operating subsidiaries in China: (1) Kiwa Shandong in 2002, a wholly-owned subsidiary, and (2) Kiwa Tianjin in July 2006, of which we hold 80% equity. Our company chart is presented and our businesses, including bio-fertilizer, bio-enhanced feed and AF-01 anti-viral aerosol, are described in detail in the section subtitled “Our Company” under the heading “BUSINESS”.

Results of Operations and Financial Resource

Since inception of our bio-ag business, we have generated approximately $6.66 million of revenue in total. The following table sets forth the total amount of revenue we have generated in each fiscal year.

Fiscal Year	Revenue (Million $)
2003	0.04
2004	1.3
2005	0.63
2006	3.31
First quarter of 2007	1.38
Total	6.66

We have been unprofitable since inception of our bio-ag business. As of March 31, 2007, our accumulated deficit was $8,405,914, due in part to net losses of $639.259, $2,284,099 and $1,327,759 for the first quarter of 2007 and for the fiscal years ending December 31, 2006 and 2005, respectively.

Due to our limited revenues from sales, we have relied on the proceeds from the sale of our equity securities and loans from both unrelated and related parties to provide the resources necessary to fund the development of our business plan and operations. During fiscal 2006, we raised $685,906 in debt financing from two related parties, $754,416 from issuance of common stock under a stock purchase agreement dated as of March 10, 2006 and $2,204,000 (net of financing costs of $246,000) from issuance of the 6% Notes (see further discussion of 6% Notes transaction below and at Note 15 to the 2006/2005 Financial Statements).

Our initial plan was to apply the net proceeds of $2,204,000 from the sale of the 6% Notes as follows: approximately $550,000 of the offering was to be used to satisfy fees and expenses of the offering, and to satisfy accounts payable to service providers, approximately $400,000 was to be applied to our bio-fertilizer project (research, development and sale of bio-fertilizers), $480,000 is committed to our Kiwa Tianjin livestock feed joint venture, and approximately $774,000 was to be applied to our AF-01 anti-viral aerosol agent project (research, development and sale of anti-viral aerosol agents). Due to delay in acquiring a veterinary factory with GMP qualification and obtaining prerequisite test or trial reports, we have thus far used approximately $200,000 of the $774,000 allocated to the AF-01 anti-viral aerosol agent project. In the second half of 2006, we applied$400,000 of the amount allocated to our urea entrepot trade.

These funds are insufficient to execute our business plan as currently contemplated, and we will need to seek other sources of funding to sustain our operations. If we can achieve the necessary financing, our plan is to continue develop our manufacturing facility. As of March 31, 2007, we have invested approximately $2.4 million in our bio-fertilizer project, of which $1.06 million has been used in buildings and $560,000 in equipment. We estimate that the total investment for the completion of the construction and acquisition of our manufacturing facility for bacillus fertilizer, livestock feed and anti-viral aerosol agent products and the respective marketing and distribution costs will be approximately $5 million over an estimated two-year period.

We do not anticipate generating sufficient positive internal operating cash flow to fund our planned operations for several years. In the next year, we intend to raise additional capital through the issuance of debt or equity securities to fund the development of our planned business operations, although there can be no assurances that we will be successful in obtaining this financing. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Major Customers and Suppliers

See the sections subtitled “Raw Materials and Suppliers” and “Customers” in the item “BUSINESS”.

Going Concern

See the sections subtitled “Going Concern” in Note 1 to the 2007 Q1 Financial Statements, and also Note 1 to the 2006/2005 Financial Statements.

Results of Operations

Comparison of Three Months Ended March 31, 2007 and 2006

Net Sales

Net sales were $1,384,093 and $11,023 for the three months ended March 31, 2007 and 2006 respectively, representing a 124.6-fold increase. The significant increase in sales is due to the expansion of our business into a new segment, bio-enhanced feed, which generated significant revenue amounting to $1,372,117 in the first quarter of 2007. The revenues generated from our bio-fertilizer business for the three months ended March 31, 2007 were $11,976.

Cost of Sales

Costs of sales were $1,245,770 and $7,410 for the three months ended March 31, 2007 and 2006, respectively. The increase of $1,238,360 (167.1 fold) in cost of sales was primarily due to the rapid increase of sales.

Gross Profit

Gross profit was $138,323 for the three months ended March 31, 2007, representing an average profit margin of 10.0%. The profit margin for bio-fertilizer and bio-enhanced feed was 23.9% and 9.9%, respectively. Gross profit was $3,613 for the three months ended March 31, 2006, a profit margin of 32.8%.

Consulting and Professional Fees

Consulting and professional fees were $189,461 and $44,400 for the three months ended March 31, 2007 and 2006 respectively, representing an increase of $145,061 or 326.7%. The increase was primarily attributable to investor relation fees both in cash and of amortization of the fair value of 1.8 million shares of common stock issued in October 2006, and amortized financing commission relating to the 6% Notes.

Officers’ Compensation

Officers’ compensation increased by $59,075, or 9.9 fold, to $65,042 for the three months ended March 31, 2007, as compared to $5,967 for the three months ended March 31, 2006. The increase was mainly due to the recruitment of new senior management staff and amortization of fair value of options granted to directors and officers.

General and Administrative

General and administrative expense was $179,024 for the three months ended March 31, 2007, as compared to $68,934 for the same period of 2006. The increase of $110,090 (159.7%) was primarily due to operating costs of our new bio-enhanced feed segment and the increase in the number of employees.

Selling expenses

During the three months ended March 31, 2007, selling expenses were $143,625, a $140,337 or 42.7-fold increase compared to $3,288, the amount of selling expenses for the three months ended March 31, 2006. The increase is due primarily to the fact that we incurred selling expenses of $127,840 in our new bio-enhanced feed segments since August 2006, and selling expenses in the bio-fertilizer business increased by $15,785 for the three months ended March 31, 2007, as compared to $3,288 for the same period of 2006.

Research and Development

Research and development expenses increased $41,403, or 5.2 fold, to $49,304 for the three months ended March 31, 2007, as compared to $7,901 for the three months ended March 31, 2006. The increase is mainly due to fixed operation fees of Kiwa-CAU Bio-Tech Research & Development Center beginning in July 2006, which amounted to RMB 250,000 (approximately $32,300) per quarter.

Depreciation and Amortization

Depreciation and amortization, excluding depreciation included in cost of production and deprecation of research equipment, decreased $1,889, or 5.7%, to $31,273 for the three months ended March 31, 2007, as compared to $33,162 for the three months ended March 31, 2006. The abnormally high depreciation and amortization for the three months ended March 31, 2006 was due to partial depreciation of our facilities recognized as current-period charges because of abnormally lower production over that period.

Interest Expense

Interest expense increased $101,354, or 4.15 fold, to $125,758 for the three months ended March 31, 2007, as compared to interest expense of $24,404 for the three months ended March 31, 2006. This increase is due to the interest of the 6% Notes and amortization of discount related to allocation of fair value of warrants issued to purchasers of the 6% Notes.

Net Loss

Net loss increased $454,816 or 246.6% to $639,259 (including non-cash expenses of $251,890) for the three months ended March 31, 2007, as compared to $184,443 for the three months ended March 31, 2006. This increase resulted from the following primary factors: (1) increase in gross profit of $134,710; (2) increase in operating expenses of $359,633; (3) increase in interest expenses of $101,354; and (4) there was $6,171 of net loss born by a minority shareholder in subsidiary in 2007 and nil in 2006.

Comprehensive Loss

Comprehensive loss increased by $585,202, or 329.2%, to $763,054 for the three months ended March 31, 2007, as compared to $177,802 for the comparable period in 2006. The reasons for the increase in comprehensive loss in the current period as compared to the comparable period in 2006 primarily include: (1) gross profit increased by $134,710; (2) all expenses (which includes operation expenses and interest) increased by $460,987; and (3) there was a currency translation adjustment increase of $130,435 for the current period.

Comparison of fiscal years Ended December 31, 2006 and 2005

Net Sales

Net sales were $3,306,715 and $631,794 for the twelve months ended December 31, 2006 and 2005, respectively, representing an increase of 423.4%. The significant increase in sales is due to the expansion of our business into a variety of new segments, of which bio-enhanced feed business and entrepot trade business generated significant revenue amounting to $2,459,789 and $800,000 in 2006, respectively. The revenues generated from our bio-fertilizer business for the twelve months ended December 31, 2006 were $46,926. The significant drop in bio-fertilizer is due to temporarily closing of our manufacturing facility for the planned upgrade to manufacture bacillus fertilizer in the fourth quarter of 2005 as a result of incompletion of an anticipated fundraising. We resumed production in 2006, but the production volume has remained low.

Cost of Sales

Cost of sales was $2,711,419 and $232,692 for the twelve months ended December 31, 2006 and 2005, respectively. The increase of $2,478,727 (10.6 fold) in cost of sales was primarily due to the rapid increase of sales.

Gross Profit

Gross profit was $595,296 and $399,102, representing a profit margin of 18.0% and 63.2% for the twelve months ended December 31, 2006 and 2005, respectively. This increase of $196,194 (49.2%) resulted from generation of significant revenues from commencement of our new business segments in 2006 of bio-enhanced feed and urea entrepot trade. We produced only bio-fertilizer in 2005. In fiscal 2006, gross profits from urea entrepot trade, bio-enhanced feed and bio-fertilizer were $ 415,000, $170,510 and $9,786, respectively.

Consulting and Professional Fees

Consulting and professional fees were $852,107 and $614,532 for the twelve months ended December 31, 2006 and 2005, respectively, representing an increase of $237,575 or 38.7%. Most of these fees are related to fundraising, investor relations, public company operations and marketing. The increase in consulting and professional fees in 2006 is primarily attributable to consulting and professional fees relating to investor relation service, financing commissions and legal fees in connection with the financing of 6% Notes.

Officers’ Compensation

Officers’ compensation was $176,528 and $38,727, respectively, for the twelve months ended December 31, 2006 and 2005. The $137,801 or 355.8% increase is mainly due to the recruitment of new senior management staff and amortization of fair value of stocks issued and option granted to directors and officers.

General and Administrative

General and administrative expenses were $605,071 and $509,674 for the twelve months ended December 31, 2006 and 2005, an increase of $95,397 or 18.7%. The increase is largely attributable to the expansion of our business into bio-enhanced feed industry. General and administrative expenses include salaries, travel and entertainment, rent, office expense, telephone expense and insurance costs.

Selling expenses

During the fiscal year ended December 31, 2006, selling expenses were $521,608, a $449,587 or 6.2-fold increase compared to $72,021 for fiscal year 2005. The reasons for this increase included: (1) we incurred $208,284 in selling expenses in our new bio-enhanced feed segment; (2) we incurred selling expenses of $313, 324 in our bio-fertilizer business in 2006, an increase of $241,303 as compared to the same period of last year, most of which incurred in the fourth quarter of 2006 in connection with our new marketing initiative in Shandong Province and Xinjiang Region. Management believes that such expenses will benefit the Company in 2007.

Research and Development

Research and development expenses increased by $108,455 or 9.6 fold to $119,719, for the twelve months ended December 31, 2006, as compared to $11,264 for the twelve months ended December 31, 2005. This increase is attributable to operating expenses of Kiwa-CAU R&D Center, depreciation of experimental equipment, field test fees paid to Soil and Fertilizer Stations and fertilizer license fees paid to relating approval authorities in 2006. For information about the Kiwa-CAU R&D Center, see “Intellectual Property and Product Lines- Kiwa-CAU R&D Center” under the heading “BUSINESS”.

Depreciation and Amortization

Depreciation and amortization, excluding depreciation included in cost of production and deprecation of research equipment, increased $65,728 to $172,011, or 61.8%, for the twelve months ended December 31, 2006, as compared to $106,283 for the same period of 2005. The increase is mainly due to very low-volume production of Kiwa Shandong and, as a result, part of the depreciation of its manufacturing facility was recorded as operating expenses.

Allowance and Provision

During the fiscal year ended December 31, 2006, we accrued allowance and provision of $220,148 in total, among which bad debt provision was $172,109 and inventory impairment allowance was $48,039 (see “Critical Accounting Policies and Estimates” below in this section). Comparing to fiscal year 2005, there was an increase of 165.4%, which is due to both the increase of accounts receivable over one year and finished goods exceeding their quality guarantee period.

Net Interest Expenses

Net interest expenses were respectively $231,559 and $293,834 for the fiscal year ended December 31, 2006 and 2005, representing a $62,275 or 21.2% decrease. The factors associated with this decrease mainly include the following: (1) amortization of beneficial conversion feature of convertible loan charged as interest expenses was nil in 2006 and $106,666 in 2005; (2) amortization of fair value of warrants in 2006 was $102,488, representing an increase of $24,042, compared to $78,446 in 2005; and (3) financing cost relating to financing advisor of 6% Notes was $16,385 in 2006, and no expense of the same kind was incurred in 2005.

Net Loss

Our net loss for the fiscal year of 2006 was $2,284,099 (including non-cash expenses $759,681), an increase of $956,340 or 72.0% compared to $1,327,759 for the fiscal year of 2005. This increase resulted from the following factors: (1) increase in gross profit of $196,194; (2) increase in operating expenses of $1,231,749; (3) decrease in interest expenses of $62,275; (4) there was $2,416 in other income in 2005 and no such income in 2006; and (5) there was negative $19,356 in minority interest in subsidiary in 2006 and nil in 2005.

Comprehensive Loss

Comprehensive loss increased by $1,074,474 to $2,379,875 for the twelve months ended December 31, 2006, as compared to $1,305,401 for the comparable period of 2005. The increase in comprehensive loss in the current year as compared to the fiscal year of 2005 is due to an increase of $956,340 in net loss and an increase of $118,134 in other comprehensive loss due to currency translation adjustment.

Liquidity and Capital Resources

Since inception of our ag-biotech business in 2002, we have relied on the proceeds from the sale of our equity securities and loans from both unrelated and related parties to provide the resources necessary to fund our operations and the execution of our business plan. This trend is expected to continue.

As of March 31, 2007, our current liabilities exceeded current assets by $11,214, reflecting a current ratio of 0.99:1, compared to net working capital $474,837, reflecting a current ratio of 1.26:1 as of December 31, 2006.

As of March 31, 2007 and December 31, 2006, we had cash of $773,657 and $498,103, respectively. The change is outlined as follows.

During the three months ended March 31, 2007, our operations provided cash of $335,773 as compared to $91,546 used in operations for the three months ended March 31, 2006. The improvement of operating cash flow is mainly attributable to the collection of accounts receivable relating to the urea entrepot trade closed in 2006.

During the three months ended March 31, 2007, we utilized $89,493 for the purchase of property and equipment and repayment of construction costs payable, as compared to $3,625 during the three months ended March 31, 2006.

During the three months ended March 31, 2007, net cash inflow from financing activities was $7,369, including advances of $55,818 from related parties, the repayment $47,085 to related parties and also repayment of $1,364 of long-term borrowings. During the three months ended March 31, 2006, we generated $81,413 from financing activities, consisting of the proceeds from the issuance of common stock of $126,284 and several advances from related parties of $44,268, offset by the repayments of the Cornell Note of $87,135 and long-term borrowings of $2,004.

As of December 31, 2006 and 2005, we had cash of $498,103 and $14,576, respectively. The change is outlined as follows.

During the fiscal year ended December 31, 2006, our operations utilized cash of $2,066,248 as compared with $419,827 used by operations for the fiscal year ended December 31, 2005. Such cash was mainly used in working capital of bio-enhanced feed business, cost of urea entrepot trade, market development fee for bio-fertilizer, and repayment of accounts payable to venders and service providers.

During the fiscal year ended December 31, 2006, we utilized $126,443 to acquire AF-01 anti-viral aerosol technology and $36,600 for the purchase of property and equipment and repayment of construction costs payable, as compared to $229,989 utilized for the purchase of equipment for the fiscal year ended December 31, 2005.

During the fiscal year ended December 31, 2006, we generated $2,655,333 from financing activities, consisting of the proceeds of $754,416 from issuance of common stock, issuance of the 6% Notes in the amount of $2,204,000 (net of financing costs of $246,000) and several advances or loans from related parties in the total amount of $685,906, offset by the repayments of amounts of $651,069 due to related parties, convertible notes of $307,135 and long-term borrowings of $20,785. During the fiscal year ended December 31, 2005, we generated $632,570 from financing activities, consisting of the proceeds from convertible notes payable of $720,000 and loans from related parties of $488,501, offset in part by the repayment of a short-term loan of $50,000, to related parties of $163,741, convertible notes payable of $350,000 and long-term borrowings of $12,190.

As of March 31, 2007, we had an accumulated deficit of $8,405,914, of which $7,766,655 incurred from inception to December 31, 2006 and $639,259 (including non-cash expenses of $251,890) for the three months ended March 31, 2007, respectively. We do not anticipate generating sufficient positive operating cash inflow to fund our planned operations.

If we can achieve the necessary financing, our plan is to continue to develop our manufacturing facility. As of March 31, 2007, we have invested approximately $1.62 million in the first phase of our manufacturing facility, including $1.06 million in buildings and $560,000 in equipment. We estimate that the total investment for the completion of the construction and acquisition of our manufacturing facility for bacillus fertilizer, livestock feed and anti-viral aerosol agent products and the respective marketing and distribution costs will be approximately $5 million over an estimated two-year period.

We do not anticipate generating sufficient positive internal operating cash flow to fund our planned operations for several years. In the next year, we intend to raise additional capital through the issuance of debt or equity securities to fund the development of our planned business operations, although there can be no assurances that we will be successful in obtaining this financing. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Critical Accounting Policies and Estimates

We prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. In addition, you should refer to our accompanying audited 2006/2005 Financial Statements and unaudited 2007Q1 Financial Statements, and the related notes thereto, for further discussion of our accounting policies.

Account Receivables

The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when amounts are not considered fully collectable. According to the Company’s credit policy, the Company generally provides 100% bad debt provision for the amounts outstanding over 365 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice in the China region.

Terms of our sales vary from cash on delivery to a credit term up to three to twelve months. Ordinarily, we require our customers to pay between 20% and 60% of the purchase price of an order placed, depending on the results of our credit investigations, prior to shipment. The remaining balance is due within twelve months, unless other terms are approved by management. As stated in “RISK FACTORS”, the agriculture-biotechnology market in China is in the early stages of development and we are still in the process of exploring the new market. We may also distribute our bio-products to special wholesalers with favorable payment terms with a focus on the future. We maintain a policy that all sales are final and we do not allow returns. However, in the event of defective products, we may allow customers to exchange the defective products for new products within the quality guarantee period. In the event of any exchange, the customers pay all transportation expenses.

As of March 31, 2007, there was $261,425 in accounts receivable over 365 days old, of which $251,630 is attributable to two fertilizer customers. We had established repayment schedules with these two customers in April 2006 to extend credit periods of their accounts receivable over one year at that time to October 2006. Before September 30, 2006, these two customers made repayments of RMB 4,291,900 (approximately $542,680) on schedule. However the installment committed in the fourth quarter of 2006 was not paid on schedule. In addition, these two customers did not carry out any transaction with us in 2006, we established a bad debt reserve of $261,425 based on accounts receivable older than one year.

Inventories

Inventories are stated at the lower of cost, determined on the weighted average method or net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs to complete and dispose.

As of December 31, 2006, there were $48,039 in finished goods exceeding their quality guarantee period, and we accrued impairment allowance for these inventories.

Impairment of Long-Lived Assets

Our long-lived assets consist of property and equipment and intangible assets. As of March 31, 2007, the net value of property and equipment and intangible assets was $1,469,104 and $325,152, respectively, which represented approximately 34.3% and 7.6% of our total assets, respectively.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets.

The production volume of Kiwa Shandong has been increasing gradually this year and we expect to complete its facility upgrade in the near future. Kiwa Tianjin has been in normal operations since its inception. In addition, we are now in the process of applying for statutory licenses for the AF-01 technology and acquisition of GMP qualified veterinary factory. Based on our analysis, we have determined that there was no impairment to our current production facilities and intangible assets as of March 31, 2007.

Revenue Recognition

We recognize revenue for our products in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”. Sales represent the invoiced value of goods, net of value added tax, supplied to customers, and are recognized upon delivery of goods and passage of title.

Pursuant to EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, if the company carry out a transaction which has the following indicators: (1) The supplier (not the company) is the primary obligor in the arrangement; (2) The amount the company earns is fixed; (3) The supplier (and not the company) has credit risk, the company shall recognize revenue based on the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier). We evaluate the relevant facts and circumstances of our urea entrepot trade, and recognize revenue in accordance with this principle.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than not that the assets will not be recovered.

Trends and Uncertainties in Regulation and Government Policy in China

Agricultural Policy Changes in China

Economic growth in China has averaged 9.5% over the past two decades and seems likely to continue at that pace for some time. Per China Statistics Bureau, gross domestic product in 2006 increased 10.7% compared to 2005. However China now faces an imbalance between urban and rural environments as well as the manufacturing and agricultural industries. Since 2004, the Chinese central government has consecutively announced a so-called No. 1 Document each year concerning the countryside. The latest No.1 document unveiled on January 29, 2007 contains wide-ranging polices to improve sustainable agriculture and raise the incomes of hundreds of millions of farmers, such as to encourage farmers to use more environmentally-friendly fertilizers and pesticides to reduce pollution of the soil, rivers and lakes. On December 29, 2005, the Standing Committee of the National People’s Congress decided to abolish the agricultural tax starting January 1, 2006. The abolition of the agricultural tax would increase incomes of farmers and ease their financial burdens. Other current programs and regulations favorable to agriculture include: (1) Decision of the State Council on Implementing the Interim Regulation on Promoting the Adjustment of Industrial Structure promulgated by the State Council on December 7, 2005, (2) Guiding Catalogue for the Adjustment of Industrial Structure issued by the State Council, the National Development and Reform Commission on December 7, 2005, and (3) Outline of National Medium and Long-Term Plans for Science & Technology Development (2006-2020) promulgated by the State Council on February 9, 2006. We should benefit from these favorable policies as farmers will retain more of their income and will most likely spend some of that income on our products, resulting in greater sales. In addition, we anticipate receiving additional governmental support in marketing our products to farmers due to additional procedural changes included with the new policy.

General Fiscal and Monetary Policy Changes in China

The volatility in the inflation rate in China in the past decade (almost eight times that in the United States and four times that in Western Europe) suggests that China’s domestic monetary policy has not always been successful in maintaining low and stable inflation. In recent years, China has been adopting restricted or prudent fiscal and monetary policies to fight potential inflation. However, the agricultural area has been one of a few industries which will continue to enjoy expansionary policy. We have previously benefited from these policies, as evidenced by our receipt of non-interest bearing loans of over $1.5 million from the Chinese government so far and value-added tax exemption for our bio-enhanced feed products. As the government further increases investment in the agricultural area, we believe that similar loans or other favorable financing programs will be made available to us in the future, which we anticipate will assist us with managing liquidity and capital resources during our growth period. However, if these financing programs are not made available in the future, we may have to borrow on terms which are less favorable to us, or we may not be able to borrow additional funds at all on terms which are acceptable.

Foreign Investment Policy Change

On March 16, 2007, China’s parliament, the National People’s Congress, adopted the Enterprise Income Tax Law, which will take effective on January 1, 2008. The new income tax law sets a unified income tax rate for domestic and foreign companies at 25% and abolishes the favorable policy for foreign invested enterprises. After this law takes effect, newly established foreign invested enterprises will not, in general, enjoy favorable tax treatment as in effect under current tax laws. However, a 15%corporate income tax rate for qualified high and new technology enterprises survives and will not be geographically restricted to high and new tech areas recognized by the central government. Foreign invested enterprises that currently benefit from other favorable tax treatment will continue to enjoy favorable tax treatment, although the conditions under which the benefit is available are narrowed. For example, according to the enterprise income tax law currently in effect, our PRC subsidiaries, Kiwa Shandong and Kiwa Tianjin are exempt from corporate income taxes for their first two profitable years and are entitled to a 50% tax reduction for the succeeding three years. However after the new income tax law takes effect, fiscal year 2008 shall be regarded as the first profitable year even if Kiwa Shandong or Kiwa Tianjin have not been profitable, thereby narrowing the time period when the favorable tax treatment may be available to us. Although less favorable than before the adoption of the Enterprise Income Tax Law, we believe the beneficial tax status we enjoy will make an investment in our Company relatively more attractive to both foreign and domestic investors in China, which could improve our liquidity or provide additional capital resources. However, the PRC is undergoing a significant transition period in the development of its tax policy for private industry and it is possible that the tax laws could be modified in the future such that we would be ineligible for these benefits. In such case our tax liability will increase and our liquidity will decrease.

Foreign Exchange Policy Changes

China is considering allowing its currency to be freely exchangeable for other major currencies. This change will result in greater liquidity for revenues generated in Renminbi (“RMB”). We would benefit by having easier access to and greater flexibility with capital generated in and held in the form of RMB. The majority of our assets are located in China and most of our earnings are currently generated in China, and are therefore denominated in RMB. Changes in the RMB-U.S. Dollar exchange rate will impact our reported results of operations and financial condition. In the event that RMB appreciates over the next year as compared to the U.S. Dollar, our earnings will benefit from the appreciation of the RMB. However, if we have to use U.S. Dollars to invest in our Chinese operations, we will suffer from the depreciation of U.S. Dollars against the RMB. On the other hand, if the value of the RMB were to depreciate compared to the U.S. Dollar, then our reported earnings and financial condition would be adversely affected when converted to U.S. Dollars.

On July 21, 2005, the People’s Bank of China announced it would appreciate the RMB, increasing the RMB-U.S. Dollar exchange rate from approximately US$ 1.00 = RMB 8.28 to approximately US$ 1.00 = RMB 8.11. So far the trend of appreciation continues; the exchange rate of U.S. Dollar against RMB on June 25, 2007 was US$ 1.00 = RMB 7.6192.

Commitments and Contingencies

See Note 18 to the 2007 Q1 Financial Statements.

Off-Balance Sheet Arrangements

At March 31, 2007 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Recent Accounting Pronouncements

See Note 2 to the 2007 Q1 Financial Statements and Note 2 to the 2006/2005 Financial Statements.

BUSINESS

Our Company

We are the result of a share exchange transaction completed in March 2004 between the shareholders of Tintic Gold Mining Company (“Tintic”), a corporation originally incorporated in the state of Utah on June 14, 1933 to perform mining operations in Utah, and the shareholders of Kiwa Bio-Tech Products Group Ltd. (“Kiwa BVI“), a company originally organized under the laws of the British Virgin Islands on June 5, 2002. The share exchange resulted in a change of control of Tintic, with former Kiwa BVI stockholders owning approximately 89% of Tintic on a fully diluted basis and Kiwa BVI surviving as a wholly-owned subsidiary of Tintic. Subsequent to the share exchange transaction, Tintic changed its name to Kiwa Bio-Tech Products Group Corporation. On July 21, 2004, we completed our reincorporation in the State of Delaware.

We have two operating subsidiaries in China: (1) Kiwa Bio-Tech Products (Shandong) Co., Ltd. (“Kiwa Shandong”) in 2002 and (2) Tianjin Kiwa Feed Co., Ltd. (“Kiwa Tianjin”) in July 2006. The following chart summarizes our organizational and ownership structure.

We develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for agriculture. Our main product groups are bio-fertilizer, biologically enhanced livestock feed, and animal drugs and disinfectants. Our products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes.

Bio-fertilizer

We have developed a number of bio-fertilizer and other products for plants and are developing more. In 2002, Kiwa BVI chartered Kiwa Shandong, a wholly-owned subsidiary organized under the laws of China, as its offshore fertilizer manufacturing base to capitalize on low cost, high quality manufacturing advantages available in China. In October 2003, Kiwa Shandong completed the first phase of construction of its manufacturing facility in Shandong Province, China. In November 2003, Kiwa Shandong began shipping its first bio-fertilizer product to the agricultural market in China.

In order to develop bacillus fertilizer products, we closed our existing manufacturing facility in Shandong in mid 2005 for a facility upgrade and used our working capital to purchase raw materials for producing bacillus fertilizer. However, an anticipated financing in the fourth quarter of 2005 was not realized and the upgrade plan had to be suspended temporarily due to capital shortage. We closed a financing in the second half of 2006, which allowed us to resume the upgrade of our facility. We expect to complete the upgrade by July 2007. In 2006, we resumed small-scale production, but so far the volume remained low.

Bio-enhanced Feed

On July 11, 2006, we entered into a joint venture with Tianjin Challenge Feed Co., Ltd. (“Challenge Feed”) to engage in the developing, manufacturing and marketing of biologically enhanced feed for livestock. The joint venture is through Kiwa Tianjin, our 80% subsidiary formed under the laws of China. Pursuant to our joint venture agreement with Challenge Feed, we invested $480,000 in cash for our 80% equity share of Kiwa Tianjin and Challenge Feed invested machinery and equipment used in one of its two bio-feedstuff production lines with an agreed value of $120,000 for the remaining 20% equity. We also lease another production line from Challenge Feed. With these two production lines, Kiwa Tianjin’s total annual production capacity is approximately 40,000 metric tons of concentrated and supportive feeds. Since it began operation in August, 2006, sales amounted to $3,831,906 through March 31, 2007.

AF-01 Anti-viral Aerosol

On May 8, 2006 we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech co., Ltd. (“JKB”), which will become fully effective when we have finished paying the first installment of consideration according to the payment schedule in the contract. Pursuant to the agreement, JKB agreed to transfer its AF-01 Anti-Viral Aerosol technology for veterinary medicine applications to the Company. The AF-01 aerosol technology is a broad-spectrum antiviral agent with potent inhibitory and/or viricidal effects on a variety of RNA viruses found in animals and fowl such as bird flu. We acquired the exclusive production right and other related rights to produce an anti-viral aerosol drug for use with animals. Our hope is to develop a commercialized product in the form of a spray for applying in fowl houses and other animal holding facilities to prevent and cure virus-caused diseases.

We are now in the process of applying for statutory licenses for the AF-01 technology. Before marketing this product, we will need to: (1) successfully complete a safety evaluation, pre-clinical study, pharmacological and toxicological test, clinical trial report, stability test report, environmental impact report, residue depletion test and other obligatory experiments by statutory authorities; (2) pass an evaluation by the veterinary drug evaluation institution established by Administrative Department for Veterinary Medicine of State Council (the “Administrative Department”) and pass a sample quality retrial by a test institution established by the Administrative Department after the application is accepted; (3) acquire a Registration Certificate of New Veterinary Drug from the Administrative Department compliant with its drug qualification standards; (4) acquire a company or factory with GMP qualification and submit the application for Approval Number of Veterinary Drug Products in the name of the acquired company to the Administrative Department; and (5) pass an evaluation of manufacturing requirements by the Administrative Department and procure a Veterinary Drug Manufacturing License. There can be no assurance that we can acquire such prerequisite approvals and licenses, or how much time it will take.

Such procedures are subject to Regulations on Administration of Veterinary Drugs promulgated by Decree No. 404 of the State Council of China on April 9, 2004, Measures for Registering of Veterinary Drugs and Measures for Administration of Approval Number of Veterinary Drug Products promulgated by Decree No. 44 and No.45 respectively of the PRC Ministry of Agriculture on November 24, 2004, and other applicable rules and regulations of China.

Pursuant to the Technology Transfer Agreement, JKB will exclusively supply to us the raw material medicine for AF-01 anti-viral aerosol, which must have an index of 200,000 zymolysis units per milliliter. There is no alternative supplier if JKB fails to perform its supply obligations on the contract.

Strategies

With the world’s largest population to feed, China’s demand for agricultural products is immense. Problems with pollution and soil contamination have increased pressure on the Chinese government to conserve land and enhance environmental protection. Serious diseases such as H5N1 avian flu are spreading around the world and have threatened animal husbandry. More critically, such diseases have threatened the health and safety of humans through possible bird to human and human to human transmission. China thus faces an urgent need to improve unit land yield, prevent and treat such diseases, and reduce pollution. We plan to address this need through the development of our ag-biotech products which may resolve many of these problems in environmentally friendly ways. To exploit this opportunity, our core strategies are as follows:

•	build a platform for world-class biotechnological research and development results to be commercialized into products for applications in agriculture;

•	invest in mature technologies that will not require large amounts of research expense to develop into commercial products;

•	establish strategic alliances for research and development, sales and distribution and customer acquisition with complimentary entities in the biological-agriculture industry;

•	establish manufacturing capability in China by improving our existing facility, constructing new facilities or acquiring established facilities;

•	enhance overall management systems, operational structure and corporate governance; and

•	utilize proprietary technology to supply products at lower cost than our competitors.

Our sales strategy involves utilizing both a direct sales force and distribution networks. Our distribution efforts are expected to include the following:

•	leveraging government support and existing rural area distribution networks to more effectively reach end-users;

•	cooperating with special agricultural production materials distributors who also help farmers resell their products;

•	focusing on large-to-medium size wholesalers of agricultural production materials at provincial and municipal levels;

•	establishing a three-level distribution network consisting of a company-centralized sales office, prefectural representative office and direct distributors in villages and towns; and

•	leveraging existing sales channel network of affiliates’ products to save costs of building the network from scratch.

We plan to target major agricultural companies and growers as customers that can realize significant financial benefits from using our products including:

•	high value crop (such as fruits and vegetables) growers and breed bases in China that supply major cities;

•	agricultural producers in China who export to Japan, Korea and other regional markets; and

•	“green” or organic growers throughout the world.

Given the global trend of customers favoring environmentally safe organically grown food, growers’ needs for higher yields and better quality and increasing pressure of treating and preventing such diseases as H5N1 avian flu, we also foresee strong market needs in other international markets including East Asia and Southeast Asia. We plan to explore these markets when the time is right.

Intellectual Property and Product Lines

Our goal is to build a platform to commercialize bio-technological research and development results for applications in agriculture and environmental protection. In this respect, we are working on developing cooperative research relationships with several universities and institutions in China. When our liquidity position improves, we also intend to continue to acquire technologies to reduce research and development costs and shorten commercialization cycles.

Bio-fertilizer

We have developed four series of bio-fertilizer products with bacillus spp and/or photosynthetic bacteria as core ingredients. Bacillus spp is one type of species that interacts with plants and promotes biological processes. It is highly effective for promoting plant growth, enhancing yield, improving quality and elevating resistances. Photosynthetic bacteria are a group of green and purple bacteria. Bacterial photosynthesis differs from green plant photosynthesis in that bacterial photosynthesis occurs in an anaerobic environment and does not produce oxygen. Photosynthetic bacteria can help enhance the photosynthetic capacity of green plants by increasing the utilization of sunlight. This helps keep the photosynthetic process at a vigorous level, enhancing the capacity of plants to transform inorganic materials to organic products. It greatly boosts overall plant health and the productivity of agricultural products.

Our photosynthetic bacteria based fertilizers are protected by trade secret. Our bacillus bacteria based fertilizers are protected by patents. On April 12, 2004, we entered into an agreement with China Agricultural University (“CAU”) to acquire from the university Chinese patent no. ZL 93101635.5 entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing”. The aggregate purchase consideration under the agreement was $480,411, of which $60,411 was paid in cash in 2004, and for the balance of the consideration, we issued 1,000,000 shares of our common stock to CAU in September 2004, valued at $0.42 per share based on its fair market value on July 20, 2004 (aggregate value of $420,000), the date when the transfer of the patent was approved.

The patent acquired from CAU covers six different species of bacillus which have been tested as bio-fertilizers to enhance yield and plant health. The production methods of the six species are also patented. The patent will expire on February 9, 2013. There are no limitations under this agreement on our exclusive use of the patent. Pursuant to our agreement with CAU, the university agreed to provide research and technology support services at no additional cost to us in the event we decide to use the patent to produce commercial products. These research and technology support services include: (1) furnishing faculty or graduate-level researchers to help bacteria culturing, sampling, testing, trial production and production formula adjustment; (2) providing production technology and procedures to turn the products into powder form while keeping live required bacteria in the products; (3) establishing quality standards and quality control systems; (4) providing testing and research support for us to obtain necessary sale permits from the Chinese government; and (5) cooperation in developing derivative products. CAU has been providing such services since August 2004. If the university fails to provide any of these support services, our remedy against the university would be to bring a breach of contract suit for damages.

We have obtained four fertilizer registration certificates from the Chinese government - three covering our bacillus bacteria fertilizer and one covering our photosynthetic bacteria fertilizer. Some of our products contains ingredients of both photosynthesis and bacillus bacteria. The four registration certificates are: (1) Microorganism Microbial Inoculum Fertilizer Registration Certificate issued by the PRC Ministry of Agriculture; (2) Amino Acid Foliar Fomular Fertilizer Registration Certificate issued by the PRC Ministry of Agriculture; (3) Organic Fertilizer Registration Certificate issued by Agriculture Department of Shandong Province, and (4) Water-run Fertilizer Registration Certificate issued by Agriculture Department of Shandong Province. Protected by these four Fertilizer Registration Certificates and three trademarks under the names of “KANGTAN”(Chinese translation name for Kiwa), “ZHIGUANGYOU” and “PUGUANGFU,” we have developed four series of bio-fertilizer products with bacillus spp and/or photosynthetic bacteria as core ingredients. In 2005 and 2006, lacking our own bacillus production capability, we purchased semi-manufactured bacillus goods and reprocessed our products with other fertilizer ingredients in accordance with our particular fertilizer formula. Our own manufacturing facility upgrade for bacillus fertilizer is expected to be complete by July 2007.

We also obtained two fertilizer product licenses from the Vietnamese government in November 2006, one is used for leaf fertilizer and the other for organic fertilizer. We expect to produce sales in Vietnam in 2007.

Bio-enhanced Feed

We have developed our own special concentrated and supportive feeds prescriptions, mainly for fowl, fish and pigs. We add distilled materials from animal blood, bacillus spp or other ingredients to standard livestock feed to improve quality and function. Our feed products can enhance digestion and inhibit disease in animals, in some uses functioning as a substitute for antibiotic additives. Currently we have different feed prescriptions for fowl, fish and pigs at different growth stages.

With the formation of Kiwa Tianjin in July 2006, Challenge Feed, the minority shareholder, invested machinery and equipment used in one of its two animal feed production lines at an agreed value of $120,000. We also entered into an agreement with Challenge Feed to lease an additional feed product line from Challenge Feed. See Note 21 to the 2005/2006 Financial Statements. The total annual production capacity of these two production lines is approximately 40,000 metric tons of concentrated and supportive feeds

AF-01 Anti-viral Aerosol

AF-01 anti-viral aerosol is a broad-spectrum antiviral agent with potent inhibitory and/or viricidal effects on a variety of RNA viruses found in fowl and other animals, initially discovered and developed by the Institute of Medicinal Biotechnology, Chinese Academy of Medical Sciences (“IMB”). Pursuant to a related technical appraisal report certified by the PRC Ministry of Health, the current owners of technology rights are IMB and its medium test center, Jinan Kelongboao Bio-Tech Co., Ltd. (“JKB”). IMB designated JKB as its custodian to apply and dispose all rights of the AF-01 technology on IMB’s behalf. Pursuant to a technical appraisal report certified by the PRC Ministry of Health, no adverse effects have been found of this agent, and it is not irritant or erosive to the skin, mucous membrane or the eyes of the recipient animal after swallowing or inhalation. Furthermore, the report indicates that the anti-viral aerosol is not carcinogenic, teratogenic or mutagenic.

On May 8, 2006 we entered into a Technology Transfer Agreement with JKB. Pursuant to the agreement, JKB agreed to transfer to us its AF-01 anti-viral aerosol technology for veterinary medicine applications. The AF-01 technology, which can be used to deliver animal vaccines by aerosol spray, is recognized by a technological achievement appraisal certificate issued by the government of China. Under the agreement JKB will facilitate transfer of the technology by providing consulting services to us and to cooperate with us in the development of an animal vaccine product for the market. Pursuant to the agreement we will pay JKB a transfer fee of RMB 10 million (approximately US$1.25 million), of which RMB 6 million will be paid in cash and RMB 4 million will be paid in stock. The cash portion will be paid in installments, the first RMB 3 million installment was initially set for payment on May 23, 2006. Of that amount RMB 1 million has been paid and both parties have agreed to extend the balance of RMB 2 million to the date when the application for new veterinary drug certificate is accepted. Three other installments of RMB 1 million are due upon the achievement of certain milestones, the last milestone being the issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology. The RMB 4 million stock payment will be due 90 days after the AF-01 technology is approved by the appropriate PRC department for use as a livestock disinfector for preventing bird flu. The agreement will become effective when the first installment has been fully paid.

We plan to develop a commercialized product in the form of spray for applying in hen houses and other animal holding facilities to prevent and cure virus-caused diseases. Before marketing this product, we must acquire statutory licenses in accordance with rules and regulations of the PRC government.

Kiwa-CAU R&D Center

In July 2006 we opened a new research center with CAU through our subsidiary, Kiwa Shandong, which goes under the name, Kiwa-CAU Bio-Tech Research & Development Center (the “R&D Center”). Pursuant to an agreement reached between CAU and Kiwa Shandong on November 14, 2006, Kiwa Shandong agreed to contribute RMB 1 million (approximately $128,000) each year to fund the research at the R&D Center. Under the agreement, the R&D Center is responsible for fulfilling the overall research-and-development functions of Kiwa Shandong, including: (1) development of new technologies and new products (which will be shared by Kiwa and CAU); (2) subsequent perfection of existing product-related technologies; and (3) training quality-control personnel and technicians and technical support for marketing activities.

Market Overview

Modern agricultural practices largely rely on heavy use of chemical fertilizers, pesticides and veterinary drugs that can cause tremendous harm to the environment soils and human health. Such practices have been under increasing public scrutiny across the world, leading to increased consumer demand for agricultural practices that are more environmentally friendly. China has only 9.1%1 of the world’s agricultural land but needs to feed over 1.3 2 billion people, or approximately 22.9%3 of the world’s population. If the situation continues unchanged, the largest population in the world could potentially face severe food and water shortages and an increasingly polluted living environment. One solution to the environmental problem is to develop environmentally friendly fertilizer, veterinary drugs and animal feed. China’s current consumption of bio-fertilizer consists of only 2.3%4 of the total fertilizer consumption in China.

China’s agricultural production has steadily increased for more than 20 years due to agricultural policy reform, agricultural technology and recent government support programs, including price supports, export incentives, direct payment and tax incentives.

Increases in Output of Major Agricultural Products

Variety (1,000 tons)	1949	1978	%	1999	%	2004	%
Grain	113,180	304,770	169%	508,390	67%	469,472	-8%
Cotton	444	2,167	388%	3,831	77%	6,324	65%
Oil-bearing crops	2,564	5,218	104%	26,012	399%	30,659	18%
Sugar crops	2,833	23,818	741%	83,340	250%	95,707	15%
Flue-cured tobacco	43	1,052	2347%	2,185	108%	2,163	-1%
Tea	41	268	554%	676	152%	835	24%
Fruit	1,200	6,570	448%	62,376	849%	83,941	35%
Meat	2,200	8,563	289%	59,609	596%	72,448	22%
Aquatic products	450	4,660	936%	41,220	785%	49,018	19%

Source: http://www.china.org.cn and China Agriculture Year Book 2005.

According to China: Agriculture in Transition , an official publication by the U.S. Department of Agriculture (USDA) in November, 2001, rapid growth in the nonagricultural economy will bring changes in agricultural production, including both the demand for and the supply of food in China. Rising incomes are clearly changing food consumption patterns. Demand for meat, fruits, vegetables, and other high-value commodities are rising rapidly. The per capita demand for staple food grains, such as wheat and rice, however, is not increasing as fast and may even be falling as consumers substitute higher-value foods for staple food grains. Growing urban incomes will continue to put forward pressure on the demand for processed and higher quality foods. As these changes in food consumption patterns are transmitted back to farmers in the forms of price changes, agricultural production patterns are shifting to carter to the rising demand for meat, fruits, vegetables, and other high-valued crops.

According to Organic Products Market in China 2006, a publication issued by USDA in June 2006, China has the potential to become a world power in the organic foods industry. Home to one-fifth of the world’s population, a growing number of its Chinese consumers are making more health-conscious purchases. The country continues to attempt to increase organic export production as well as boost domestic demand. With the growth of the international market for organic products, some products in China are now being grown to international organic standards for export with the help of third-party global certification groups. Other products continue to target the domestic market with certification by local or provincial bodies. In 2003, the total turnover for the “Green Foods” market reached approximately $11.9 billion or $8.7 billion wholesale for the domestic market. According to a report from the International Fund for Agricultural Development (IFAD), the value of Chinese organic exports grew from less than $1 million in the mid-1990s to roughly $142 million in 2003. An initiative by the government to promote pure foods led to development of an organic food market that continues to show growth potential. Organic farms in China are beginning to resemble Western counterparts in farming practices, certification and retail promotion.

[1]
Total area of cultivated land of China is 127,082,000 hectares - as cited on page 385 in “China Statistical Yearbook” published by National Bureau of Statistics of China (September 2002). Total area of world cultivated land is 1,401,700,000 hectares - as cited on page 17 in “Summary of Food and Agricultural Statistics 2003” published by Food and Agricultural Organization of the United Nations (2003).

[2]	Calculated based on data from the website of National Bureau of Statistics of China: http://www.stats.gov.cn.
[3]	Calculated based on data from the website of National Bureau of Statistics of China: http://www.stats.gov.cn.
[4]
Bio-fertilizer production and consumption of 1,000,000 metric tons, as cited on page 1 of “Bio-Fertilizer Present and Future,” by Linfeng Li, published by Jiangxi Agricultural University. Aggregate fertilizer consumption of 43,390,000   metric tons, as cited on page 73 of “Current Agriculture Situation and Chemical Fertilizer Demand in China,” by Gao Xiangzhao, Ma Shangbao and Du Sen, published by Science Publication House (July 2004).

Bio-fertilizer market

To increase the overall crop yield, farmers in China use vast amounts of chemical fertilizers. According to the PRC Ministry of Agriculture and China Statistics Bureau, the use of fertilizer rocketed from 8,840,000 tons in 1978 to 55,928,000 tons in 2006. According to the China Statistics Bureau and the Food & Agriculture Organization of the United Nations, the use of chemical fertilizers in China increased 64.2%5 in the past decade and accounted for one-third of total world fertilizer consumption.6    Long-term excessive use of chemical fertilizers in China has led to severe soil contamination and pollution.

The Chinese agricultural industry has started to recognize the importance of bio-fertilizers to sustainable long-term agriculture in China. Our serial commercialized products, with bacillus and/or Photosynthesis Biological Catalyst as main ingredients, capitalize on this market trend and we hope to become one of the leaders in developing green technologies for productive, more sustainable agriculture in China.

Our main markets have so far been in China, mostly in Shandong, Jiangsu and Zhejiang Provinces. In 2007, we will further expand the market in these areas and focus our new sales efforts on Xinjiang Uygur Autonomous Region, Hebei Province, and Northeast area of China, the primary large agricultural provinces in China.

Bio-enhanced Feed Market. According to The Year Book of China Stockbreeding Industry 2005, the total amount of meat production in 2004 in the Chinese domestic market reached 72.4482 million tons, an increase of 4.5% compared with the previous year. Meanwhile, total production of dairy products hit 23.684 million tons, for a 28.1% increase. The total production value of the livestock industry exceeded RMB 1 trillion, and it is expected that the market will keep on expanding. In 2004, the Chinese livestock industry has recovered from the shadow of SARS. The total production value of the livestock feed industry has increased 13.36% to approximately RMB 242.8 billion. The average margin of feed producers has increased 1% to 2%. It is estimated that the livestock feed market will continue to grow for the foreseeable future.

In 2004, the production of feed products in China increased to 93 million tons, an 11% increase over the previous year, compared to production of 35.7 million tons in 1991. The total production value of livestock feed industry has increased 13.36% to approximately 242.8 billion RMB. It is estimated that the market for livestock feed will continue to grow in the foreseeable future (China Stockbreeding Industry Year Book 2005). The Chinese livestock industry is suffering from lack of powerful feed producers that are capable of manufacturing high-quality, environment-friendly bio-enhanced feed in a cost-effective manner to satisfy the increasing demand of the market. Consequently, we have concluded that the livestock feed market is a good opportunity for the Company.

Livestock Disinfectant and Drug Market

Our planned anti-viral aerosol agent product is intended to prevent and cure various virus infections in fowl and livestock. We plan to implement the AF-01 anti-viral aerosol agent technology and to develop a commercialized product in the form of aerosol spray for applying in poultry houses and other animal holding facilities to prevent the spread of various virus infections in fowl and livestock. Our product is aimed at inhibiting avian influenza in its first stage.

Beginning in December 2003, outbreaks of avian influenza (H5N1) in poultry populations occurred in seven countries in the East Asia and Pacific region (Cambodia, China, Indonesia, South Korea, Lao PDR, Thailand and Vietnam). Urgent policy measurements and swift government actions were taken after the outbreak of avian flu. After subsiding in March 2004, a new wave of avian flu resurfaced in July 2005, with an outbreak in Malaysia and increased outbreaks in Indonesia, Thailand, Vietnam and China.  Despite aggressive control measures involving the culling of more than 140 million birds since September 2005, outbreaks have continued. According to the World Bank, the H5N1 of Highly Pathogenic Avian Influenza (HPAI) is now considered to be endemic in many parts of East Asia, with Cambodia, Indonesia, Laos PDR, and Thailand as most severely affected.  According to the World Health Organization, the cumulative number of confirmed human cases of avian influenza A/(H5N1) is 272, with 166 deaths from 2003 to February 2007, of which there were 116 confirmed human cases with 80 deaths in 2006. The situation is also severe in China. H5N1 of Highly Pathogenic Avian Influenza (HPAI) was first identified in China in 2005, with 22 reported cases and 14 deaths. There is no sign that the situation will improve in China. In 2006 alone, 13 cases have been reported and 8 of them have been fatal.

[5]	Calculated based on data published in the “China Statistical Yearbook” published by National Bureau of Statistics of China (September 2002), page 389.
[6]
Calculated based on data published in “Current Agriculture Situation and Chemical Fertilizer Demand in China,” by Gao Xiangzhao, Ma Shangbao and Du Sen, published by Science Publication House (July 2004), page 73.

Because of potential serious risks to human health and safety, scientists are now studying the possibility of bird-to-human transmission crossing over due to genetic changes to sustained human-to-human transmission in all affected countries.

According to one estimate given in an official report by the World Bank on January 13, 2006, the total fund required for a global fight against bird flu is estimated to range between $1.2 to $1.4 billion. Most of such funding will likely to be put into use in the densely-populated East Asia and the Pacific regions; the remainder will likely be channeled to regions in Europe, Central Asia and Africa. After its consultation with the World Health Organization and the UN Food and Agricultural Organization, the Word Bank estimated that a global bird flu pandemic lasting more than one year could cost the global economy as much as $800 billion. (Source: http://english.people.com.cn).

The use of appropriate antiseptics is an effective prevention method against avian influenza. As indicated by our Technical Appraisal Report (No. GuoWeiKeChengJianZi (2004) A0101) certified by the Ministry of Health of China, our planned product with bio-active glycopeptides produced by actinomycetes as the functioning element has been demonstrated to be an effective antiseptic to prevent the spread of H5N1. Furthermore, we believe this product has competitive differentia compared with other existing chemical disinfectors. We also believe that if we are able to complete approval procedures to develop our intended anti-viral aerosol agent product, we expect that it will obtain a significant share of the Chinese market upon launching and benefit from large government orders.

Competition

We have three different product lines: (1) bio-fertilizer, (2) biologically supplemented livestock feed and (3) veterinary disinfectants and drugs. The market condition and competition confronting us are different and vary with respect to each of the three product lines.

Bio-fertilizer

Due to the unique products that we offer and the very early stage of the bio-fertilizer market in China, we believe there is limited direct competition for our products in the Chinese marketplace. We may experience competition from existing products that are similar to Photosynthesis Biological Catalyst, bacillus and other organic fertilizers. We believe that we have product differentiation and cost advantages (cost to customer) that will enable us to be more profitable than our competitors, in terms of profitability, for the following reasons, among others:

• highly effective in increasing crop yield and quality while being environmentally friendly;

• lower price point and higher return on investment to end users;

• powder-based form making transportation and storage easier; and

• complimentary to existing use of chemical fertilizer which will help minimize switching costs for end users.

We have conducted detailed research and analysis of the competitive landscape in the marketplace. From a broader view, there are about 12 companies, in different stages and of varied sizes of operations, which have or are producing similar photosynthesis related, microbial bio-fertilizer products in China, according to the categorization records from the Agriculture Fertilizer License Authority in China. Below is a brief summary of these 12 companies as of December 2006:

Company Name	Current Status
Bodisen Biotech, Inc.	Manufacturer of bio compound fertilizers.
Listed on AMEX.

China Agritech, Inc.	Developer, manufacturer and distributor of organic compound fertilizer, traded on OTCBB.

Shanxi Kelin Environment Protection Center, Shanxi Province	Products apparently still in the experimental stage.

Xinjin Microbial Products Factory of Sichuan Agriculture University, Sichuan Province	Currently only sells in part of Sichuan Province with a relatively low sales volume.

Shenyang Fengyuan Bio-tech Products Co., Ltd., Liaoning	A wholly-owned Japanese company.
Province	Three years in production of photosynthesis-based fertilizer product. Annual production of 2,000 tons (liquid).

Shanghai Pudong Yiyijou Bio-engineering Co., Ltd., Shanghai	In business since 1999.
Covers more than 10 provincial markets.

Chongyi Bio-technology Development Center, She County,	A county-level plant.
Hebei Province	Small production scale.
Products are sold in Linxi County in Shandong Province nearby.

Bierfu Bio-engineering Co., Ltd ., Weihai, Shandong	Products mostly sold in Jinan and Shouguang areas in Shandong Province.
Province	Sales branches in Hebei, Nanjing & Fujian.
Annual sales of 100 tons.

North Design Institute, Protection Sub-Institute	Has no commercial production.
Owns the related intellectual property rights.

Wuhan Shiruifu Bio- Technology Co., Ltd., Wuhan, Hubei	Its target market is in Hubei Province.
Province	Annual production of 3,000 tons (liquid).

Harbin Tianye Bio- Technology Co., Ltd., Harbin, Heilongjiang Province	Annual production of 500 tons of photosynthesis-based fertilizer (liquid), sold mainly in Heilongjiang province

Beijing Feishite Bio-engineering Co., Ltd ., Beijing	Expected to establish two photosynthetic bacteria fertilizer production bases in Beijing with annual production of 5,000 tons (liquid).

In addition, we face competition from large chemical fertilizer manufacturers in China. These chemical fertilizer manufacturers have provided chemical fertilizers to farmers in China for more than ten years and customers are more accustomed to using their established products as compared to our products.

Bio-enhanced Feed

The livestock feed industry is fully developed in China. The total production of feedstuff in China exceeded 100 million metric tons in 2005, and the number of producers with annual production capability of more than 10,000 metric tons exceeded 2,400, which reflects the huge market volume of China. We face fierce competition from our competitors though most of them do not produce biologically enhanced livestock feed for livestock. As a result of long-term price wars in the Chinese livestock feed industry, the industry is now one with low margins and farmers have become more price sensitive. However, since we are new entrants to the livestock feed industry, and our production capacity is small relative to the whole industry, we believe our planned feed products have enough differentiation to give us competition advantages.

The competition in livestock feed market is intense. Some major feed producers are shown in the following table.

Company Name	Current Status
New Hope Group Co., Ltd.	Yearly feed production capacity exceeds 3,500,000 metric tons More than 200 sales points in rural areas of China

Liu He Group Co., Ltd.	Sold 3,400,000 metric tons of feed in 2005

Tong Wei Group Co., Ltd.	Yearly feed production capacity exceeds 4,000,000 metric tons

Guang Dong Heng Xing Group, Co., Ltd.	Annual feed production capacity exceeds 1,000,000 metric tons

Zheng Hong Technologies Group Co., Ltd.	Annual feed production capacity exceeds 2,000,000 metric tons

Xin Jiang Tian Kang Feed Bio-Tech Co., Ltd.	Annual feed production capacity exceeds 240,000 metric tons

Xing Da Group Co., Ltd.	Annual feed production capacity exceeds 660,000 metric tons

Guang Dong Hai Da Group Co., Ltd.	Sold approximately 800,000 metric tons of feed in the year 2005

Mu He Industry Co., Ltd.	Annual feed production capacity approximately 1,000,000 metric tons

Yue Yang Yue Tai Group Co., Ltd.	Annual feed production capacity exceeds 1,200,000 metric tons

AF-01 Anti-viral Aerosol

In the veterinary drugs product line, there are several Chinese veterinary drug manufactures that are developing anti-avian flu vaccine which can be regarded as substitutes of our product. According to the China Agriculture Department, there are nine Chinese companies that are working on the development and marketing of anti-avian flu vaccine.

Other potential competitors of our veterinary drugs product line also include some veterinary disinfector manufacturers.

Raw Materials and Suppliers

The key raw materials used in production of our products are widely available from a wide variety of supply sources. Historically, we have not experienced any difficulties in procuring adequate quantities of raw materials for use in our bio-fertilizer and biologically enhanced livestock feed production. We do not have long-term agreements with our suppliers due to the availability of other numerous suppliers that have the ability to supply our required raw materials to us on fairly short notice. We typically place purchase orders when we need raw material supplies.

Bio-fertilizer

The major raw materials for our bio-fertilizer products can be divided into two categories: (1) growth media such as sodium acetate, glucose and turf for culturing bacillus spp. and (2) bacillus and photosynthetic bacteria, which are the core ingredients for our finished products. Some other main ingredients include urea, aminophenol, humus, diammonium phosphate, and dipotassium hydrogen phosphate. Prior to the completion of our bacillus manufacturing facility upgrade in Shandong, we had purchased semi-manufactured bacillus goods.

Three suppliers accounted for 23.8%, 16.9% and 16.3% of our net purchases for the three months ended March 31, 2007, respectively. Three suppliers accounted for 45.2%, 20.2%, and 10% of our purchases of raw materials for the three months ended March 31, 2006.

Four suppliers accounted for 18.0%, 15.1%, 11.3% and 10% of our net purchases for the fiscal year ended December 31, 2006, respectively. No other single supplier accounted for more than 10%. Three suppliers accounted for 64.0%, 17.2% and 12.5% of our net purchases for the fiscal year ended December 31, 2005, respectively

Bio-enhanced feed

The major raw materials for bio-feed products are microbes, animal blood as enhanced ingredients, corn, grains, bean cake, cotton draff, greenstuff draff, and trace elements.

Four suppliers accounted for 21.5%, 15.3%, 10.9% and 10.4% of our net purchases for the three months ended March 31, 2007, respectively. No other single supplier accounted for more than 10%.

Three suppliers accounted for 25.4%, 18.0%, and 12.5% of our net purchases for the fiscal year ended December 31, 2006, respectively. No other single supplier accounted for more than 10%. The first largest supplier is Challenge Feed, our joint venture partner in Kiwa Tianjin. See Note 12 to the 2005/2006 Financial Statements.

Urea entrepot trade

Because of the unique nature of our urea entrepot trade, the supplier has been pre-arranged. We purchase urea from Shengkui Technologies, Inc. pursuant to certain purchase agreement we had entered into with Shengkui Technologies, Inc. In 2006, we purchased $50,000 metric tons of urea.

Customers

Bio-fertilizer

Three customers accounted for 26.7%, 24.1% and 23.3% of our net sales for the three months ended March 31, 2007, respectively. No other single customer accounted for more than 10% of our revenues. Three customers accounted for 24%, 19.8% and 10.0% of our net sales for the three months ended March 31, 2006.

We have a total of 53 customers as of December 31, 2006, of which two customers accounted for 28.5% and 15.9% of our net sales for the fiscal year ended December 31, 2006, respectively. No other single customer accounted for more than 10% of our revenues. Two customers accounted for 51.3% and 45.3% of our net sales for the fiscal year ended December 31, 2005, respectively. No other single customer accounted for more than 3% of our revenues.

Bio-enhanced feed

Our bio-enhanced feed business began in August 2006. One customer accounted for 18.8% of our net sales for the three months ended March 31, 2007. No other single customer accounted for more than 8% of our net sales.

We had a total of 61 customers, of which no individual customer accounted for more than 8% of our net sales for the fiscal year ended December 31, 2006.

Urea entrepot trade

In 2006, we sold 50,000 metric tons of urea to China Hua Yang Roneo Corporation pursuant to entrepot trade arrangement. There was no new urea trade in the first quarter of 2007.

Seasonality

Bio-fertilizer

Our operating results have been and are expected to continue to be subject to seasonal trends. This trend is dependent on numerous factors, including the markets in which we are operating in, growing seasons, climate, economic conditions and numerous other factors beyond our control. Generally, we expect the second and third quarters will be stronger than the first and fourth quarters, primarily because the second and third quarters correspond with the growing seasons in our primary markets in China. It is during those growing seasons when application of our products by our customers would be most beneficial and we therefore expect greater demand for our products during those periods. There can be no assurance that these operating patterns will occur. But we will seek to develop markets outside China such as in Southeast Asia to reduce the impact of seasonality.

Bio-enhanced feed

Our operating results for livestock feed products are also expected to and continue to be subject to seasonal factors. The main seasonal factors that would influence our livestock feed product operating results include farming seasons, climate, traditional holidays, as well as other factors that management cannot control. Generally speaking, our operating results in this product line in the second and third quarter is expected be better than those from the first and fourth quarter since fishponds in the first and fourth quarters are frozen and pisciculturists suspend aquaculture during those periods. Consequently they do not purchase our fish feed products. Our livestock feed factory generally does not produce fish feed during most of the first and fourth quarters. There is no guarantee that these operating cycles would will continue, and management would adjust our plan in accordance with changes occurred.

AF-01 Anti-viral aerosol

We are still in the development stage with respect to our AF-01 anti-viral aerosol product business, have not produced any revenues, and thus have not experienced any seasonal patterns in that business segment. At such time as we have developed successfully a product to market, we expect that our revenues will tend to follow the seasonal fluctuations of the livestock markets that we hope to serve with this product.

Employees

We currently employ 80 full-time employees in China and one in the United States. We also have 15 seasonal employees in China.

Regulatory Concerns

Our production needs to comply with bio-fertilizer and livestock feed standard production and testing procedures issued by the PRC Ministry of Agriculture or local administrative authorities. We have complied with the applicable PRC government standard production and testing procedures. As for AF-01 anti-viral aerosol, we are now in the process of applying for statutory licenses for the AF-01 technology in accordance with applicable regulations (See discussion above in this section under the heading “Our Company”).

Environmental Matters

Our two manufacturing facilities, Kiwa Shandong and Kiwa Tianjin, have passed environment evaluation by local PRC environment authorities. Photosynthesis bacteria, bacillus ssp, and actinomycetes are environmentally friendly and are not known to cause any environmental problems.

Legal Proceedings

There are no pending legal proceedings to which we or our properties are subject.

PROPERTY

In June 2002, we entered into an agreement with Zoucheng Municipal Government granting us the use of at least 15.7 acres in Shandong Province, China at no cost for 10 years to construct a manufacturing facility. Under the agreement, we have the option to pay a fee of approximately RMB 480,000 ($61,470) per acre for the land use right at the expiration of the 10-year period. We may not transfer or pledge the temporary land use right. As of June 25, 2007, we had invested approximately $2.4 million for the project. For more details about our commitment under the agreement, see Note 18 to the 2007 Q1 Financial Statements. In October 2003, we completed the first phase construction and began production in the facility. An upgrade plan for bacillus fertilizer in the last half of 2005 was postponed and the facility temporarily shut down when an anticipated financing for the construction was not realized. With realization of new financing in the second half of 2006, we began the upgrade, which is expected to be completed by July 2007. After the completion of the upgrade plan, the manufacturing capacity will be 1,000 tons per month and will enable us to produce bacillus fertilizer.

With the formation of Kiwa Tianjin in July 2006, Challenge Feed, the minority shareholder, invested machinery and equipment used in one of its two bio-enhanced feed production lines at an agreed value of $120,000. The Company has also entered into a lease agreement with Challenge Feed to lease another concentrated feed product line for three years. For more details, see Note 12 to the 2006/2005 Financial Statements. The total annual production capacity of these two production lines is approximately 40,000 metric tons of concentrated and supportive feeds. Under the lease agreement, we also lease Challenge feed’s other facilities for three years commencing on August 1, 2006: (1) an office building with floor area of approximately 800 square meters; (2) storehouses with floor area approximately 2,500 square meters; and (3) two workshops with floor area approximately 1,200 square meters. The total monthly rental is RMB 50,000 ($6,404). Rent expenses RMB400,000 (approximately $51,500) from August 1, 2006 to March 31, 2007 have been paid.

We lease our principal executive offices located at 415 West Foothill Blvd, Suite 206, Claremont, California 91711-2766. The lease has a term of three years and expires in March 2008. We currently expect that we will renew this lease prior to its expiration.

We also lease an office in Beijing under an operating lease expiring in June 2008 with an aggregate monthly lease payment of approximately $5,107. We currently expect that we will renew this lease prior to its expiration. Prior to relocating to our existing Beijing office, we leased another office in Beijing under an operating lease expiring in April 2005 with an aggregate monthly lease payment of approximately $2,882.

MANAGEMENT

The following table provides information about our executive officers and directors and their respective age and position as of June 25, 2007. The directors listed below will serve until the Company’s next annual meeting of the stockholders:

Name	Age	Position
Wei Li	45	Chief Executive Officer and Chairman of the Board of Directors
Lianjun Luo	37	Chief Financial Officer and Director
Dachang Ju	67	Director
Yunlong Zhang	43	Director
QiWang	40	Vice President - Technical
Xiaonan Wu	41	Vice President
Wenbin Li	43	Vice President-Marketing
Yvonne Wang	28	Secretary

Wei Li became our Chief Executive Officer and Chairman of the Board of Directors on March 12, 2004. From January 1, 2004 to the time of the Tintic/Kiwa merger, Mr. Li was the acting Chief Executive Officer of Kiwa Bio-Tech Products Group Ltd. Mr. Li founded Kiwa Bio-Tech Products Group Ltd. to capitalize on the growth of the ag-biotechnology industry in China. Prior to founding Kiwa Bio-Tech Products Group Ltd., Mr. Li founded China Star, an entity which provides integrated financing services and/or venture investments to growth businesses in China. Mr. Li served as President of China Star from June 1993 to January 2004. In 1989, Mr. Li founded Xinhua International Market Development Ltd., a company which engaged in investing in China’s high tech, pharmaceutical, medical device, media, entertainment and real estate industries. Mr. Li holds a B.S. in finance from Hunan Finance and Economics University.

Lianjun Luo became our Chief Financial Officer on March 12, 2004, and one of our directors on March 27, 2004. Mr. Luo served as the Chief Executive Officer of Kiwa Bio-Tech Products Group Ltd. from October 2002 to December 2003. From January 2002 to October 2002, Mr. Luo served as the Chief Financial Officer of China Star. From August 2000 to December 2001, Mr. Luo served as manager of Security Department and Assistant to President at Jilin Hengfa Group Ltd., a Chinese drug manufacturing company, responsible for the company’s preparation for an aborted IPO and for merger and acquisition activities. From May 1998 to July 2000, Mr. Luo worked as manager of Investment Department and Associate General Manager for Hongli Enterprise Ltd, a Chinese investment company on merger and acquisition transactions. Mr. Luo obtained his law degree from China University of Political Science and Law in 1993. Mr. Luo is a certified public accountant and lawyer in China.

Dachang Ju became one of our directors on March 12, 2004. From 1987 to 1999 when he retired, Mr. Ju worked as General Manager of XinShen Company, an investment firm in China. He was responsible for the company’s daily operations and investment decision making. He served as a board member of Kiwa Bio-Tech Products Group Ltd. since 2003 and a board member of China Star from 1999 to 2000. Mr. Ju holds a B.S. in mathematics from Capital Normal University in Beijing, China.

Yunlong Zhang became one of our directors on March 27, 2004. From May 2000 to present, Mr. Zhang has been the General Manager of China Star, responsible for the group’s daily operations. From 1994 to 2000, Mr. Zhang served as the head of the Investment Department at China National Economic and Systems Reform Research and Services Center, an economic reform think tank for the central government. Mr. Zhang holds a degree in statistics.

Qi Wang became our Vice President - Technical on July 19, 2005. Mr. Wang served as a Professor and Advisor for Ph.D students in Department of Plant Pathology, China Agricultural University (“CAU”) since January 2005. Prior to that, he served as an assistant professor and lecturer of CAU since June 1997. He obtained his master degree and Ph.D in agricultural science from CAU in July 1994 and July 1997, respectively. Mr. Wang received his bachelor’s degree of science from Inner Mongolia Agricultural University in July 1989. He is a committee member of various scientific institutes in China, including the National Research and Application Center for Increasing-Yield Bacteria, Chinese Society of Plant Pathology, Chinese Association of Animal Science and Veterinary Medicine.

Xiaonan Wu became our Vice President on September 18, 2006. Mr. Wu has 17 years of experience in medical product distribution and market operations. He has substantial experience and resources in market development including work arising from his employment with Beijing Medicine Economical Technology Management Company as the General Manager Assistant and Assistant Manager in charge of drugs, and later as its Deputy General Manager.   Mr. Wu has also served as the Deputy General Manager of Beijing Medicine Limited Liability Company. At the same time he was the General Manager of its subordinate Medicine Guarantee Brand - New Pharmacy Chain Company as well as the General Manager of its subordinate joint-venture pharmaceutical company, Beijing Unit Medicine Company. Mr. Wu graduated from the College of Pharmacy, Beijing Medical University with a Bachelor of Science degree.

Wenbin Li became our Vice President-Marketing on January 21, 2007. Mr. Li also acts as General Manager of Kiwa Tianjin from July 2006. Mr Li took the position of General Manager of Challenge Feed from 1999 until July 2006. Prior to that, from 1996 to 1999, Mr. Li acted as Manager of Business Operation Department, General Manager of Shenyang Challenge Feed Co., Ltd. From 1989 to 1996, he worked for the Luzhou City feed administrative authority. Mr. Li holds a master degree from Henan Agricultural University specialising in animal nutrition.

Yvonne Wang became our Secretary in September 2005. Prior to that, she served as Assistant to the Executive and manager of the Company’s U.S. office since April 2003. She obtained her bachelor of science degree in Business Administration in July 2001 from the University of Phoenix. She is also a licensed realtor and a certified notary public in California.

Juhua Wang resigned as Chief Operation Officer on May 18, 2007.

Family Relationships

There are no family relationships among our directors or executive officers.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and certain persons holding more than 10% of a registered class of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and certain other shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2006, our executive officers, directors or beneficial owners of more than 10% of our capital shares were required to file reports on Form 3 or Form 4. During 2006, the following directors and executive officers failed to timely report option grants on Form 3 or Form 4: Wei Li, Lianjun Luo, Yunlong Zhang, Ju hua Wang, Qi Wang, Xiaonan Wu, Yvonne Wang. These late filings all were with respect to the options granted on December 13, 2006 as specified above. The reporting persons subsequently reported these option grants on Form 3 or Form 4.

The Company is putting in place an enhanced compliance program to assist officers and directors with these filings.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that is applicable to all employees, consultants and members of the Board of Directors, including the Chief Executive Officer, Chief Financial Officer and Secretary. This Code embodies our commitment to conduct business in accordance with the highest ethical standards and applicable laws, rules and regulations. We will provide any stockholder a copy of the Code, without charge, upon written request to the Company’s Secretary.

Board Composition and Audit Committee

The board of directors is currently composed of four members, including WeiLi, Lianjun Luo, Dachang Ju and Yunlong Zhang. All board actions require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have an audit committee. We intend, however, to establish an audit committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.

EXECUTIVE COMPENSATION

Summary Compensation Table

Currently, the main forms of compensation provided to each of our executive officers are: (1) annual salary; (2) performance bonus stipulated in his or her respective employment agreement; and (3) incentive stock options as approved by our Board of Directors.

The Company had no officers whose total annual salary and bonus during each of 2006 and 2005 exceeded $100,000.

Name and Principal Position	Year	Salary	(1)	Bonus(1)	Stock Awards	Option Awards(2)	All Other Compensation	Total
		$		$	$	$	$	$
Wei Li, CEO	2006	75,000		21,000	Nil	29,262	Nil	125,262
Wei Li, CEO	2005	Nil		Nil	Nil	Nil	Nil	Nil

Lianjun Luo, CFO	2006	48,000		12,000	Nil	21,162	Nil	81,162
Lianjun Luo, CFO	2005	22,500		7,000	5,924	Nil	Nil	35,424

Juhua Wang, COO(3)	2006	12,500		Nil	Nil	19,257	Nil	31,757

Qi Wang, Vice President	2006	Nil		Nil	Nil	19,449	Nil	19,449
Qi Wang, Vice President	2005	Nil		Nil	Nil	Nil	Nil	Nil

Xiaonan Wu, Vice President	2006	9,000		Nil	Nil	16,936	Nil	25,936

Wenbin Li, Vice President	2006	5,000		Nil	Nil	19,257	Nil	19,257

Yvonne Wang, Secretary	2006	48,000		Nil	Nil	20,026	Nil	68,026
Yvonne Wang, Secretary	2005	21,000		Nil	Nil	Nil	Nil	21,000

(1)
 The bonus amounts for fiscal 2006 were accrued pursuant to the terms of Wei Li, Lianjun Luo’s employment agreements with the Company. Wei Li’s bonus payment is subject to approval of the Board of Directors of the Company, Lianjun Luo’s bonus payment is subject to approval of Wei Li, our Chief Executive Officer. For material terms of the employment agreements, see additional information below under subheading entitled “Employment Contracts and Termination of Employment and Change of Control Arrangements.” The bonus paid to Lianjun Luo for the fiscal 2005 was based on his former employment agreement with the Company.

(2)
Options granted on December 13, 2006. For material terms of the grant, see additional information below under subheading entitled “Equity Compensation Information”. The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model.

(3)	Juhua Wang resigned on May 18, 2007. Options granted to her were cancelled and also no annual bonus will be earned or paid.

Equity Compensation Information

2004 Stock Incentive Plan

At the annual meeting of the stockholders held on September 12, 2006, our shareholders approved an amendment to our 2004 Stock Incentive Plan to increase the number of shares reserved for options and other stock awards under it to 3,047,907 shares, and to increase the limit on the number of shares that may be granted to any participant in a fiscal year to 500,000.

The Plan is a key aspect of our compensation program, designed to attract, retain, and motivate the highly qualified individuals required for our long-term success.

Stock Option Grants

On December 13, 2006, our Board of Directors approved grants of 2,000,000 options under our 2004 Stock Incentive Plan to named employees. The exercise price of the granted options is $0.175, equal to the closing price of our common stock on December 12, 2006. The options are not exerciseable until the employees have remained employed with the Company for a designated vesting period. One third of the options vest on each anniversary of the grant date, such that the options are fully vested on the third anniversary of the grant date.

Four employees who were granted an aggregate of 362,100 options resigned or were dismissed as of June 25, 2006 before any of their options were vested. Pursuant to the terms of the Plan and the options grants, these options are returned to the available option pool under the Plan. As of June 25, 2007, 1,637,900 options are issued and outstanding under the Plan, of which 787,700 are held by executive officers and 153,900 are held by a director. As of June 25, 2007, 1,410,007 options remain available under the Plan for future grants.

The following table provides information about shares issued and shares remaining available for future issuance under the Plan and other equity compensation arrangements as of June 25, 2007.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,637,900	0.175	1,410,007
Equity compensation arrangements not approved by security holders	0	0	0
Total	1,637,900		1,410,007

Outstanding Equity Awards At 2006 Fiscal Year-End

The following table sets forth all options granted to acquire shares of common stock of the Company to certain executive officers and directors during fiscal year 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (vested)	Number of Securities Underlying Unexercised Options Unexercisable (unvested)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Wei Li	Nil	182,800	182,800(1)	0.175	December 11, 2016
Lian jun Luo	Nil	132,200	132,200(1)	0.175	December 11, 2016
Ju hua Wang	Nil	120,300	120,300(1)	0.175	December 11, 2016
Qi Wang	Nil	121,500	121,500(1)	0.175	December 11, 2016
Xiaonan Wu	Nil	105,800	105,800(1)	0.175	December 11, 2016
Yvonne Wang	Nil	125,100	125,100(1)	0.175	December 11, 2016
Yunlong Zhang	Nil	153,900	153,900(1)	0.175	December 11, 2016

Juhua Wang resigned on May 18, 2007 and options granted to her on December 13, 2006 have been forfeited and cancelled. Wenbin Li became our Vice President-Marketing on January 21, 2007 and holds 120,300 options granted on December 13, 2006.

No stock options were exercised by any officers or directors as of June 25, 2007. We did not adjust or amend the exercise price of any stock options previously awarded to any named executive officers as of June 25, 2007.

Employment Contracts and Termination of Employment and Change of Control Arrangements

On July 31, 2006, we entered into an employment agreement with our Chief Executive Officer, Wei Li, for a three-year term, commencing on January 1, 2006. Pursuant to this agreement, Mr. Li will receive a salary at the rate of RMB768,000 (approximately $96,000) per annum, of which RMB600,000 will be paid in equal monthly installments of RMB50,000 ($6,250) during the period of employment, prorated for any partial employment period, and RMB168,000 ($1,750) will be paid as an annual performance bonus in three months after each employment year. Mr. Li will receive such annual increases in salary as may be determined by our Board of Directors at our annual meeting. Mr. Li is also entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Mr. Li is entitled to three-month’s severance if his employment is terminated without cause.

On July 31, 2006, we entered into an employment agreement with our Chief Financial Officer, Lianjun Luo, for a three-year term, commencing on January 1, 2006. Pursuant to this 2006 agreement, we will pay Mr. Luo an annual salary at the rate per annum of RMB480,000 (approximately $60,000), of which RMB384,000 will be paid in equal monthly installments of RMB32,000 during the period of employment, prorated for any partial employment period, and RMB96,000 will be paid as an annual performance bonus in three months after each employment year for the successful completion of all goals and objectives of that year and is entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Mr. Luo is entitled to three month’s severance if his employment is terminated without cause.

Except as set forth above, we do not have employment agreements with any other members of management or key personnel. In addition, there are no compensatory plans or arrangements with respect to a named executive officer that would result in payments or installments in excess of $100,000 upon the resignation, retirement or other termination of such executive officer’s employment with us or from a change-in-control.

Compensation of Directors

We currently have no policy in effect for providing compensation to our directors for their services on our Board of Directors. In 2006, we granted 153,900 options valued at $24,639 to Yunlong Zhang, who is not an employee of the Company. With the exception of the option grant above, in fiscal 2006, we did not provide any compensation to our directors for their service on our Board of Directors. Two of the directors, Mr. Wei Li and Mr. Lianjun Luo, are also executive officers of the Company and their respective compensation was provided for their service as employees of the Company. The following table details compensation of directors for 2006.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards(1)	Compensation	Total
	$	$	$	$	$
Wei Li	Nil	Nil	Nil	Nil	Nil
Lianjun Luo	Nil	Nil	Nil	Nil	Nil
Dachang Ju	Nil	Nil	Nil	Nil	Nil
Yunlong Zhang	Nil	Nil	24,639	Nil	24,639

(1) The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Except as disclosed in Note 12 to the 2007 Q1 Financial Statements and Note 10 to the 2006/2005 Financial Statements, neither our directors or named executive officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during the last two years, or which is presently proposed, in which the amount involved in the transaction exceeded $60,000.

The Board of Directors believes, based on its reasonable judgment, that the terms of each of the foregoing transactions or arrangements between us on the one hand and our affiliates, officers, directors or stockholders which were parties to such transactions on the other hand, were, on an overall basis, at least as favorable to our Company as could then have been obtained from unrelated parties.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, of which 75,120,710 shares of common stock and no shares of preferred stock were issued and outstanding as of June 25, 2007. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

Set forth below is a description of certain provisions relating to our capital stock. For additional information regarding our stock please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the stockholders. There is no right to cumulative voting thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on our common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

Our preferred stock may be issued from time to time in one or more series. Our Certificate of Incorporation authorizes our Board of Directors to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

Anti-takeover Provisions

Certain provisions of our articles of incorporation and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Charter and Bylaw Provisions

Our certificate of incorporation allows our Board of Directors to issue 20,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the Board of Directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our certificate of incorporation may inhibit changes of control that are not approved by our Board of Directors. These provisions could limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of our Company. The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders. According, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Delaware Law

In addition, Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as our company:

Authorized but Unissued Stock. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board of Directors to issue shares of stock to persons friendly to existing management.

Section 203 of the Delaware General Corporation Law . We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Transfer Agent and Registrar

The transfer agent for our common stock is Fidelity Transfer Company. Its address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115, and its telephone number is (801) 484-7222.

Listing

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “KWBT.OB”

Indemnification

Our Bylaws authorize us to indemnify, and our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, our directors and officers from and against certain claims arising from or related to future acts or omissions as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 25, 2007 certain information with respect to the beneficial ownership of our common stock by (i) each of our directors and executive officers, (ii) each person who is known by us to beneficially own more than 5% of our outstanding common stock, and (iii) all of our directors and executive officers as a group. Percentage ownership is calculated based on 75,120,710 shares of our common stock outstanding as of June 25, 2007. None of the shares listed below are issuable pursuant to stock options of the Company.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Wei Li	13,064,794	17.39
Common Stock	Dachang Ju	10,062,088	13.39
Common Stock	Lianjun Luo	1,305,562	1.74
Common Stock	Yunlong Zhang	308,916	*
Common Stock	All Star Technology Inc.(1)	12,356,672	16.45
Common Stock	InvestLink (China) Limited(2)	10,062,088	13.39
Common Stock	All officers and directors as a group (4 persons)	24,741,360	32.94

* Less than 1%.

(1)
Consists of shares held by All Star Technology Inc., a British Virgin Islands international business company and Wei Li. Wei Li exercises voting and investment control over 12,356,672 shares of common stock held by All Star Technology Inc. Wei Li is a principal stockholder of All Star Technology Inc. and may be deemed to beneficially own such shares, but disclaims beneficial ownership in such shares held by All Star Technology Inc. to the extent of his pecuniary interest therein. In addition, in April 2007, Wei Li exercised on a cashless basis 783,423 shares of warrants relating to a loan advanced to the Company by Wei Li in 2005. We issued a net of 708,122 shares to Wei Li in April 2007 for the exercise.

(2)
Consists of 7,812,088 shares of common stock held directly by InvestLink (China) Limited (“Investlink”) and 2,250,000 shares of common stock held by InvestLink as custodian for Guisheng Chen. InvestLink has the sole power to vote or direct the vote and dispose or direct the disposition of 10,062,088 shares but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Dachang Ju exercises voting and investment control over the shares held by InvestLink. Dachang Ju is a principal stockholder of InvestLink and may be deemed to beneficially own such shares, but disclaims beneficial ownership in such shares held by InvestLink to the extent of his pecuniary interest therein.

Under the terms of the 6% Notes and 6% Note Warrants, the notes and warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Therefore, the table above does not include beneficial ownership information of the following holders of the 6% Notes and 6% Note Warrants of the Company: AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millenium Capital Partners II, LLC, Double U Master Fund LP, and Nite Capital LP.

SHARES ELIGIBLE FOR FUTURE SALE

We have 75,120,710 shares outstanding as of June 25, 2007, of which 4,446,646 are included in the shares being registered hereunder and of which we estimate 45,237,000 shares held more than two years may be sold under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares that we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 27,685,365 shares of our common stock held by the stockholders named in the table below. In some cases, the common shares included in the table below consist of common shares issuable upon presently exercisable warrants or common shares issuable upon conversion of convertible warrants. Some of the selling stockholders named below beneficially acquired their shares of our common stock directly from us in a private transaction as described below. These securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 thereunder.

The table below provides information regarding the beneficial ownership of our common stock held by each of the selling stockholders as of June 25, 2006. As used in the table beneficial ownership of common stock includes shares of our common stock that are held directly, or may be issued to selling stockholders upon the conversion of notes or exercise of warrants. Except as otherwise indicated in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years, the selling stockholders possess sole voting and investment power with respect to the shares shown, and, except for Lane Capital Markets, LLC, no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer. All of the broker-dealers and their respective affiliates included in the table below have represented to us that they acquired the securities to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of purchase.

Selling Stockholder	Shares Owned Before the Offering	Shares to be Sold in the Offering	Shares Owned after the Offering (1)	Percent Owned after the Offering(1)
AJW Offshore, Ltd. (2)	9,118,087(3)	9,118,087	0	0%
AJW Partners, LLC (2)	1,464,873(3)	1,464,873	0	0%
AJW Qualified Partners, LLC (2)	4,170,404(3)	4,170,404	0	0%
New Millennium Capital Partners II, LLC (2)	194,320(3)	194,320	0	0%
Double U Master Fund LP (4)	1,121,076(3)	1,121,076	0	0%
Nite Capital LP (5)	2,242,152(3)	2,242,152	0	0%
Lane Capital Markets, LLC (6)	980,000	980,000 (6)	0	0%
Zhonghua Chen	205,000	205,000 (7)	0	0%
Jian Liu	75,000	75,000 (7)	0	0%
Baizhu Chen	20,000	20,000 (7)	0	0%
Yong Sam Kim	900,000	900,000 (8)	0	0%
Song N. Bang	50,000	50,000 (9)	0	0%
Donald Worthley	750,000	750,000 (10)	0	0%
Gertrude Yip	350,000	350,000 (11)	0	0%
Hiro and Elaine Sugimura	1,273,537	1,273,537 (12)	0	0%
China Star Investment Co. Ltd. (13)	1,190,847	1,190,847 (13)	0	0%
Wei Li	783,423	783,423 (14)	0	0%
Lianjun Luo	996,646	996,646 (15)	0	0%
Fisher Capital Partners Limited (16)	1,800,000	1,800,000	0	0%

(1)
The number or percentage of shares owned in this column assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(2)
AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(3)
Represents an estimate of the maximum number of shares receivable upon conversion of the 6% Convertible Notes, and therefore, an estimate of the number of shares of common stock that could be offered by 6% Note holders. The actual number of shares of common stock issuable upon conversion of the 6% Notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. Under the terms of the 6% Notes, if the 6% Notes had actually been converted on June 25, 2007, the conversion price would have been $0.048. Under the terms of the 6% Notes and the related warrants, the 6% Notes are convertible and the warrants are exercisable by any holder, as per the convertibility provisions of their only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the 6% Note holders exceeds the number of shares of common stock that the 6% Note Holders could own beneficially at any given time through their ownership of the 6% Notes and the warrants. The following table sets forth the information of shares converted as of June 25, 2007:

6% Note Conversions as of June 25, 2007

Holder	Principal/Interest Converted	Shares issued
AJW Offshore	84,110	922,975
AJW Qualified Partners	38,470	422,153
AJW Partners	13,513	148,280
New Millennium	1,793	19,673
Nite Capital	97,672	1,020,227
Double U	70,739	723,167

(4)
Double U Master Fund L.P. is a master fund in a master-feeder structure whose general partner is B&W Equities LLC. Isaac Winehouse is the manger of B&W Equities LLC and has ultimate responsibility for trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(5)
Nite Capital, LP is a limited partnership.  Nite Capital, LLC is the general partner of Nite Capital, LP and Keith Goodman is managing member of Nite Capital, LLC. Keith Goodman, Manager of the General Partner of Nite Capital, LP has voting control and investment discretion over securities held by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(6)
Represents 980,000 shares underlying warrants issued as compensation for investment banking services in connection with the sale of the 6% Notes. Lane Capital Markets, LLC is a registered broker-dealer. Its controlling natural person is Ryan M. Lane, Partner.

(7)
Represents 300,000 shares underlying warrants issued as compensation for investment banking services in connection with our reverse merger transaction in March 2004. The investment bank that received the shares assigned them to the following three individuals: Zhonghua Chen, Jian Liu and Baizhu Chen.

(8)	Represents 900,000 shares underlying warrants issued on September 23, 2004.

(9)	Represents 50,000 shares issued on July 6, 2006 after cashless exercise of warrants for 150,000 shares issued on September 23, 2004.

(10)	Represents 750,000 shares underlying warrants issued on May 30, 2005, which shares were issued upon exercise on October 10, 2006.

(11)	Represents 350,000 shares underlying warrants issued on June 1, 2005, which shares were issued upon exercise on October 10, 2006.

(12)	Represents 500,000 shares underlying warrants issued on June 17, 2005 (issued on August 9, 2006) and 773,537 conversion shares.

(13)
Represents 1,190,847 shares underlying warrants issued to China Star Investment Co., Ltd. in connection with Advance Agreements for borrowed money dated June 29, 2005, September 30, 2006, December 31, 2005 and March 31, 2006. China Star Investment Co., Ltd. has three shareholders: Wei Li with 28% equity interest, Zulong Liang with 36% equity interest and Xia Ao with 36% equity interest. China Star exercised 1,139,195 shares on a cashless basis in December 2006, for which we issued 1,000,000 shares to a beneficiary of China Star at its designation on January 5, 2007.

(14)
Represents 783,423 shares underlying warrants issued in connection with Advance Agreement for borrowed money dated May 23, 2005. Mr. Li is our Chief Executive Officer. In April 2007, Mr. Li exercised all of the warrants on a cashless basis. We issued a net of 708,122 shares to Mr. Li in April 2007 for the exercise.

(15)	Represents 996,646 shares issued to Lianjun Luo as compensation for services pursuant to an employment agreement dated March 18, 2003. Mr. Luo is our Director and Chief Financial Officer.

(16)	Represents 1,800,000 shares issued to Fisher Capital Partners Limited as compensation. Fisher Capital Partners Limited’s controlling person is Mathew Yip, its partner.

Terms of 6% Secured Convertible Notes and Warrants

On June 29, 2006, we entered into a securities purchase agreement with six institutional investors (collectively, the “6% Note Holders”) for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issue, in the aggregate principal amount of $2,450,000 (the “6% Notes”), convertible into shares of the our common stock, and (2) warrants (the “6% Note Warrants”) to purchase 12,250,000 shares of our common stock, in exchange for $2.45 million.

In conjunction with the sale and issuance of the 6% Notes, we entered into a registration rights agreement with the 6% Note Holders pursuant to which we are required to file within 45 days a registration statement under the Securities Act covering the resale of the shares issued upon conversion of the 6% Notes. The registration rights agreement imposes financial penalties if we do not timely complete the filing, or the registration statement is not declared effective within 120 days of being filed. The penalties are capped at 10% of the outstanding principal amount of the 6% Notes. In compliance with these covenants, this registration statement on Form SB-2 was filed with the SEC and later declared effective on October 31, 2006. We closed three sales of 6% Notes in 2006 for principal amounts of $857,500, $735,000 and 857,500, respectively, for an aggregate principal amount of $2,450,000.

The conversion price of the 6% Notes is based on an average of the trading price of our common stock on the OTC Bulletin Board. The conversion price is discounted 50% before the registration statement is filed, 45% after it is filed if filed before the 45-day deadline, and 40% if the registration statement becomes effective before the 120-day deadline. The conversion price is also adjusted for certain subsequent issuances of any equity securities of the Company at prices below the conversion price then in effect. The 6% Notes contain a volume limitation that prohibits the holder from converting further 6% Notes if by doing so would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. In addition, the holder agrees that it will not convert more than the greater of $120,000 principal amount of 6% Notes per calendar month or the average daily dollar volume calculated during the 10 business days prior to a conversion, per conversion.

The exercise price of the 6% Note Warrants is $0.45 per share, subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for subsequent issues of equity securities by the Company below the trading price of the shares. The purchase agreement requires us to maintain a reserve of authorized common stock equal to 110% of the number of shares issuable upon full conversion of the 6% Notes and exercise of the 6% Note Warrants. The Purchase Agreement imposes financial penalties if the authorized number of shares of common stock is insufficient to satisfy the reserve requirements. The financial penalty is equal to 2% of the outstanding amount of the 6% Notes per months plus accrued and unpaid interest on the notes, prorated for partial months. The 6% Notes and the 6% Note Warrants also impose a financial penalty on us if we fail to timely deliver common stock upon conversion of the 6% Notes and exercise of the 6% Note Warrants, respectively.

The 6% Notes requires us to procure the 6% Note Holder’s consent to take certain actions including to pay dividends, repurchase stock, incur debt, guaranty obligations, merge or restructure the Company, or sell significant assets.

Our obligations under the 6% Notes and the 6% Note Warrants are secured by a first priority security interest in our intellectual property pursuant to an intellectual property security agreement with the 6% Note Holders, and by a first priority security interest in all of our other assets pursuant to a security agreement with the 6% Note Holders. In addition, the our Chief Executive Officer has pledged all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes and the 6% Note Warrants.

As of June 25, 2007, the 6% Note Holders have converted $278,600 of the principal and $27,697 of the interest into 2,887,424 shares and $369,051 shares of our common stock, and the balance of principal of the 6% Notes was $2,171,400.

Terms of Warrants under the 2005 Convertible Secured Promissory Note Agreements

We entered into three convertible secured promissory note agreements, for the aggregate amount of $320,000, with Donald Worthly, Gertrude Yip, and Hiro and Elaine Sugimura on May 30, 2005, June 1, 2005 and June 17, 2005, respectively. Pursuant to the terms of the convertible secured promissory note agreement, the lenders were given a right to convert their respective notes into shares of common stock upon the maturity date of the notes, which is three months from the execution date of the agreements. The lenders were also granted detachable warrants to purchase an aggregate of 1,600,000 shares of Common Stock in the form of warrants pursuant to purchase agreements entered into contemporaneously by the parties. The exercise prices of the warrants are $0.023, 0.022 and $0.018 respectively. We are required under the terms of the note agreements to register the shares underlying the warrants within six months from the date of issue or as soon as practicable at our expense. In addition, the lenders were granted unlimited piggyback rights. All such warrants were exercised in the second half of 2006.

On August 8, 2006, pursuant to a debt conversion agreement, Hiro and Elaine Sugimura, holders of $100,000 principal amount of the above-referenced notes, agreed to convert both the principle and accrued interest of this note into 773,537 shares of our common stock, based on $0.147 per share, reflecting a 40% discount of the closing price of $0.245 on August 7, 2006. Pursuant to the debt conversion agreement, Hiro and Elaine Sugimura were entitled to the piggy-back registration rights for the shares that were converted. As of the date of this prospectus, the principal amount of the above-referenced notes has been settled ($150,000 due to Donald Worthley and 70,000 due to Gertrude Yip).

Terms of Common Stock Option Purchase Agreement with Transworld Consulting Group Corporation

On March 30, 2004, we entered into an option purchase agreement with Transworld Consulting Group Corporation, a financial consultant. Pursuant to the agreement Transworld Consulting was issued a stock option to purchase 300,000 shares of common stock exercisable at $0.20 per share. Transworld Consulting was granted piggy-back registration rights exercisable during the six-year period from the effective date of the agreement. Transworld has assigned the warrants to Zhonghua Chen, Jian Liu, Baizhu Chen.

Terms of Warrants Issued to Kim and Bang under the 2004 Convertible Note Agreements

On September 23, 2004, we entered into two convertible note agreements, for the aggregate principal amount of $350,000, with Yong Sam Kim and Song N. Bang. The principal and interest have been settled in cash. In connection with the convertible note agreements, Messrs. Kim and Bang were issued warrants to purchase 900,000 and 150,000 shares of common stock, respectively. Each warrant entitled the holders to subscribe for one share of common stock at an exercise price of $0.20 per share through September 23, 2007. Pursuant to the convertible note agreements, Messrs. Kim and Bang were granted piggy-back registration rights exercisable during the three-year period from the effective date of the agreements. In July 2006, Bang exercised his warrants by cashless exercise for 50,000 shares of our common stock.

Terms of Warrants Issued to China Star and Wei Li under the Advance Agreements

Pursuant to advance agreements dated June 29, 2005, September 30, 2006, December 31, 2005 and March 31, 2006 we borrowed money from China Star Investment Co. Ltd for a total amount of $238,169. The money was borrowed pursuant to 27 advances between April 4, 2005 and March 25, 2005. The advances were unsecured, bore interest at 12% per annum and were initially due in 180 days from the date of draw down. In conjunction with the advance agreements we issued detachable warrants to China Star to purchase an aggregate of 1,190,847 shares of common stock. The exercise price of the warrants varies from $0.0080 to $0.0300 per share.   China Star was granted unlimited piggy-back registration rights. China Star is a company which is 28% owned by our Chief Executive Officer, Wei Li. Mr. Yun long Zhang, one of our directors, is also General Manager of China Star and is responsible for its daily operations. China Star exercised 1,139,195 warrants on a cashless basis in December 2006, for which we issued a net of 1,000,000 shares of common stock to a beneficiary of China Star at its designation on January 5, 2007.

Pursuant to an advance agreement dated May 23, 2005 we borrowed money from Wei Li for a total amount of $168,333. The money was borrowed pursuant to advances between April 4, 2005 and March 25, 2005. The advances were unsecured, bore interest at 12% per annum and were initially due 180 days from the date of draw down. In conjunction with the advance agreements we issued detachable warrants to Mr. Li to purchase an aggregate of 783,423 shares of common stock. The exercise price of 650,000 of the warrants is $0.0110 and of 133,423 of the warrants is $0.0481 per share. Li was granted unlimited piggy-back registration rights. In April 2007, Mr. Li exercised all of the warrants on a cashless basis. We issued a net of 708,122 shares to Mr. Li in April 2007 for the exercise.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify some of the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Certain legal matters with respect to the shares of our common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Seattle, Washington.

EXPERTS

We have included the 2006/2005 Financial Statements in this prospectus in reliance upon the report of Mao & Company CPAs, Inc., independent registered certified public accountant (which express unqualified opinion and include an explanatory paragraph referring to going concern issue) given on the authority of these firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

On March 13, 2006, Grobstein, Horwath & Company LLP (“GHC”) informed us by written letter that it was resigning as the certifying accounting firm for the Company and its subsidiaries effective immediately. Effective March 14, 2006, our board of directors approved the selection of Mao & Company, CPAs, Inc. (“Mao & Co”) as our certifying accounting firm for the fiscal year ending December 31, 2005.

During March 2004, we completed a stock exchange transaction with the stockholders of Kiwa Bio-Tech Products Group Ltd. (“Kiwa BVI”) resulting in Kiwa Bio-Tech becoming a wholly owned subsidiary of the Company. This stock exchange transaction also resulted in a recapitalization of the Company with Kiwa BVI becoming the surviving entity of the transaction for accounting purposes. GHC audited Kiwa Bio-Tech’s financial statements for the period from June 5, 2002 (date of inception) to December 31, 2002 and the fiscal year ended December 31, 2003. GHC’s reports for those periods did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2004, for which audit services were provided by GHC, and through March 13, 2006, there were no disagreements with GHC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of GHC, would have caused them to make reference to the subject matter in their report.

Prior to Mao & Co becoming our independent registered public accounting firm, neither we, nor anyone on our behalf, consulted with Mao & Co regarding either the application of accounting principles to a specific or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

Mao & Co audited our financial statements for fiscal 2006 and 2005, and reviewed our quarterly financial statements for fiscal 2006.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

Kiwa Bio-Tech Products Group Corporation and Its Subsidiaries

2007 Q1 Financial Statements

Condensed Consolidated Balance Sheet

Item	2007-3-31	2006-12-31
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$773,657	$498,103
Accounts receivable, net of bad debt allowance
of $261,425 and $258,667, respectively	227,140	929,446
Inventories	869,445	541,340
Prepaid expenses	193,390	302,007
Other current assets	47,133	57,011
Total current assets	2,110,765	2,327,907
Property, Plant and Equipment:
Buildings	1,056,192	1,046,116
Machinery and equipment	592,988	585,282
Automobiles	48,231	47,772
Office equipment	81,048	78,096
Computer software	9,329	9,240
	1,787,788	1,766,506
Less: accumulated depreciation	(318,684)	(286,039)
Property plant and equipment - net	1,469,104	1,480,467
Construction in progress	65,259	34,548
Intangible asset-net	325,152	337,027
Deferred financing costs	191,293	211,793
Deposit to purchase the proprietary technology	126,443	126,443
Total assets	$4,288,016	$4,518,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,277,986	$983,980
Construction costs payable	312,229	366,879
Due to related parties	526,307	496,806
Current portion of bank notes payables	5,457	5,405
Total current liabilities	2,121,979	1,853,070
Long-term liabilities, less current portion:
Unsecured loans payable	1,486,903	1,472,717
Bank notes payable	-	1,351
Long-term convertible notes payable	2,285,524	2,365,962
Discount on warrants relating to long-term	(1,295,099)	(1,371,446)
Total long-term liabilities	2,477,328	2,468,584

Minority interest in a subsidiary	98,173	103,362

Shareholders’ equity (deficiency)
Common stock -$0.001 par value Authorized 200,000,000 shares and 200,000,000 shares at March 31, 2007 and December 31, 2006 respectively.Issued and outstanding 72,085,983 and 70,149,556 shares at March 31, 2007, and December 31, 2006, respectively	72,086	70,150
Preferred stock -$0.001 par value Authorized 20,000,000 shares, nil shares issued and outstanding at March 31, 2007, and December 31, 2006, respectively	-	-
Additional paid-in capital	8,399,520	8,311,975
Stock-based compensation reserve	(477,493)	(523,468)
Deficit Accumulated	(8,405,914)	(7,766,654)
Accumulated other comprehensive income	2,337	1,166
Total shareholders’ equity (deficiency)	(409,464)	93,169
Total liabilities and stockholders’ equity	$4,288,016	$4,518,185

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
Item	2007	2006
Net sales	$1,384,093	$11,023
Cost of sales	1,245,770	7,410
Gross profit	138,323	3,613

Operating expenses:
Consulting and professional fees	189,461	44,400
Officers’ compensation	65,042	5,967
General and administrative	179,024	68,934
Selling expenses	143,625	3,288
Research and development	49,304	7,901
Depreciation and amortization	31,273	33,162
Allowance and provision	266	-
Total costs and expenses	657,995	163,652
Operating loss	(519,672)	(160,039)
Interest expense, net	(125,758)	(24,404)
Minority interest in a subsidiary’s loss	6,171	-
Net loss	$(639,259)	$(184,443)
Other comprehensive income (loss):
Translation adjustment	(123,794)	6,641
Comprehensive loss	$(763,054)	$(177,802)
Net loss per common share -basic and diluted	$(0.011)	$(0.003)
Weighted average number of common shares outstanding -basic and diluted	71,794,704	59,235,930

Condensed Consolidated Statements of Stockholders’ Equity (Deficiency) (Unaudited)

	Common Stock		Additional	Stock-based	Accumulated	Other	Total
	Shares	Amount	Paid-in	Compensation	Deficits	Comprehensive	Stockholders’
Balance, January 1, 2007	70,149,556	70,150	8,311,975	(523,468)	(7,766,654)	1,166	93,168
Issuance of common stock for exercise of warrants on January 5, 2007	1,000,000	1,000	(1,000)	-	-	-	0
Issuance of common stock for conversion of principal and interest of 6% Notes in the first quarter of 2007	936,427	936	88,545	-	-	-	89,482
Amortizaton of fair value of warrants to a financing consultant in 2006	-	-	-	19,295	-	-	19,295
Amortization of fair value of employee stock option granted in 2006	-	-	-	26,680	-	-	26,680
Net loss for three months ended March 31, 2007					(639,259)		(639,259)
Other comprehensive income for three months ended March 31, 2007	-	-	-	-	-	1,171	1,171
Balance, March 31, 2007	72,085,983	$72,086	8,399,520	(477,493)	(8,405,914)	2,337	($409,464)

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
Item	2007	2006
Cash flows from operating activities:
Net loss	$(639,259)	$(184,443)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	176,233	33,867
Amortization of detachable warrants and option	122,322	980
Provision for doubtful debt and inventory impairment	2,758	-
Minority interest in subsidiary	(6,171)	-
Changes in operating assets and liabilities:
Accounts receivable	699,548	(4,379)
Inventories	(328,105)	5,036
Prepaid expenses	617	462
Other current assets	9,878	(5,383)
Accounts payable and accrued expenses	297,953	65,939
Net cash provided by (used in) operating activities	335,774	(91,546)
Cash flows from investing activities:
Purchase of property and equipment	(89,493)	(3,625)
Net cash used in investing activities	(89,493)	(3,625)
Cash flows from financing activities:
Proceeds from subscription of common stock	-	126,284
Proceeds from related parties	55,818	44,268
Repayment to related parties	(47,085)	-
Repayment of convertible notes payable	-	(87,135)
Repayment of long-term borrowings	(1,364)	(2,004)
Net cash provided by financing activities	7,369	81,413
Effect of exchange rate changes on cash and cash equivalents	21,904	9,088
Cash and cash equivalents:
Net increase (decrease)	275,554	(1,045)
Balance at beginning of period	498,103	14,576
Balance at end of period	$773,657	$13,531

Supplemental Disclosures of Cash flow Information:
Cash paid for interest	$-	$23,306
Cash paid for taxes	$-	$-
Non-cash investing and financing activities:
Issuance of detachable warrants in conjunction with loans	$-	$5,145
Issuance of common stock for long-term convertible notes payable and interest	$89,482	$-
Non-cash exercise of warrants	$1,000	$-

Notes to the Condensed Consolidated Financial Statements (Unaudited)

References herein to “we”, “us”, “our” or “the Company” refer to Kiwa Bio-Tech Products Group Corporation and its wholly-owned and majority-owned subsidiaries unless the context specifically states or implies otherwise.

1.	Background and Basis of Presentation

Organization - We are the result of a share exchange transaction accomplished on March 12, 2004, between Tintic Gold Mining Company (“Tintic”), a Utah corporation, and Kiwa Bio-Tech Products Group Ltd. (“Kiwa BVI”). The exchange transaction resulted in a change of control of Tintic, with former Kiwa BVI stockholders owning approximately 89% of Tintic on a fully diluted basis, and Kiwa BVI became Tintic’s wholly-owned subsidiary. Subsequent to the share exchange, Tintic changed its name to Kiwa Bio-Tech Products Group Corporation. On July 21, 2004, we completed our reincorporation in the State of Delaware.

We have established two subsidiaries in China: (1) Kiwa Bio-Tech Products (Shandong) Co., Ltd. (“Kiwa Shandong”) in 2002 and (2) Tianjin Kiwa Feed Co., Ltd. (“Kiwa Tianjin”) in July 2006. The following chart summarizes our organizational and ownership structure.

Business - Our business plan is to develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for agriculture markets located primarily in China. We have made arrangements to acquire technologies to produce and market bio-fertilizer and bio-enhanced feed products, and also are developing a veterinary drug based on AF-01 Anti-Viral Aerosol technology.

Basis of Presentation - The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries, Kiwa BVI and Kiwa Shandong, and also its majority-owned subsidiary, Kiwa Tianjin. These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates include bad debt provision, impairment of inventory and long-lived assets, depreciation and amortization and fair value of warrant.

Country Risk - As the Company’s principal operations are conducted in China, the Company is subject to special considerations and significant risks not typically associated with companies in North America and/or Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in China. The Company’s results of operations may be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company’s transactions undertaken in China are denominated in Renminbi (“RMB”), which must be converted into other currencies before remittance out of China may be considered. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government.

Credit Risk - The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when outstanding balances are not considered fully collectable. According to the Company’s credit policy, the Company generally provides 100% bad debt provision for the amounts outstanding over 365 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice in the China region.

As of March 31, 2007, there was $261,425 in accounts receivable over 365 days old. We have booked a reserve for doubtful accounts for the full $261,425.

Going Concern - The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values.

As of March 31, 2007, we had an accumulated deficit of $8,405,914, of which $7,766,655 incurred from inception to December 31, 2006 and $639,259 (including non-cash expenses $251,890) for the three months ended March 31, 2007, respectively. This trend is expected to continue. Our remaining capital resources are insufficient to allow the Company to execute its business plan both in the short term and in the foreseeable future. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization. These factors create substantial doubt about our ability to continue as a going concern.

The Company’s registered independent public accounting firm, in their report on the consolidated financial statements as of and for the year ended December 31, 2006 and 2005 contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, have included an explanatory paragraph in their opinion indicating that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are continuing to develop our manufacturing facility and have not generated significant revenues from our operations. Until sufficient cash flow is generated from operations, we will have to utilize our capital resources or external sources of funding to satisfy our working capital needs.

To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Foreign Currency Translation - The functional currency of the Company is China RMB, which is the primary medium of exchange where Kiwa Shandong and Kiwa Tianjin operate. The Company reports its financial results in United States dollars (“U.S. dollars” or “US$”).

Translations of amounts from RMB into U.S. dollars were at approximately US$ 1.00 = RMB 8.28 for all periods prior to July 21, 2005. Due to the stability of the RMB during the periods covered by the consolidated financial statements prior to July 21, 2005, no material exchange differences exist during the aforesaid period. On July 21, 2005, the People’s Bank of China announced it would appreciate the RMB, increasing the RMB-US$ exchange rate from approximately US$ 1.00 = RMB 8.28 to approximately US$ 1.00 = RMB 8.00. The Company translates its China subsidiaries’ assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date (on March 31, 2007, the prevailing exchange rate of the U.S. dollar against the RMB was US$ 1.00 = RMB 7.7342), and the statement of operations is translated at the average rates over each month during the reporting period. Equity items are translated at historical exchange rates. Adjustments resulting from the translation from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated comprehensive income (loss). Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of operations and comprehensive income.

Revenue Recognition - The Company recognizes sales of its products in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”. Sales represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title.

Pursuant to China’s value-added tax (“VAT”) rules and regulations, Kiwa Shandong as an ordinary VAT taxpayer is subject to a tax rate of 13% (“output VAT”). Such output VAT is payable after offsetting VAT paid by Kiwa Shandong on purchases (“input VAT”).

The VAT rate applied for Kiwa Tianjin, as a small-scale VAT taxpayer, is 6%. However as a livestock feed producer, it is exempted from VAT. Such VAT exemption shall be approved by the local tax authority each year. On August 31, 2006 and January 27, 2007, the local tax authority approved the exemption from VAT for Kiwa Tianjin’s revenues for fiscal year 2006 and 2007, respectively.

Pursuant to EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, the company must recognize revenue based on the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) if the company carries out a transaction which has the following indicators: (1) the supplier (not the company) is the primary obligor in the arrangement; (2) the amount the company earns is fixed; and (3) the supplier (and not the company) has credit risk. We evaluate the relevant facts and circumstances of our urea entrepot trade, and recognize net amount as revenue for urea entrepot business.

Advertising - The Company charges all advertising costs to expense as incurred.

Research and Development - Research and development costs are charged to expense as incurred.

Operating Leases - Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant lease contracts.

Net Loss Per Common Share - Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per common share reflects the potential dilution that would occur if dilutive securities (stock options, warrants, convertible debt, stock subscription and other stock commitments issuable) were exercised. These potentially dilutive securities were not included in the calculation of loss per share for the periods presented because the Company incurred a loss during such periods and thus their effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for all periods presented. As of March 31, 2007, potentially dilutive securities aggregated 39,486,513 shares of common stock.

Comprehensive (Loss) Income - The Company has adopted the SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than not that the assets will not be recovered.

Cash and Cash Equivalents - Highly liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

Management believes that there was no obsolete inventory as of March 31, 2007. As of December 31, 2006, there were $48,039 in finished goods exceeding their quality guarantee period, and we accrued impairment allowance for these inventories.

Property, Plant and Equipment - Property, plant and equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets after taking into account the estimated residual value. The estimated useful lives of property, plant and equipment are as follows:

Buildings	20-35 years
Machinery and equipment	4-12 years
Automobiles	8 years
Office equipment	5 years
Computer software	3 years

Construction in progress represents factory and office buildings under construction. The Company capitalizes interest during the construction phase of qualifying assets in accordance with SFAS No. 34, “Capitalization of Interest Cost”. No interest was capitalized during three months ended March 31, 2007 and 2006.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets. The Company has determined that there was no impairment of long-lived assets as of March 31, 2007.

Financial Instruments and Fair Value - The Company accounts for financial instruments under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires that all derivative financial instruments be recognized in the consolidated financial statements and maintained at fair value regardless of the purpose or intent for holding them. Changes in fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows.

The carrying amounts for cash and cash equivalents, accounts receivable, other receivables, deposits and prepayments, short-term borrowings, accounts payable, other payables and accruals approximate their fair values because of the short maturity of those instruments.

Stock Issued for Compensation and Financing - Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share Based Payment,” (“SFAS No. 123(R)”) which revises SFAS No. 123 and supersedes APB 25. SFAS No. 123(R) requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense (net of any capitalization) over the requisite service period, net of estimated forfeitures, using the straight-line attribution method under SFAS No. 123(R).

Related Parties - Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Reclassification from Prior Year Financial Statements - Certain prior year comparative figures have been reclassified to conform to the current year presentation.

2.	Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We are required to adopt SFAS No. 159 in the first quarter of 2008 and are currently evaluating the impact that SFAS No. 159 will have on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3.	Accounts Receivable

As of March 31, 2007 and December 31, 2006, the balance of accounts receivable was $227,140 and $929,446, net of bad debt provision of $261,425 and $258,667, respectively. We have collected substantially all fees earned on urea entrepot trading.

4.	Inventories

Inventories consisted of the following as of March 31, 2007 and December 31, 2006:

Item	March 31, 2007	December 31, 2006
Raw materials	$685,761	$439,397
Semi-Finished goods	187	241
Finished goods	183,061	101,271
Raw materials contracted for processing	436	431
Total	$869,445	$541,340

As of December 31, 2006, there were $48,039 in finished goods exceeding their quality guarantee period, and we accrued impairment allowance for these inventories. The balance of finished goods in this table is a net balance after offsetting the allowance. There was no additional impaired inventory incurred for the three months ended March 31, 2007.

5.	Prepaid expenses

Prepaid expenses consisted of the following as of March 31, 2007 and December 31, 2006:

Item	March 31, 2007	December 31, 2006
Prepaid stock-based compensation
for investor relation consultant (i)	148,800	256,800
Prepaid charges relating to urea entrepot trade	30,097	30,097
Others	14,493	15,110
Total	193,390	302,007

(i) Prepaid stock-based compensation to investor relation consultant

Pursuant to an investor relations and international sales and distribution agreement with an investor relation consultant dated August 7, 2006, we issued 1.8 million shares of our common stock to the consultant as partial compensation on October 10, 2006. We evaluated the fair value of the stock based on the closing price of our common stock on the issuance date, and amortized for the valid period of the agreement, which was one year commencing on August 1, 2006.

6.	Property, Plant and Equipment

The total gross amount of property, plant and equipment was $1,787,788 and $1,766,506 as of March 31, 2007 and December 31, 2006, respectively. The increase of $21,282 is mainly due to facility upgrade of Kiwa Shandong.

Depreciation expense was $32,645 and $22,004 for the three months ended March 31, 2007 and 2006, respectively.

All of our property, plant and equipment have been used as collateral to secure the 6% Notes. (See Note 14 below.)

7.	Intangible Assets

The Company’s intangible assets as of March 31, 2007, consisted of the following:

	Expected Amortization Period started on the purchase date of August 1, 2004	Gross carrying value	Accumulated amortization	Net value at March 31, 2007
Patent	8.5 years	$480,411	$155,259	$325,152

The following table presents future expected amortization expense related to the patent:

Future expected amortization	Amount
2007	$43,035
2008	57,380
2009	57,380
2010	57,380
2011	57,380
Thereafter	$52,597

This patent has been used as collateral to secure the 6% Notes. (See Note 14 below.)

8.	Deferred Financing Costs

The financing costs relating to 6% Notes (see Note 14 below) were $246,000 in total, including financing commission paid to an investment bank, legal service fees, insurance premium and other relating costs. The costs are being amortized over the 3 years term of the 6% Notes. The balance as of March 31, 2007, was $191,293.

9.	Deposit to Purchase the Proprietary Technology

The balance $126,443 as of March 31, 2007, is partial payment of the first installment of the transfer fee of Anti-viral Aerosol technology pursuant to a Technology Transfer Agreement dated May 8, 2006. (See Note 18 below.)

10.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at March 31, 2007 and December 31, 2006:

	March 31,	December 31,
Item	2007	2006
Consulting and professional payables	$350,821	$419,835
Payables to material suppliers	316,651	99,263
Interest payable	112,399	80,775
Salary payable	98,025	71,793
Social insurance payable	89,793	89,290
Office rental payable	69,014	54,926
Payables to equipment suppliers	17,733	14,222
Payables to Kiwa & CAU R&D center	58,183	25,612
Credit card balance	71,899	69,554
Rebates payable to customers	27,701	40,651
Others	65,767	18,058
Total	$1,277,986	$983,980

11.	Construction Costs Payable

Construction costs payable represents remaining amounts to be paid for the first phase of construction of our bio-fertilizer facility and recent facility upgrade in Shandong.

12.	Related Party Transactions

Amounts due to related parties consisted of the following as of March 31, 2007 and December 31, 2006:

Item	Notes	March 31, 2007	December 31, 2006
Mr. Wei Li (“Mr. Li”)	(i)	$62,116	$32,398
China Star Investment Management Co., Ltd. (“China Star”)	(ii)	464,191	464,408
Total		$526,307	$496,806

 (i) Mr. Li

Mr. Li is the Chairman of the Board and the Chief Executive Officer of the Company.

Advances

As of December 31, 2006, the balance of $32,398 due to Mr. Li primarily consisted of operating expenses that Mr. Li paid on behalf of the Company. During the three months ended March 31, 2007, Mr. Li advanced an additional $55,818 to the Company, and was repaid $26,100. As of March 31, 2007, the remaining balance due to Mr. Li was $62,116. Mr. Li agreed that the Company could repay the balance aperiodically when the Company’s cash flow circumstances permit.

The Company has also granted detachable warrants to Mr. Li to purchase an aggregate of 783,423 shares of common stock relating to a loan to the Company in April 2005. The warrants expire two years from the date of issue. In April 2007, Mr. Li exercised all of the warrants on a cashless basis. We issued a net of 708,122 shares to Mr. Li in April 2007 for the exercise.

Motor Vehicle Lease

In December 2004, we entered into an agreement with Mr. Li, pursuant to which Mr. Li leases to the Company a motor vehicle. The monthly rental payment is RMB15,000 (approximately $1,939).

Guarantees for the Company

Mr. Li has pledged, without any compensation from the Company, all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes.

Issuance of Letter of Credit on behalf of Kiwa BVI

UPB International Sourcing Limited (“UPB”) is a company wholly-owned by Mr. Li.

On August 8, 2006, Kiwa BVI entered into a Letter of Credit Contract with UPB, as amended and supplemented by a Supplementary Agreement dated August 20, 2006. The Letter of Credit Contract, as amended, sets forth the following terms:

(1) The Company engages UPB to issue a letter of credit on behalf of the Company with a $38,500,000 credit line in total to the urea supplier under a urea purchase agreement dated July 31, 2006. UPB promises to keep the letter of credit effective within the entire stated period of the urea purchase agreement.

(2) The Company agrees to pay UPB a commission equal to 2% of the total credit line of the letter of credit issued by UPB, of which 50% will be paid in one month from the date of execution, and the balance will be paid upon the close of the first shipment of urea under the urea purchase contract.

(3) UPB shall be responsible for the settlement of related credit letters received from selling urea under a urea sales agreement dated July 28, 2006. After the settlement, the spread should be paid to Kiwa BVI, which will be recognized as our commission revenue. As for the settlement of the first two shipments, UPB designated Hua Yang Roneo Corporation to settle the credit letters from the terminal purchaser, and after the settlement Hua Yang Roneo Corporation wired to UPB the spread that belonged to Kiwa BVI.

UPB had made the arrangement to issue the letter of credit according to the terms of the Letter of Credit Contract, as amended. We had paid UPB the first installment and other minor costs in the amount of $415,097 in 2006, and the first two shipments had been closed at the end of 2006. UPB had paid the Company the spread of these two shipments - $800,000 - of which $686,600 was paid in the first quarter of 2007 and the balance of $120,000 was paid in April 2007.

(ii) China Star

China Star is a company which is 28% owned by Mr. Li. Mr. Yun long Zhang, one of our directors is also the General Manager of China Star and is responsible for its daily operations.

The balance due to China Star was $464,191 (including currency appreciation of $27,711) and $464,408 (including currency appreciation of $6,944) as of March 31, 2007 and December 31, 2006, respectively. In the three months ended March 31, 2007, the Company had repaid $20,985 to China Star. China Star agreed that the Company could repay the balance aperiodically when the Company’s cash flow circumstances permit.

The Company has also granted detachable warrants to China Star to purchase an aggregate of 1,190,847 shares of common stock relating to advances before March 31, 2006. The warrants expire two years from the date of issue. China Star exercised 1,139,195 shares on a cashless basis in December 2006, for which we issued 1,000,000 shares to a beneficiary of China Star at its designation on January 5, 2007.

13.	Unsecured Loans Payable

The balance of unsecured loans payable as of March 31, 2007 and December 31, 2006 were $1,486,903 and $1,472,717, respectively. The difference of $14,186 was due to the different exchange rates prevailing at the two dates. Unsecured loans payable consisted of the following at March 31, 2007 and December 31, 2006:

Item	March 31, 2007	December 31, 2006
Unsecured loan payable to Zoucheng Municipal Government, non-interest bearing, becoming due within three years from Kiwa Shandong’s first profitable year on a formula basis, interest has not been imputed due to the undeterminable repayment date	$1,163,663	$1,152,561
Unsecured loan payable to Zoucheng Science & Technology Bureau, non-interest bearing, it is due in Kiwa Shandong’s first profitable year, interest has not been imputed due to the undeterminable repayment date	323,240	320,156
Total	$1,486,903	$1,472,717

Kiwa Shandong qualifies for non-interest bearing loans under a Chinese government sponsored program to encourage economic development in certain industries and locations in China. To qualify for the favorable loan terms, a company must meet the following criteria: (1) be a technology company with innovative technology or product (as determined by the Science Bureau of the central Chinese government); (2) operate in specific industries that the Chinese government has determined are important to encourage development, such as agriculture, environmental, education, and others; and (3) be located in an undeveloped area such as Zoucheng, Shandong Province where the manufacturing facility of the Company is located. In addition, according to the Project Agreement, Zoucheng Municipal Government granted the Company use of at least 15.7 acres in Shandong Province, China at no cost for 10 years to construct a manufacturing facility. Under the agreement, the Company has the option to pay a fee of RMB 480,000 ($61,470) per acre for the land use right after the 10-year period. The Company may not transfer or pledge the temporary land use right. The Company also committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. (For more details about obligations under the Project Agreement, see Note 18 below.)

14.	Long-Term Convertible Notes Payable

On June 29, 2006, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with six institutional investors (collectively, the “Purchasers”) for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issuance, in the aggregate principal amount of $2,450,000 (the “6% Notes”), convertible into shares of the Company’s common stock, and (2) warrants (the “Warrants”) to purchase 12,250,000 shares of the Company’s common stock. The required registration statement on Form SB-2 was declared effective on October 31, 2006, and all three sales of 6% Notes with a principal amount of $857,500, $735,000 and 857,500 respectively closed in 2006, the Company received $2,450,000 in aggregate from the three sales of the 6% Notes.

The conversion price of the 6% Notes is based on an average of the trading price of the Company’s common stock on the OTC Bulletin Board. The conversion price is discounted 50% before the registration statement is filed, 45% after it is filed if filed before the 45-day deadline, and 40% if the registration statement becomes effective before the 120-day deadline. The Company met all of the foregoing deadlines so the effective conversion price is discounted 40%. The conversion price is also adjusted for certain subsequent issuances of equity securities of the Company at prices below the conversion price then in effect. The 6% Notes contain a volume limitation that prohibits the holder from converting further 6% Notes if doing so would cause the holder and its affiliates to hold more than 4.99% of the Company’s outstanding common stock. In addition, each holder of 6% Notes agrees that they may not convert more than their pro-rata share (based on original principal amount) of the greater of the $120,000 principal amount of 6% Notes per calendar month or the average daily dollar volume calculated during the 10 business days prior to a conversion, per conversion.

The exercise price of the Warrants is $0.45 per share, subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for subsequent issues of equity securities by the Company below the trading price of the shares. The Purchase Agreement requires the Company to maintain a reserve of authorized common stock equal to 110% of the number of shares issuable upon full conversion of the 6% Notes and exercise of the Warrants. The Purchase Agreement imposes financial penalties in cash (equal to 2% of the number of shares that the Purchaser is entitled to multiplied by the market price for each day) if the authorized number of shares of common stock is insufficient to satisfy the reserve requirements. The 6% Notes and the Warrants also impose financial penalties on the Company if it fails to timely deliver common stock upon conversion of the 6% Notes and exercise of the Warrants, respectively.

To enable reservation of a sufficient amount of authorized shares that may be issued pursuant to conversion of the 6% Notes and exercise of the Warrants, the Company was required on the Purchase Agreement to amend its Certificate of Incorporation to increase the number of authorized shares of common stock. The Purchase Agreement required the Company to file with the SEC a proxy statement to solicit shareholder approval to increase the number of authorized shares of common stock no later than August 1, 2006, and to use its best efforts to obtain shareholder approval by November 1, 2006. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders. The Company incurs a financial penalty in cash or shares at the option of the Company (equal to 2% of the outstanding amount of the 6% Notes per month plus accrued and unpaid interest on the 6% Notes, prorated for partial months) if it breaches this or other affirmative covenants in the Purchase Agreement, including a covenant to maintain a sufficient number of authorized shares under its Certificate of Incorporation to cover at least 110% of the stock issuable upon full conversion of the Notes and the Warrants.

The 6% Notes require the Company to procure the Purchaser’s consent to take certain actions including paying dividends, repurchasing stock, incurring debt, guaranteeing obligations, merging or restructuring the Company, or selling significant assets.

The Company’s obligations under the 6% Notes and the Warrants are secured by a first priority security interest in the Company’s intellectual property pursuant to an Intellectual Property Security Agreement with the Purchasers, and by a first priority security interest in all of the Company’s other assets pursuant to a Security Agreement with the Purchasers. In addition, the Company’s Chief Executive Officer has pledged all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes and the Warrants. The Purchasers are accredited investors as defined under the Securities Act and the 6% Notes and the Warrants and the underlying common stock upon conversion and exercise will be issued without registration under the Securities Act in reliance on the exemption provided by Rule 506 under Regulation D under the Securities Act.

The fair value of the Warrants underlying the three sales of the 6% Notes (amounting to 4,287,500 shares, 3,675,000 shares and 4,287,500 shares respectively) at the time of their issuance was determined to be $545,477, $416,976 and $505,503 calculated pursuant to the Black-Scholes option pricing model. The fair value was recorded as a reduction to the 6% Notes payable and was charged to operations as interest expense in accordance with effective interest method within the period of the 6% Notes.

The Purchasers of the 6% Notes and Warrants were procured with the assistance of an investment bank pursuant to an engagement letter agreement with the Company. Pursuant to the engagement, the investment bank is entitled to a cash fee equal to 8% of the aggregate proceeds raised in the financing and to warrants in the quantity equal to 8% of the securities issued in the financing. The Company recorded the cash fee and other direct costs incurred for the issuance of the convertible loan in aggregate of $30,000 as deferred debt issuance costs. Debt issuance costs were amortized on the straight-line method over the term of the 6% Notes, with the amounts amortized being recognized as interest expense.

The warrants issued to the investment bank in connection with each of the 6% Notes (amounting to 343,000 shares, 294,000 shares and 343,000 shares) are exercisable for three years and will have an exercise price equal to $0.2598. The fair value of these warrants at the time of their issuance was determined to be $94,005, $60,324 and $77,214 calculated pursuant to the Black-Scholes option pricing mode.

As of March 31, 2007, the Purchasers of the 6% Notes have converted $164,476 of the principal and $9,244 of the interest into 1,512,267 shares in total of our common stock, of which $80,438 of the principal and $9,244 of the interest were converted into 936,427 shares during the first quarter of 2007. As of March 31, 2007, the balance of principal of the 6% Notes was $2,285,524.

15.	Equity-Based Transactions

(a) Authorized share capital

The Company’s authorized capital consists of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

(b) Issued and outstanding share capital

On January 5, 2007, the Company issued 1,000,000 shares of our common stock in accordance with a cashless exercise request of warrants by a related party for 1,139,195 shares of warrants.

During the first quarter of 2007, the Company issued 936,427 shares of common stock pursuant to conversions of our 6% Notes.

(c) Options

There was no amendment to our 2004 Stock Incentive Plan nor any stock options granted under it during the first quarter of 2007.

16.	Stock-based Compensation

On December 13, 2006, we granted 2,000,000 shares of stock option under our 2004 Stock Incentive Plan as amended, among which 1,061,900 shares were granted to executive officers and directors, and 938,100 shares were granted to other employees.

The Company adopts SFAS 123R from the fiscal year of 2006. The fair value of the options granted at the grant date was determined to be $320,154, calculated pursuant to the Black-Scholes option pricing model. The calculated fair value is recognized as expense over the applicable vesting periods, using the straight-line attribution method, with $26,680 charged as compensation expense during the first quarter of 2007.

17.	Segment Reporting

Our business includes three market segments - bio-fertilizer, bio-enhanced feed and urea entrepot trade. Management believes that the following table highlights relevant information to the chief operation decision makers for measuring business performances and financing needs and preparing the corporate budget and other items. Expenses and finance activities that relate to our overall business are recorded under the heading “Corporate”. As most of the Company’s customers are located in China, no geographical segment information is presented.

Item	Bio-fertilizer	Livestock Feed	Urea entrport trade	Corporate	Total

Quarter ended March 31, 2007
Net sales	11,976	1,372,117	-	-	1,384,093
Gross profit	2,863	135,460	-	-	138,323
Operating expenses	87,607	166,361	48,458	355,569	657,995
Operating profit (loss)	(84,744)	(30,901)	(48,458)	(355,569)	(519,672)
Interest income (expense)	(9,019)	46	-	(116,785)	(125,758)
Minority interest in subsidiary	-	6,171	-	-	6,171
Net income (loss)	(93,763)	(24,684)	(48,458)	(472,354)	(639,259)

Total assets, as of March 31,2007	2,141,060	840,769	833,104	473,083	4,288,016

Quarter ended March 31, 2006
Net sales	11,023	-	-	-	11,023
Gross profit	3,614	-	-	-	3,614
Operating expenses	99,901	-	-	63,751	163,652
Operating profit (loss)	(96,288)	-	-	(63,751)	(160,039)
Interest income (expense)	4,839	-	-	19,566	24,404
Other income	-	-	-	-	-
Net income (loss)	(101,127)	-	-	(83,317)	(184,443)

Total assets, as of March 31, 2006	3,094,281	-	-	7,795	3,102,076

(1)	Beijing Representative Office of Kiwa Shandong fulfills part of our corporate managerial function. Most of its expenses relating to this function were categorized under the corporate heading.

18.	Commitments and Contingencies

The Company has the following material contractual obligations:

Operating lease commitments

The Company has leased an office in Beijing under an operating lease since May 2005 with an aggregate monthly lease payment of approximately RMB 40, 831. The lease will expire in March 2008. Rental expense under this lease for the three months ended March 31, 2007 and 2006 was $15,804 and $14,970, respectively.

The Company has leased an office in the United States under a commercial lease agreement since July 2005 with an aggregate monthly lease payment of $983. The lease will expire in June 2008. Pursuant to the lease agreement, rental expense for the three months ended March 31, 2007 and 2006 was both $2,949, respectively.

The Company has entered into an agreement with Challenge Feed to lease the following facilities for three years commencing on August 1, 2006: (1) an office building with floor area of approximately 800 square meters; (2) storehouses with floor area of approximately 2,500 square meters.; (3) a concentrated feed product line for fowl and livestock; and (4) two workshops with floor area approximately 1,200 square meters. The total monthly rental is RMB 50,000 ($6,465).The lease will expire in August 2009. Pursuant to the lease agreement, rental expense for the three months ended March 31, 2007, was $19,368.

Lease commitments under the foregoing lease agreements are as follows:

Fiscal year	Amount
2007	$136,809
2008	99,287
2009	51,718
Total	$287,814

Technology acquisition

On May 8, 2006, the Company entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co., Ltd. (“JKB”). Pursuant to the agreement, JKB agreed to transfer its AF-01 Anti-viral Aerosol technology for veterinary medicines to the Company. Pursuant to the agreement the Company will pay JKB a transfer fee of RMB 10 million (approximately $1.293 million), of which RMB 6 million will be paid in cash and RMB 4 million will be paid in stock. The cash portion will be paid in installments, the first installment RMB 3 million was set for May 23, 2006, initially, of which RMB 1 million has been paid and both parties have agreed to extend the remaining RMB 2 million to the date when the application for new veterinary drug certificate is accepted. Three other installments of RMB 1 million are due upon the achievement of certain milestones, the last milestone being the issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology. The RMB 4 million stock payment will be due 90 days after the AF-01 technology is approved by the appropriate PRC department for use as a livestock disinfector for preventing bird flu. The agreement will become effective when the first installment has been fully paid.

Operation of Kiwa-CAU R&D Center

Pursuant to the agreement on joint incorporation of the research and development center between CAU and Kiwa Shandong dated November 14, 2006, Kiwa Shandong agrees to invest RMB1 million (approximately $129,000) each year to fund research at the R&D Center. The term of this Agreement is ten years starting from July 1, 2006.

Investment in manufacturing and research facilities in Zoucheng, Shandong Province in China

According to the Project Agreement with Zoucheng Municipal Government in 2002, the Company committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. Subsequent to the Project Agreement, the local government authorities, including administrative Committee of Zoucheng Economic Development Zone, Foreign Trade and Economic Cooperation Bureaus of Zoucheng county government and Ji’ning municipal government approved Kiwa Shandong’s Articles of Incorporation and its project proposal. According to such approval documents, Kiwa Shandong’s registered capital is $3 million and its total investment amount is $6 million (including $3 million registered capital). As of May 14, 2007, all the registered capital has fully funded. The total investment amount of a foreign-funded company in China’s legal system refers to the sum of capital construction funds and working capital needed in operation, among which registered capital must be funded in the statutory periodical limitation, and the balance doesn’t bear any statutory or contractual limitation. Consequently Kiwa Shandong no longer bears a mandatory commitment relating to its total investment amount.

19.	Subsequent Event

None.

2006/2005 Financial Statements

REPORT OF INDEPENDENT AUDITOR, MAO & COMPANY CPAS, INC.

To the Board of Directors and Stockholders of
Kiwa Bio-Tech Products Group Corporation

We have audited the accompanying consolidated balance sheets of Kiwa Bio-Tech Products Group Corporation and Subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kiwa Bio-Tech Products Group Corporation as of December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mao & Company CPAs, Inc.

New York, New York
February 16, 2007

Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$498,103	$14,576
Accounts receivable, net of bad debt allowance of $258,667 and $82,942, respectively	929,446	701,486
Inventories	541,340	495,597
Prepaid expenses	302,007	1,962
Other current assets	57,011	27,186
Total current assets	2,327,907	1,240,807
Property, Plant and Equipment:
Buildings	1,046,116	1,012,219
Machinery and equipment	585,282	447,361
Automobiles	47,772	103,914
Office equipment	78,096	57,423
Computer software	9,240	8,940
	1,766,506	1,629,857
Less: accumulated depreciation	(286,039)	(192,991)
Property plant and equipment - net	1,480,467	1,436,866
Construction in progress	34,548	33,429
Intangible asset-net	337,027	410,586
Deferred financing costs	211,793	-
Deposit to purchase the proprietary technology	126,443	-
Total assets	$4,518,185	$3,121,688

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	$983,980	$1,000,477
Construction costs payable	366,879	372,338
Due to related parties	496,806	454,193
Convertible notes payable	-	407,135
Current portion of bank notes payables	5,405	13,647
Total current liabilities	1,853,070	2,247,790
Long-term liabilities, less current portion:
Unsecured loans payable	1,472,717	1,424,996
Bank notes payable	1,351	13,895
Long-term convertible notes payable	2,365,962	-
Discount on warrants relating to long-term convertible notes	(1,371,446)	-
Total long-term liabilities	2,468,584	1,438,891

Minority interest in a subsidiary	103,362	-

Shareholders’ equity (deficiency)
Common stock -$0.001 par value Authorized 200,000,000 shares and 100,000,000 shares at December 31, 2006 and 2005, respectively Issued and outstanding 70,149,556 and 59,235,930 shares at December 31, 2006 and 2005, respectively	70,150	59,236
Preferred stock -$0.001 par value Authorized 20,000,000 shares, nil shares issued and outstanding at December 31, 2006 and 2005, respectively	-	-
Additional paid-in capital	8,311,975	4,835,968
Stock-based compensation reserve	(523,468)	-
Deficit Accumulated	(7,766,654)	(5,482,555)
Accumulated other comprehensive income	1,166	22,358
Total shareholders’ equity (deficiency)	93,169	(564,993)
Total liabilities and stockholders’ equity	$4,518,185	$3,121,688

Consolidated Statements of Operations and Comprehensive Income

	Years Ended December 31,
	2006	2005
Net sales	$3,306,715		$631,794
Cost of sales	2,711,419		232,692
Gross profit	595,296		399,102

Operating expenses:
Consulting and professional fees	852,107		614,532
Officers’ compensation	176,528		38,727
General and administrative	605,071		509,674
Selling expenses	521,608		72,021
Research and development	119,719		11,264
Depreciation and amortization	172,011		106,283
Allowance and provision	220,148		82,942
Total costs and expenses	2,667,192		1,435,443
Operating loss	(2,071,896)		(1,036,341)
Interest expense, net	(231,559)		(293,834)
Other income	-		2,416
Minority interest in a subsidiary’s loss	19,356		-
Net loss	$(2,284,099)		$(1,327,759)
Other comprehensive income (loss):
Translation adjustment	(95,776)		22,358
Comprehensive loss	$(2,379,875)	$	$ (1,305,401)
Net loss per common share -basic and diluted	$(0.036)		$(0.026)
Weighted average number of common shares outstanding -basic and diluted	63,646,482		50,957,995

Consolidated Statement of Stockholders’ Equity (Deficiency)

	Common Stock		Additional Paid-in Capital	Stock-based Compensation Reserve	Accumulated Deficits	Other Comprehensive income	Total Stockholders’ Deficiency
	Shares	Amount

Balance, January 1, 2005	40,873,711	$40,874	$4,393,415	-	($4,154,796)	-	$279,493
Issuance of common stock to Cornell Capital in the first nine months of 2005, as repayments in conjunction with Promissory Note dated on January 4, 2005	18,362,219	18,362	294,503	-	-	-	312,865
Issuance of detachable warrants in conjunction with the issuance of convertible promissory notes in June 2005	-	-	21,700	-	-	-	21,700
Beneficial conversion feature of convertible note payable funded in June, 2005	-	-	106,666	-	-	-	106,666
Issuance of detachable warrants in conjunction with the various advances from a director in May 2005	-	-	8,633	-	-	-	8,633
Issuance of detachable warrants in conjunction with the advances from a related party dated June 29, 2005	-	-	5,417	-	-	-	5,417
Issuance of detachable warrants in conjunction with the advances from a related party dated September 30, 2005	-	-	5,021	-	-	-	5,021
Issuance of detachable warrants in conjunction with the advances from a related party dated December 31, 2005	-	-	613	-	-	-	613
Net loss for the year ended December 31, 2005	-	-	-	-	(1,327,759)	-	(1,327,759)
Other comprehensive income-Translation adjustment	-	-	-	-	-	22,358	22,358
Balance, January 1, 2006	59,235,930	$59,236	$4,835,968	-	($5,482,555)	$22,358	($564,993)
Issuance of detachable warrants in conjunction with the advances from a related party dated March 31, 2006	-	-	5,145	-	-	-	5,145
Issuance of 5 million shares of common stock pursuant to the Stock Purchase Agreement dated as of March 10, 2006	5,000,000	5,000	740,416	-	-	-	745,416
Issuance of detachable warrants in conjunction with the issuance of convertible promissory notes on June 29, 2006, August 15, 2006 and October 31, 2006	-	-	1,467,956	-	-	-	1,467,956
Issuance of warrants to a financing consultant in June and August, October 2006	-	-	231,544	(231,544)	-	-	-
Amortization of fair value of stock-based compensation reserve	-	-	-	30,801	-	-	30,801
Issuance of common stock for exercise of warrants at July 6, 2006	50,000	50	(50)	-	-	-	-
Issuance of common stock for exercise of warrants at August 9, 2006	500,000	500	8,500	-	-	-	9,000
Issuance of common stock as compensation to a investor relation consultant on October 10, 2006	1,800,000	1,800	430,200	-	-	-	432,000
Issuance of common stock as compensation to an officer on October 10, 2006	996,646	997	45,355	-	-	-	46,352
Issuance of common stock for exercise of warrants at October 10, 2006	350,000	350	7,350	-	-	-	7,700
Issuance of common stock for exercise of warrants at October 10, 2006	750,000	750	16,500	-	-	-	17,250
Issuance of common stock for conversion of a convertible note on November 10, 2006	773,537	774	112,936	-	-	-	113,710
Employee stock option granted on December 12, 2006	-	-	326,810	(326,810)	-	-	-
Amortization of fair value of employee stock option in 2006	-	-	-	4,085	-	-	4,085
Issuance of common stock for conversion 6% Notes in the fourth quarter of 2006	693,443	693	83,345	-	-	-	84,038
Net loss for the year ended December 31, 2006	-	-	-	-	(2,284,099)	-	(2,284,099)
Other comprehensive income-Translation adjustment	-	-	-	-	-	(21,192)	(21,192)
Balance, December 31, 2006	70,149,556	$70,150	$8,311,975	($523,468)	($7,766,654)	$1,166	$93,169

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(2,284,099)	$(1,327,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	200,815	146,932
Amortization of detachable warrants and option	137,374	78,447
Amortization of beneficial conversion feature of convertible notes	-	106,666
Provision for doubtful debt and inventory impairment	224,614	82,942
Fair value of shares as compensation to an employee	46,352	-
(Gain) loss on disposal of fixed assets	2,077	-
Minority interest in subsidiary	(19,356)	-
Changes in operating assets and liabilities:
Accounts receivable	(403,685)	178,975
Inventories	(94,632)	(411,920)
Other receivable	-	157,495
Prepaid expenses	131,955	129,638
Other current assets	(29,825)	(846)
Accounts payable and accrued expenses	22,162	439,603
Net cash used in operating activities	(2,066,248)	(419,827)
Cash flows from investing activities:
Purchase of property and equipment	(36,600)	(229,989)
Acquisition of intangible asset	(126,443)	-
Net cash used in investing activities	(163,043)	(229,989)
Cash flows from financing activities:
Proceeds from issuance of common stock	754,416	-
Repayment of short-term loans	-	(50,000)
Proceeds from related parties	685,906	488,501
Repayment to related parties	(651,069)	(163,741)
Proceeds from convertible notes payable	-	720,000
Repayment of convertible notes payable	(307,135)	(350,000)
Proceeds from long-term convertible notes payable	2,204,000	-
Repayment of long-term borrowings	(20,785)	(12,190)
Net cash provided by financing activities	2,665,333	632,570
Effect of exchange rate changes on cash and cash equivalents	47,486	14,773
Cash and cash equivalents:
Net increase (decrease)	483,528	(2,473)
Balance at beginning of year	14,575	17,049
Balance at end of year	$498,103	$14,576

Supplemental Disclosures of Cash flow Information:
Cash paid for interest	$103,313	$6,354
Cash paid for taxes	$-	$-
Non-cash investing and financing activities:
Fixed assets invested by minority shareholder of subsidiary	$120,000	$-
Beneficial conversion feature of convertible notes payable	-	106,666
Issuance of common stock for convertible notes payable and interest	197,748	312,865
Issuance of common stock as compensation to a consultant	432,000	-
Issuance of detachable warrants in conjunction with issuance of convertible notes payable	1,473,101	41,384
Issuance of warrants as compensation and grant of stock option	558,534	-
Non-cash exercise of warrants	50	-
Issuance of stock for warrant exercise with accrued interest setoff	24,950	-

Notes to Consolidated Financial Statements

References herein to “we”, “us”, “our” or “the Company” refer to Kiwa Bio-Tech Products Group Corporation and its wholly-owned and majority-owned subsidiaries unless the context specifically states or implies otherwise.

1.	Background and Basis of Presentation

Organization -We are the result of a share exchange transaction accomplished on March 12, 2004 between Tintic Gold Mining Company, a Utah corporation, and Kiwa BVI. The exchange transaction resulted in a change of control of Tintic, with former Kiwa BVI stockholders owning approximately 89% of Tintic on a fully diluted basis, and Kiwa BVI became Tintic’s wholly-owned subsidiary. Subsequent to the share exchange, Tintic changed its name to Kiwa Bio-Tech Products Group Corporation. On July 21, 2004, we completed our reincorporation in the State of Delaware.

Business - Our business plan is to develop, manufacture, distribute and market innovative, cost-effective and environmentally safe bio-technological products for agriculture markets located primarily in China. We have made arrangements to acquire technologies to produce and market bio-fertilizer and bio-enhanced feed products, and also are developing a veterinary drug based on AF-01 Anti-Viral Aerosol technology.

Basis of Presentation - The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries, Kiwa BVI and Kiwa Shandong, and also its majority-owned subsidiary, Kiwa Tianjin. These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates include bad debt provision, impairment of inventory and long-lived assets, depreciation and amortization and fair value of warrant.

Country Risk - As the Company’s principal operations are conducted in China, the Company is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in China. The Company’s results of operations may be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company’s transactions undertaken in China are denominated in Renminbi (“RMB”), which must be converted into other currencies before remittance out of China may be considered. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the Chinese government.

Credit Risk - The Company performs ongoing credit evaluations of its customers and intends to establish an allowance for doubtful accounts when amounts are not considered fully collectable. According to the Company’s credit policy, the Company generally provides 100% bad debt provision for the amounts outstanding over 365 days after the deduction of the amount subsequently settled after the balance sheet date, which management believes is consistent with industry practice in the China region.

As of December 31, 2006, there was $258,667 in accounts receivable over 365 days old, of which $251,630 is attributable to two fertilizer customers. We had established repayment schedules with these two customers in April 2006 to extend their credit periods of their accounts receivable over one year then to October 2006. Before September 30, 2006, these two customers made repayments on schedule. So far RMB 4,291,900 (approximately $542,680) has been collected against those receivables. However the installment committed in the fourth quarter of 2006 was not paid on schedule. In addition, these two customers didn’t carry out any transaction with us in 2006. Although the Company is still pursuing the collection of these receivables, we provided $258,667 bad debt provision based on all accounts receivable over one year as of December 31, 2006.

Going Concern - The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not purport to represent the realizable or settlement values.

As of December 31, 2006, we had an accumulated deficit of $7,766,654, and we incurred net losses of $2,284,099 and $1,327,759 during the years ended December 31, 2006 and 2005, respectively. This trend is expected to continue. Our remaining capital resources are insufficient to allow the Company to execute its business plan in the next year. To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization. These factors create substantial doubt about our ability to continue as a going concern.

The Company’s registered independent public accounting firm, in their report on the consolidated financial statements as of and for the year ended December 31, 2006 and 2005 contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, have included an explanatory paragraph in their opinion indicating that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are continuing to develop our manufacturing facility and have not generated significant revenues from our operations. Until sufficient cash flow is generated from operations, we will have to utilize our capital resources or external sources of funding to satisfy our working capital needs.

To the extent that we are unable to successfully raise the capital necessary to fund our future cash requirements on a timely basis and under acceptable terms and conditions, we will not have sufficient cash resources to maintain operations, and may have to curtail operations and consider a formal or informal restructuring or reorganization.

Foreign Currency Translation - The functional currency of the Company is China RMB, which is the primary medium of exchange where Kiwa Shandong and Kiwa Tianjin operate. The Company reports its financial results in United States dollars (“U.S. dollars” or “US$”).

Translations of amounts from RMB into U.S. dollars were at approximately US$ 1.00 = RMB 8.28 for all periods prior to July 21, 2005. Due to the stability of the RMB during the periods covered by the consolidated financial statements prior to July 21, 2005, no material exchange differences exist during the aforesaid period. On July 21, 2005, the People’s Bank of China announced it would appreciate the RMB, increasing the RMB-US$ exchange rate from approximately US$ 1.00 = RMB 8.28 to approximately US$ 1.00 = RMB 8.00. The Company translates it’s China subsidiaries’ assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date (on December 31, 2006, the prevailing exchange rate of the U.S. dollar against the RMB was US$ 1.00 = RMB 7.8087), and the statement of operations is translated at the average rates over each quarterly reporting period. Equity items are translated at historical exchange rates. Adjustments resulting from the translation from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated comprehensive income (loss). Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of operations and comprehensive income.

Revenue Recognition - The Company recognizes sales of its products in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”. Sales represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title.

Pursuant to China’s value-added tax (“VAT”) rules and regulations, Kiwa Shandong as a general VAT taxpayer is subject to a tax rate of 13% (“output VAT”). Such output VAT is payable after offsetting VAT paid by Kiwa Shandong on purchases (“input VAT”).

The VAT rate applied for Kiwa Tianjin, as a small-scale VAT taxpayer, is 6%. However as a livestock feed producer, it is exempted from VAT. Such VAT exemption shall be approved by the local tax authority each year. On August 31, 2006 and January 27, 2007, the local tax authority approved the exemption from VAT for Kiwa Tianjin’s revenues for fiscal year 2006 and 2007, respectively.

Pursuant to EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, the company must recognize revenue based on the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) if the company carries out a transaction which has the following indicators: (1) the supplier (not the company) is the primary obligor in the arrangement; (2) the amount the company earns is fixed; and (3) the supplier (and not the company) has credit risk. We evaluate the relevant facts and circumstances of our urea entrepot trade, and recognize net amount as revenue for urea entrepot business.

Advertising - The Company charges all advertising costs to expense as incurred.

Research and development - Research and development costs are charged to expense as incurred.

Operating Leases - Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant lease contracts.

Net Loss Per Common Share - Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per common share reflects the potential dilution that would occur if dilutive securities (stock options, warrants, convertible debt, stock subscription and other stock commitments issuable) were exercised. These potentially dilutive securities were not included in the calculation of loss per share for the periods presented because the Company incurred a loss during such periods and thus their effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for all periods presented. As of December 31, 2006, potentially dilutive securities aggregated 39,264,435 shares of common stock.

Comprehensive (Loss) Income - The Company has adopted the SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of operations and comprehensive income.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company establishes a valuation when it is more likely than not that the assets will not be recovered.

Cash and Cash Equivalents - Highly liquid investments with a maturity of three months or less at the time of acquisition are considered to be cash equivalents.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

As of December 31, 2006, there were $48,039 in finished goods exceeding their quality guarantee period, and we accrued impairment allowance for these inventories.

Property, Plant and Equipment - Property, plant and equipment are stated at cost. Major expenditures for betterments and renewals are capitalized while ordinary repairs and maintenance costs are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets after taking into account the estimated residual value. The estimated useful lives of property, plant and equipment are as follows:

Buildings	20-35 years
Machinery and equipment	4-12 years
Automobiles	8 years
Office equipments	5 years
Computer software	3 year

Construction in progress represents factory and office buildings under construction. The Company capitalizes interest during the construction phase of qualifying assets in accordance with SFAS No. 34, “Capitalization of Interest Cost”. No interest was capitalized during twelve months ended December 31, 2006 and 2005 as the construction in progress was minimal.

We periodically evaluate our investment in long-lived assets, including property and equipment, for recoverability whenever events or changes in circumstances indicate the net carrying amount may not be recoverable. Our judgments regarding potential impairment are based on legal factors, market conditions and operational performance indicators, among others. In assessing the impairment of property and equipment, we make assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets. The Company has determined that there was no impairment of long-lived assets as of December 31, 2006.

Financial Instruments and Fair Value - The Company accounts for financial instruments under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires that all derivative financial instruments be recognized in the consolidated financial statements and maintained at fair value regardless of the purpose or intent for holding them. Changes in fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows.

The carrying amounts for cash and cash equivalents, accounts receivable, other receivables, deposits and prepayments, short-term borrowings, accounts payable, other payables and accruals approximate their fair values because of the short maturity of those instruments.

Stock Issued for Compensation and Financing - Effective January 1, 2006, the company adopted SFAS No. 123 (revised 2004), “Share Based Payment,” (“SFAS No. 123(R)”) which revises SFAS No. 123 and supersedes APB 25. SFAS No. 123(R) requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense (net of any capitalization) over the requisite service period, net of estimated forfeitures, using the straight-line attribution method under SFAS No. 123(R).

Prior to December 31, 2005, the Company accounted for stock options under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation”.

Related Parties - Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Reclassification from Prior Year Financial Statements - Certain prior year comparative figures have been reclassified to conform to the current year presentation.

2.	Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

In April 2006, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”, that became effective beginning July 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this FSP is not expected to have a material effect on our consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertain Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 is effective for fiscal years beginning after December 16, 2006. The Company is currently evaluating FIN 48 and we do not anticipate that it will have a material impact on our financial statements upon adoption due to the Company’s current income tax situation.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principle and expands disclosures of fair value measurement. In application, this statement does not require any new fair value measurements. It shall be effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. Earlier application is permitted if the entity has not yet issued interim or annual financial statements for that fiscal year. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of business entity. For an employer with publicly traded equity securities, the requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3.	Accounts Receivable

As of December 31, 2006, the balance of accounts receivable was $929,446, net of bad debt provision of $258,667. Among this balance, $800,000, $5,242, and $124,024 relate respectively to our urea entrepot trade, bio-fertilizer and bio-enhanced feed business. As stated above in “Business-Risk Factors” under Item 1 in Part I, we acted as an agent in urea entrepot trade. The first two shipments were dispatched in mid-October and reached the destination by the end of 2006. We recognized revenue of this transaction and corresponding accounts receivable based on the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier), of which we have received $680,000 in the first quarter of 2007, of 85% of the total. All bad debt provision relates to our bio-fertilizer business.

As of December 31, 2005, the balance of accounts receivable was $701,486, net of bad debt provision $82,942.

4.	Inventories

Inventories consisted of the following as of December 31, 2006 and December 31, 2005:

Item	December 31, 2006	December 31, 2005
Raw materials	$439,828	$417,237
Semi-finished goods	241	-
Finished goods	101,271	78,360
Total	$541,340	$495,597

As of December 31, 2006, there were $48,039 in finished goods exceeding their quality guarantee period, and we accrued impairment allowance for these inventories. The balance of finished goods in this table is a net balance after offsetting the allowance.

5.	Prepaid expenses

Prepaid expenses consisted of the following as of December 31, 2006 and December 31, 2005:

Item	Note	December 31, 2006	December 31, 2005
Prepaid stock-based compensation to investor relation consultant	(i)	$256,800	$-
Prepaid charges relating to urea entrepot trade	(ii)	30,097	-
Prepaid insurance premium		-	892
Others		15,110	1,070
Total		$302,007	$1,962

(i) Prepaid stock-based compensation to investor relation consultant

Pursuant to an investor relations and international sales and distribution agreement with an investor relation consultant dated August 7, 2006, we issued 1.8 million shares of our common stock to the consultant as partial compensation on October 10, 2006. We evaluated the fair value of the stock based on the closing price of our common stock on the issuance date, and amortize it during the valid period (one year commencing on August 1, 2006) of the agreement.

(ii) Prepaid charges relating to urea entrepot trade

On August 8, 2006, as amended on August 20, 2006, the Company entered into a letter of credit contract with UPB International Sourcing Limited (“UPB”), wholly-owned by Wei Li, our CEO, pursuant to which the Company engaged UPB to issue a $38,500,000 letter of credit in favor of the Company to a urea supplier under a urea purchase contract associated with a urea entrepot trade. The letter of credit is for a term of 90 days and can be reissued each time its term expires until the expiration of the stated term of the urea purchase agreement. The Company must pay UPB a commission equal to 2% of the total credit line, of which 50% must be paid in one month from the date of execution, and the balance must be paid upon the close of the first shipment of urea under the urea purchase contract. As of December 31, 2006, we had paid UPB the first installment and other minor costs in the amount of $415,097.

The first two shipments were dispatched in mid-October and reached the destination by the end of 2006. Since half of the valid period of the urea purchase and selling contracts had passed and only two shipments were closed, for accounting purpose, we amortized $385,000 as cost in 2006, or 50% of total agreed commission, assuming that another two shipments would be closed in the rest of the valid period. As of December 31, 2006, the remaining balance of prepaid charges was $30,097.

6.	Property, Plant and Equipment

The total gross amount of property, plant and equipment was $1,766,506 and $1,629,857 as of December 31, 2006 and December 31, 2005, respectively. The increase of $136,649 is mainly due to a production assembly line valued at $120,000 contributed into Kiwa Tianjin by the Company’s minority partner and the appreciation of RMB. All of our property, plant and equipment is located in China and recorded in RMB.

Depreciation expense was $93,048 and $83,144 for the twelve months ended December 31, 2006 and 2005, respectively.

All of our property, plant and equipment have been used as collateral to secure the 6% Notes (See Note 15 below)

7.	Intangible Assets

The Company’s intangible asset as of December 31, 2006 consisted of the following:

	Expected Amortization Period	Gross carrying value	Accumulated amortization	Net value at December 31, 2006
Patent	8.5 years	$480,411	$143,384	$337,027

The following table presents future expected amortization expense related to the patent:

Future expected amortization	Amount
2007	$$54,653
2008	54,653
2009	54,653
2010	54,653
2011	54,653
Thereafter	$$63,762

This patent has been used as collateral to secure the 6% Notes (See Note 15 below).

8.	Deferred Financing Costs

The financing costs relating to 6% Notes (See Note 15 below) were $246,000 in total, including financing commission paid to an investment bank, legal service fees, insurance premium and other relating costs. As of December 31 2006, all three tranches of 6% Notes have been closed and all financing costs have been paid in cash. The costs are being amortized over the term of the 6% Notes. The balance as of December 31, 2006 was $211,793.

9.	Deposit to Purchase the Proprietary Technology

The balance $126,443 as of December 31, 2006 is partial payment of the first installment of the transfer fee of Anti-viral Aerosol technology pursuant to a Technology Transfer Agreement dated May 8, 2006 (See Note 21 below).

10.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2006 and December 31, 2005:

Item	December 31, 2006	December 31, 2005
Consulting and professional payables	$419,835	$411,360
Payables to material suppliers	99,263	211,903
Insurance payable	89,290	81,553
Interest payable	80,775	106,880
Salary payable	71,793	92,557
Credit card balance	69,554	22,485
Office rental payable	54,926	39,007
Rebates payable to customers	40,651	-
Payables to Kiwa-CAU R&D center	25,612	-
Payables to equipment suppliers	14,222	13,761
Others	18,058	20,971
Total	$983,980	$1,000,477

11.	Construction Costs Payable

Construction costs payable represents remaining amounts to be paid for the first phase of construction of our bio-fertilizer facility in Shandong.

12.	Related Party Transactions

Amounts due to related parties consisted of the following as of December 31, 2006 and December 31, 2005:

Item	Notes	December 31, 2006	December 31, 2005
Mr. Wei Li (“Mr. Li”)	(i)	$32,398	$191,861
China Star Investment Management Co., Ltd. (“China Star”)	(ii)	457,464	263,165
Unamortized fair value of warrants issued to China Star		-	(833)
Translation difference		6,944	-
Total		$496,806	$454,193

(i) Mr. Li

Mr. Li is the Chairman of the Board and the Chief Executive Officer of the Company.

Advances and Loans

As of December 31, 2005, the balance of $191,816 due to Mr. Li primarily consists of a loan and operating expenses that Mr. Li paid on behalf of the Company. During the twelve months ended December 31, 2006, Mr. Li advanced an additional $83,395 to the Company, and was repaid $242,857. As of December 31, 2006, the remaining balance due to Mr. Li was $32,398. The due date has been extended to April 30, 2007.

The Company has also granted detachable warrants to Mr. Li to purchase an aggregate of 783,423 shares of common stock relating to a loan to the Company in April 2005.The warrants expire two years from the date of issue. None of the detachable warrants were exercised as of December 31, 2006.

Motor Vehicle Lease

In December 2004, we entered into an agreement with Mr. Li, pursuant to which Mr. Li leases to the Company a motor vehicle. The monthly rental payment is $1,876.

Guarantees for the Company

Mr. Li also executed without any compensation from the Company a guarantee of repayment of the 12% Notes. As of December 31, 2006, the 12% Notes had been settled.

In addition, Mr. Li has pledged without any compensation from the Company all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes.

Issuance of Letter of Credit in Favor of Kiwa BVI

UPB International Sourcing Limited (“UPB”) is a company wholly-owned by Mr. Li.

On August 8, 2006, Kiwa BVI entered into a Letter of Credit Contract with UPB, as amended and supplemented by a Supplementary Agreement dated August 20, 2006. The Letter of Credit Contract, as amended, sets forth the following terms:

(1) The Company engages UPB to issue a letter of credit in favor of the Company with a $38,500,000 credit line in total to the urea supplier under a urea purchase agreement dated July 31, 2006. UPB promises to keep the letter of credit effective within the entire stated period of the urea purchase agreement.

(2) The Company agrees to pay UPB a commission equals to 2% of the total credit line of the letter of credit issued by UPB, of which 50% will be paid in one month from the date of execution, and the balance will be paid upon the close of the first shipment of urea under the urea purchase contract.

(3) UPB shall be responsible for the settlement of relating credit letters and after the settlement, the spread should be paid to Kiwa BVI, which will be recognized as our commission revenue. As for the settlement of the first two shipments, UPB designated Hua Yang Roneo Corporation to settle the credit letters from the terminal purchaser, and after the settlement Hua Yang Roneo Corporation wired to UPB the spread that belong to Kiwa BVI.

As of December 31, 2006, we had paid UPB the first installment and other minor costs. The first two shipments were dispatched in mid-October and arrived in the destination by the end of 2006. In the first quarter of 2007, we have received from Hua Yang Roneo Corporation $680,000, 85% of the spread relating to first two shipments to us, and there is a remaining balance $120,000 due.

(ii) China Star

China Star is a company which is 28% owned by Mr. Li. Mr. Yun long Zhang, one of our directors is also the General Manager of China Star and is responsible for its daily operations.

The balance due to China Star was $457,464 and $263,165 as of December 31, 2006 and 2005, respectively. In the twelve months ended December 31, 2006, China Star advanced an additional $596,189 to the Company and the Company had repaid $401,889 to China Star; the due date for the remaining balance has been extended to March 31, 2007.

The Company has also granted detachable warrants to China Star to purchase an aggregate of 1,190,847 shares of common stock relating to advances before March 31, 2006. The warrants expire two years from the date of issue. China Star exercised 1,139,195 shares on a cashless basis in December 2006, for which we issued 1,000,000 shares to a beneficiary of China Star at its designation on January 5, 2007.

(iii) Challenge Feed

Challenge Feed owns 20% of Kiwa Tianjin’s equity, and Mr. Wenbin Li, one of Challenge Feed’s shareholders, is also Vice President of the Company and General Manager of Kiwa Tianjin and Kiwa Shandong concurrently. As of December 31, 2006, there was no outstanding balance among Challenge Feed and the Company. However, there used to be the following transactions in 2006.

Merchandise purchased from Challenge Feed

From the inception of Kiwa Tianjin to September 31, 2006, the Company purchased from Challenge Feed a total of $201,084 in raw materials and $464,218 in finished goods. All such transactions were settled in seven days after each delivery pursuant to the terms of a related purchase agreement. For raw materials the price was determined by their historical purchase cost, and for finished products the price was determined by their actual production cost. There was no such transaction thereafter.

Lease Agreement

The Company has entered into an agreement with Challenge Feed to lease the following facilities for three years commencing on August 1, 2006: (1) an office building with floor area of approximately 800 square meters; (2) storehouses with floor area of approximately 2,500 square meters.; (3) a concentrated feed product line for fowl and livestock; and (4) two workshops with floor area approximately 1,200 square meters. The total monthly rental is RMB 50,000 ($6,322). Pursuant to the lease agreement, rent expenses from August 1 to December 31, 2006 had been paid.

13.	Convertible Notes Payable

The balance of convertible notes payable as of December 31, 2006 and December 31, 2005 was nil and $407,135, respectively.

12% Notes

On May 30, 2005 and June 16, 2005, the Company entered into three convertible promissory note agreements for an aggregate of $320,000 with interest at 12% per annum (the “12% Notes”), and issued 1,600,000 detachable warrants. The lenders are unrelated parties located in the United States.

In August 2006, the principal of two convertible promissory notes under the 12% Notes was paid. For the remaining principal balance of $100,000, the holder signed a Debt Conversion Agreement with the Company on August 7, 2006 and agreed to convert the principal and accrued interest ($13,710) to 773,537 shares of our common stock. As of November 10, 2006, the associated stock certificate had been issued.

Each warrant attached to the 12% Notes entitled the holders to subscribe for one share of common stock of the Company at an exercise price equal to the closing quote of the Company’s shares on the date of draw down, which ranged from $0.018 to $0.023 per share. The warrants expire two years from the date of issue. Warrants were exercised in August 2006 for 500,000 shares of common stock, and the remaining warrants were exercised in October 2006 for 1,100,000 shares of common stock. The fair value of the detachable warrants at the time of their issuance was determined to be $21,700, calculated pursuant to the Black-Scholes option pricing model.

In connection with the 12% Notes, the Company recorded deferred debt issuance costs of $16,000, consisting of the direct costs incurred for the issuance of the convertible loan. Debt issuance costs were amortized on the straight-line method over the term of the 12% Notes, with the amounts amortized being recognized as interest expense.

Promissory Note with Cornell Capital Partners, LP

On January 4, 2005, as amended by letter agreements dated March 21, 2005 and April 5, 2005, the Company issued a promissory note (the “Cornell Note”) in the original principal amount of $400,000 to Cornell Capital Partners, LP (“Cornell Capital”), and received an advance of $400,000 (before deduction of expenses and fees). The Cornell Note bore interest at a rate of 10% per annum and had a term of 290 days.

In 2005, the Company issued an aggregate of 18,362,219 shares of common stock with repayment of $312,865 to Cornell Capital, pursuant to the Standby Equity Distribution Agreement dated as of July 6, 2004. The balance of principal due on the Cornell Note as of December 31, 2005 was $87,135.

On March 31, 2006, the Company settled the Cornell Note with a payment of $110,176, constituting all outstanding principal of $87,135 and accrued interest on the Cornell Note, and signed a Termination Agreement with Cornell Capital pursuant to which the Company terminated all the agreements with Cornell Capital, including the Standby Equity Distribution Agreement dated July 6, 2004.

14.	Unsecured Loans Payable

The balance of unsecured loans payable as of December 31, 2006 and 2005 was $1,472,717 and $1,424,996, respectively. The difference of $47,721 was due to the different exchange rates prevailing at the two dates. Unsecured loans payable consisted of the following at December 31, 2006 and 2005:

Item	December 31, 2006	December 31, 2005
Unsecured loan payable to Zoucheng Municipal Government, non-interest bearing, becoming due within three years from Kiwa Shandong’s first profitable year on a formula basis, interest has not been imputed due to the undeterminable repayment date	$$1,152,561	$1,115,214

Unsecured loan payable to Zoucheng Science & Technology Bureau, non-interest bearing, it is due in Kiwa Shandong’s first profitable year, interest has not been imputed due to the undeterminable repayment date	320,156	309,782
Total	$$1,472,717	$1,424,996

The Company qualifies for non-interest bearing loans under a Chinese government sponsored program to encourage economic development in certain industries and locations in China. To qualify for the favorable loan terms, a company must meet the following criteria: (1) be a technology company with innovative technology or product (as determined by the Science Bureau of the central Chinese government); (2) operate in specific industries that the Chinese government has determined are important to encourage development, such as agriculture, environmental, education, and others; and (3) be located in an undeveloped area such as Zoucheng, Shandong Province where the manufacturing facility of the Company is located.

According to the project agreement, Zoucheng Municipal Government granted the Company use of at least 15.7 acres in Shandong Province, China at no cost for 10 years to construct a manufacturing facility. Under the agreement, the Company has the option to pay a fee of RMB 480,000 ($61,470) per acre for the land use right after the 10-year period. The Company may not transfer or pledge the temporary land use right. The Company also committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of December 31, 2006, the Company invested approximately $1.64 million for the property, plant and equipment of the project. Management believes that neither the Company nor management will be liable for compensation or penalty if such commitment is not fulfilled.

15.	Long-Term Convertible Notes Payable

On June 29, 2006, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with six institutional investors (collectively, the “Purchasers”) for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issuance, in the aggregate principal amount of $2,450,000 (the “6% Notes”), convertible into shares of the Company’s common stock, and (2) warrants (the “Warrants”) to purchase 12,250,000 shares of the Company’s common stock.

In conjunction with the sale and issuance of the 6% Notes, the Company entered into a Registration Rights Agreement, amended in October 2006, with the Purchasers pursuant to which the Company is required to file within 45 days a registration statement under the Securities Act covering the resale of the shares issued upon conversion of the 6% Notes. The Registration Rights Agreement imposes financial penalties if the Company does not timely complete the filing, or the registration statement is not declared effective within 120 days after being filed. The penalties are capped at 10% of the outstanding principal amount of the 6% Notes. The registration statement on Form SB-2 was first filed on August 11, 2006. Amendment No. 1 to the registration statement on Form SB-2/A was filed on October 20, 2006 and was declared effective on October 31, 2006.

The closing for the sale of the 6% Notes occurred in three stages. Three sales of 6% Notes with a principal amount of $857,500, $735,000 and 857,500 respectively closed on June 29, August 15 and October 31, 2006. As of December 31, 2006, the Company received $2,450,000 in aggregate from the three sales of the 6% Notes.

The conversion price of the 6% Notes is based on an average of the trading price of the Company’s common stock on the OTC Bulletin Board. The conversion price is discounted 50% before the registration statement is filed, 45% after it is filed if filed before the 45-day deadline, and 40% if the registration statement becomes effective before the 120-day deadline. The company met all of the foregoing deadlines so the effective conversion price is discounted 40%. The conversion price is also adjusted for certain subsequent issuances of equity securities of the Company at prices below the conversion price then in effect. The 6% Notes contain a volume limitation that prohibits the holder from converting further 6% Notes if doing so would cause the holder and its affiliates to hold more than 4.99% of the Company’s outstanding common stock. In addition, each holder of 6% Notes agrees that they may not convert more than their pro-rata share (based on original principal amount) of the greater of $120,000 principal amount of 6% Notes per calendar month or the average daily dollar volume calculated during the 10 business days prior to a conversion, per conversion.

The exercise price of the Warrants is $0.45 per share, subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for subsequent issues of equity securities by the Company below the trading price of the shares. The Purchase Agreement requires the Company to maintain a reserve of authorized common stock equal to 110% of the number of shares issuable upon full conversion of the 6% Notes and exercise of the Warrants. The Purchase Agreement imposes financial penalties in cash (equal to 2% of the number of shares that the Purchaser is entitled to multiplied by the market price for each day) if the authorized number of shares of common stock is insufficient to satisfy the reserve requirements. The 6% Notes and the Warrants also impose financial penalties on the Company if it fails to timely deliver common stock upon conversion of the 6% Notes and exercise of the Warrants, respectively.

To enable reservation of a sufficient amount of authorized shares that may be issued pursuant to conversion of the 6% Notes and exercise of the Warrants, the Company was required on the Purchase Agreement to amend its Certificate of Incorporation to increase the number of authorized shares of common stock. The Purchase Agreement required the Company to file with the SEC a proxy statement to solicit shareholder approval to increase the number of authorized shares of common stock no later than August 1, 2006, and to use its best efforts to obtain shareholder approval by November 1, 2006. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock, from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders. The Company incurs a financial penalty in cash or shares at the option of the Company (equal to 2% of the outstanding amount of the Notes per months plus accrued and unpaid interest on the Notes, prorated for partial months) if it breaches this or other affirmative covenants in the Purchase Agreement, including a covenant to maintain a sufficient number of authorized shares under its Certificate of Incorporation to cover at least 110% of the stock issuable upon full conversion of the Notes and the Warrants.

The 6% Notes require the Company to procure the Purchaser’s consent to take certain actions including to pay dividends, repurchasing stock, incur debt, guaranty obligations, merge or restructuring the Company, or selling significant assets.

The Company’s obligations under the 6% Notes and the Warrants are secured by a first priority security interest in the Company’s intellectual property pursuant to an Intellectual Property Security Agreement with the Purchasers, and by a first priority security interest in all of the Company’s other assets pursuant to a Security Agreement with the Purchasers. In addition, the Company’s Chief Executive Officer has pledged all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes and the Warrants. The Purchasers are accredited investors as defined under the Securities Act and the 6% Notes and the Warrants and the underlying common stock upon conversion and exercise will be issued without registration under the Securities Act in reliance on the exemption provided by Rule 506 under Regulation D under the Securities Act.

The fair value of the Warrants underlying the three sales of the 6% Notes (amounted to 4,287,500 shares, 3,675,000 shares and 4,287,500 shares respectively) at the time of their issuance was determined to be $545,477, $416,976 and $505,503 calculated pursuant to the Black-Scholes option pricing model. The fair value was recorded as a reduction to 6% Notes payable and was charged to operations as interest expense in accordance with effective interest method within the period of the 6% Notes.

The Purchasers of the 6% Notes and Warrants were procured with the assistance of an investment bank pursuant to an engagement letter agreement with the Company. Pursuant to the engagement, the investment bank is entitled to a cash fee equal to 8% of the aggregate proceeds raised in the financing and to warrants in the quantity equal to 8% of the securities issued in the financing. The Company recorded the cash fee and other direct costs incurred for the issuance of the convertible loan in aggregate of $30,000 as deferred debt issuance costs. Debt issuance costs were amortized on the straight-line method over the term of the 6% Notes, with the amounts amortized being recognized as interest expense.

The warrants issued to the investment bank in connection with the each of 6% Notes (amounting to 343,000 shares, 294,000 shares and 343,000 shares) are exercisable for three years and will have an exercise price equal to $0.2598. The fair value of these warrants at the time of their issuance was determined to be $94,005, $60,324 and $77,214 calculated pursuant to the Black-Scholes option pricing mode.

Pursuant to terms and conditions of 6% Notes, two of six institutional investors converted $84,038 of the principal into 693,443 shares of our common stock during the fourth quarter of 2006. The average conversion price was $0.122. The related stock certificates have been issued. As of December 31, 2006, the balance of 6% Notes was $2,365,962.

16.	Equity-Based Transactions

(a) Authorized share capital

The Company’s authorized capital consists of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. At our annual meeting held on September 12, 2006, a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares was approved by the required vote of our stockholders.

(b) Issued and outstanding share capital

As of December 31, 2006 and December 31, 2005, the Company had 70,149,556 and 59,235,930 shares of common stock issued and outstanding, respectively. From January 1, 2006 to December 31, 2006, the Company has engaged in the following equity-based transactions:

On March 10, 2006, the Company entered into a stock purchase agreement (“Stock Purchase Agreement”) with two Chinese citizens, pursuant to which the Company agreed to issue 5,000,000 shares of our common stock in exchange for RMB 6,000,000 at RMB1.20 per share. In issuing the stock, the Company relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act. No underwriters or brokers were used in the transaction and no underwriting or broker fees were paid. The purchaser was granted “piggy-back” registration rights in the event that the Company undertakes to register any of its shares after 16 months from the date of the Stock Purchase Agreement. The registration rights expire four years from the effective date of the Stock Purchase Agreement. As of May 19, 2006, the Company has received the proceeds in full and issued 5,000,000 shares of common stock.

On July 6, 2006, the Company issued 50,000 shares in accordance with a cashless exercise request of warrants for 150,000 shares issued on September 23, 2004.

On August 9, 2006, the Company issued 500,000 shares in accordance with an exercise request of warrants relating to 12% Notes.

On October 10, 2006, the Company issued 1,800,000 shares of common stock as compensation to a investor relation consultant.

On October 10, 2006 the Company issued 996,646 shares of common stock as compensation to an officer for his services during the fiscal years of 2005 and 2004

On October 10, 2006 we issued 350,000 shares of common stock in accordance with an exercise request of warrants relating to 12% Notes.

On October 10, 2006 we issued 750,000 share of common stock in accordance with an exercise request of warrants relating to 12% Notes.

On November 10, 2006 the Company issued 773,535 shares of common stock for the conversion of a convertible note.

From October 1, 2006 to December 31, 2006, the Company issued 693,443 shares of common stock for conversions under our 6% Notes.

(c) Options

At the annual meeting of the stockholders held on September 12, 2006, our shareholders approved an amendment to our 2004 Stock Incentive Plan to increase the number of shares reserved for options and other stock awards under it to 3,047,907 shares, and to increase the limit on the number of shares that may be granted to any participant in a fiscal year to 500,000.

17.	Stock-based Compensation

On December 13, 2006, we granted 2,000,000 shares of stock option under our 2004 Stock Incentive Plan as amended, among which 1,061,900 shares were granted to executive officers and directors, and 938,100 shares were granted to other employees. (See Note 16 above)

The Company adopts SFAS 123R from the fiscal year of 2006. The fair value of the options granted at the grant date was determined to be $320,154, calculated pursuant to the Black-Scholes option pricing model. The calculated fair value is recognized as expense over the applicable vesting periods, using the straight-line attribution method, with $5,336 charged as compensation expense during fiscal year 2006.

18.	Concentration of Customers and Suppliers

The Company did not make significant sales of bio-fertilizer during 2006. During 2005, the Company had two significant customers accounting for 51.3% and 45.3% of our net sales of bio-fertilizer, respectively. The customers and suppliers for livestock feed business are not highly concentrated. No customer or supplier of the livestock feed business accounts for more than 10%, respectively, of our livestock feed business. All revenue from the urea entrepot trade during 2006 derived from the margin the Company earned from one sale contract of urea and one supplier contract of urea it entered into during 2006.

19.	Segment Reporting

Since the establishment of Kiwa Tianjin in July 2006 and the entrance of Urea entrepot trade in July 2006, the Company has been operating in three principal business segments, bio-fertilizer, livestock feed and Urea entrepot trade. Management believes that the following table highlights relevant information to the chief operation decision makers for measuring business performances and financing needs and preparing the corporate budget and other items. As most of the Company’s customers are located in China, no geographical segment information is presented.

Item	Bio-fertilizer	Livestock Feed	Urea entrport trade	Corporate(1)	Total

Fiscal year ended December 31, 2006
Net sales	46,926	2,459,789	800,000	-	3,306,715
Gross profit	9,786	170,510	415,000	-	595,296
Operating expenses	824,840	267,968	176,953	1,397,431	2,667,192
Operating profit (loss)	(815,054)	(97,458)	238,047	(1,397,431)	(2,071,896)
Interest income (expense)	(8,260)	(1)	(817)	(222,482)	(231,559)
Minority interest in subsidiary	-	(19,356)	-	-	(19,356)
Net income (loss)	(823,314)	(78,103)	237,230	(1,619,912)	(2,284,099)

Total assets, as of December 31, 2006	2,408,634	559,805	851,249	698,497	4,518,185

Fiscal year ended December 31, 2005
Net sales	631,794	-	-	-	631,794
Gross profit	399,102	-	-	-	399,102
Operating expenses	394,558	-	-	1,040,886	1,435,444
Operating profit (loss)	4,544	-	-	(1,040,886)	(1,036,342)
Interest income (expense)	(12,177)	-	-	(281,657)	(293,834)
Other income	2,416	-	-	-	2,416
Net income (loss)	(5,216)	-	-	(1,322,543)	(1,327,759)

Total assets, as of December 31, 2005	3,110,583	-	-	11,105	3,121,688

(1)	Beijing Representative Office of Kiwa Shandong fulfills part of corporate managerial function. Most of its expenses relating to this function were categorized into corporate segment.

20.	Income Tax

There is no provision (benefit) for income taxes for the years ended December 31, 2006 and 2005 since the Company and its subsidiaries have incurred operating losses and have established a valuation allowance equal to the total deferred tax asset.

The loss generated in the U.S., British Virgin Islands and China (Kiwa Shandong and Kiwa Tianjin) before income taxes in 2006 and 2005, respectively, was as follows:

	Years Ended December 31,
	2006	2005

Income (Loss) in U.S. before income taxes	$(1,161,914)	$(1,088,694)
Income (Loss) in British Virgin Islands before income taxes	237,230	-
Income (Loss) in Kiwa Shandong before income taxes	(1,281,312)	(216,707)
Income (Loss) in Kiwa Tianjin before income taxes	(78,103)
Total	$(2,284,099)	$(1,305,401)

The tax effect of temporary differences and operating loss carryforwards is as follows as of December 31, 2006 and 2005:

	Years Ended December 31,
	2006	2005
Deferred tax assets
Net operating loss carryforwards	$712,309	$408,055
Allowance for doubtful accounts receivable	38,800	12,441
Value difference of intangible assets	25,993	27,896
Deferred financing cost	31,769	-
Impairment of inventories	7,206	-
Accrued expenses	93,708	116,222
	909,785	564,615
Deferred tax liabilities
Prepaid expenses	(47,568)	(294)
	(47,568)	(294)

Valuation allowance	(862,217)	(564,320)
Net deferred tax assets	$-	$-

In accordance with the current tax laws in China, Kiwa Shandong and Kiwa Tianjin would normally be subject to a corporate income tax rate of 33% on its taxable income. However, in accordance with the relevant income laws in China, Kiwa Shandong and Kiwa Tianjin are exempt from corporate income taxes for its first two profitable years and are entitled to a 50% tax reduction for the succeeding three years. After the Enterprise Income Tax Law of the PRC promulgated on March 16, 2007 takes effect as of January 1, 2008, fiscal year 2008 shall be regarded as the first profitable year for determining eligibility of these benefits even if Kiwa Shandong or Kiwa Tianjin have not been profitable in 2008. Kiwa Shandong and Kiwa Tianjin have not provided for any corporate income taxes since they had no taxable income for the years ended December 31, 2006 and 2005. The difference between the effective income tax rate and the expected statutory rate for Kiwa Shandong and Kiwa Tianjin was as follows:

	Year ended December 31,	Year ended December 31,
	2006	2005

Statutory rate	33.0%	33.0%
Income tax holiday	(33.0%)	(33.0%)
Effective income tax rate	-	-

In accordance with the relevant tax laws in the British Virgin Islands, Kiwa BVI, as an International Business Company, is exempt from income taxes.

Our net operating loss of the Company could be carried forward and taken against any taxable income for a period of not more than twenty years from the year of the initial loss pursuant to Section 172 of the Internal Revenue Code of 1986, as amended. The net operating loss of Kiwa Shandong and Kiwa Tianjin could be carried forward for a period of not more than five years from the year of the initial loss pursuant to relevant P.R.C tax laws and regulations.

21.	Commitments and Contingencies

The Company has the following material contractual obligations:

Operating lease commitments

The Company previously leased an office in Beijing under an operating lease that expired in April 2005 with an aggregate monthly lease payment of approximately $2,882. This operating lease was replaced by another operating lease expiring in March 2008 with an aggregate monthly lease payment of approximately $5,170. Rent expense under the operating leases for the fiscal year ended December 30, 2006 and 2005 was $62,040 and $52,416, respectively.

The Company previously leased an office in the United States under a commercial lease agreement with China Star with an aggregate monthly lease payment of approximately $2,560. The lease expired in June 2005 and was replaced by another operating lease with a third party expiring in June 2008 with an aggregate monthly lease payment of approximately $1,000. Pursuant to the lease agreements, rent expense for the fiscal year ended December 30, 2006 and 2005 was $11,796 and $18,360, respectively.

The Company has entered into an agreement with Challenge Feed, its joint venture partner in Kiwa Tianjin, to lease several facilities for three years commencing on August 1, 2006.The total monthly rental is RMB 50,000 ($6,400). Pursuant to the lease agreement, rent expense from August 1 to December 31, 2006 was $12,644 (See Note 12 above).

Lease commitments under the foregoing lease agreements are as follows:

Fiscal year	Amount
2007	$150,636
2008	98,208
2009	51,200
Total	$300,044

Technology acquisition

On May 8, 2006 the Company entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co. Ltd. (“JKB”). Pursuant to the agreement, JKB agreed to transfer its AF-01 Anti-viral Aerosol technology for veterinary medicines to the Company. Pursuant to the agreement the Company will pay JKB a transfer fee of RMB10 million (approximately $1.247 million), of which RMB 6 million will be paid in cash and RMB 4 million will be paid in stock. The cash portion will be paid in installments, the first installment RMB 3 million was set for May 23, 2006 initially, of which RMB 1 million has been paid and both parties have agreed to extend the remaining RMB 2 million to the date when the application for new veterinary drug certificate is accepted. Three other installments of RMB 1 million are due upon the achievement of certain milestones, the last milestone being the issuance by the PRC Ministry of Agriculture of a new medicine certificate in respect of the technology. The RMB 4 million stock payment will be due 90 days after the AF-01 technology is approved by the appropriate PRC department for use as a livestock disinfector for preventing bird flu. The agreement will become effective when the first installment has been fully paid.

Operation of Kiwa-CAU R&D Center

Pursuant to the agreement on joint incorporation of the research and development center between CAU and Kiwa Shandong dated November 14, 2006, Kiwa Shandong agrees to invest RMB1 million (approximately $128,000) each year to fund research at the R&D Center. The term of this Agreement ten years starting from July 1, 2006.

Investment in manufacturing and research facilities in Zoucheng, Shandong Province in China

According to the Project Agreement with Zoucheng Municipal Government in 2002, the Company committed to invest approximately $18 million to $24 million for developing the manufacturing and research facilities in Zoucheng, Shandong Province. As of November 13, 2006, the Company had invested approximately $2.6 million for the project. Management believes that neither the Company nor management will be liable for compensation or penalty if the commitment is not fulfilled.

22.	Subsequent Event

None

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws authorize us to indemnify, and our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, our directors and officers from and against certain claims arising from or related to future acts or omissions as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

Registration Fee - Securities and Exchange Commission	$1,217
Accounting Fees and Expenses	12,600
Legal Fees and Expenses	30,000
Miscellaneous	2,000
TOTAL	$45,817

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three years from the date of this registration statement. With respect to the sale of unregistered securities referenced below, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D promulgated under the Securities Act. In each instance, the purchaser had access to sufficient information regarding our company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the Securities Act and otherwise had the requisite sophistication to make an investment in our securities.

On April 18, 2007 we issued 700,000 shares of common stock and warrants exercisable for an aggregate of 250,000 shares of our common stock to an investment consultant pursuant to a consulting agreement between us and the consultant dated April 7, 2007.

On December 13, 2006, we granted 2,000,000 options under our 2004 Stock Incentive Plan to named employees, among which 362,100 options are returned to the available option pull under the Plan thereafter.

On October 10, 2006, we issued 1.8 million shares of our common stock to the consultant as partial compensation pursuant to an investor relations and international sales and distribution agreement with an investor relation consultant dated August 7, 2006.

On June 29, 2006, we entered into a securities purchase agreement with six institutional investors for the issuance and sale of (1) 6% secured convertible notes, due three years from the date of issue, in the aggregate principal amount of U.S. $2,450,000, convertible into shares of the Company’s common stock and (2) warrants to purchase 12,250,000 shares of the Company’s common stock. The issuance of detachable warrants to the Purchasers to purchase the aggregate of 12,250,000 shares of common stock of the Company, in connection with the securities purchase agreement dated June 29, 2006 and the issuance of detachable warrants to the investment bank procured with the securities purchase agreement were an unregistered sale of equity securities under the Securities Act.

On May 8, 2006, we entered into a Technology Transfer Agreement with Jinan Kelongboao Bio-Tech Co., Ltd. (“JKB”) on the technology transfer and relating technical service for the AF-01 Anti-viral Aerosol. The aggregate purchase consideration under the agreement is $749,157 (RMB 6 million) in cash and common stocks valued at $499,438 (RMB 4 million).

On March 10, 2006, we entered into a Stock Purchase Agreement with two Chinese investors to issue 5,000,000 shares of our common stock in a private placement for Renminbi 6,000,0000 (approximately $750,000). As of April 13, 2006, we had received approximately $350,000 of the amount committed to under the purchase agreement, which represents 47% of the total commitment. We have agreed with the investors to defer funding of the remaining commitment to April 30, 2006. In May 2006, we received the proceeds in full and issued 5,000,000 shares of common stock pursuant to the Stock Purchase Agreement dated March 10, 2006. The purchaser was granted “piggy-back” registration rights in the event that the Company undertakes to register any of its shares after16 months from the date of the Stock Purchase Agreement. The registration rights expire four years from the effective date of the Stock Purchase Agreement.

The issuance of detachable warrants to China Star to purchase the aggregate of 1,190,847 shares of our common stock, in connection with the advance agreements with China Star dated June 29, 2005, September 30, 2006, December 31, 2005 and March 31, 2006 was unregistered sales of equity securities under the Securities Act. In issuing the warrants, we relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act. China Star exercised 1,139,195 shares on a cashless basis in December 2006, for which we issued 1,000,000 shares to a beneficiary of China Star at its designation on January 5, 2007.

The issuance of detachable warrants to Wei Li to purchase the aggregate of 783,423 of our warrant stock, in connection with Advance Agreement for borrowed money dated May 23, 2005 was an unregistered sale of equity securities under the Securities Act. In issuing the warrants, we relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act for its exemption from the registration requirements of the Securities Act. In April 2007, Mr. Li exercised all of the warrants on a cashless basis. We issued a net of 708,122 shares to Mr. Li in April 2007 for the exercise.

We entered into three convertible secured promissory note agreements, for the aggregate note amount of $320,000, with Donald Worthly, Gertrude Yip, and Hiro and Elaine Sugimura on May 30, 2005, June 1, 2005 and June 17, 2005, respectively. The lenders were also granted detachable warrants to purchase an aggregate of 1,600,000 shares of Common Stock in the form warrants pursuant to purchase agreements entered into contemporaneously by the parties. The exercise prices of the warrants are $0.023, 0.022 and $0.018 respectively. In addition, the lenders were granted unlimited piggyback rights. All such warrants were exercised in the second half of 2006.

On October 1, 2004, the Company entered into a Consulting Agreement with Amy L. Yi to provide investor relations services. The engagement was for a period of six months and provided for the issuance of 200,000 shares of common stock.

On October 1, 2004, the Company entered into a Consulting Agreement with Robert Sullivan to provide investor relations services. The engagement was for a period of three months and provided for the issuance of 165,000 shares of common stock.

On October 1, 2004, the Company entered into a Consulting Agreement with Barry R. Clark to provide investor relations services. The engagement was actually executed for one month of service and the Company issued to Barry R. Clark 30,000 shares of restricted stock.

On September 23, 2004, we entered into two convertible note agreements, for the aggregate principal amount of $350,000, with Yong Sam Kim and Song N. Bang. The principal and interest have been settled in cash. In connection with the convertible note agreements, Messrs. Kim and Bang were issued warrants to purchase 900,000 and 150,000 shares of common stock, respectively. Each warrant entitled the holders to subscribe for one share of common stock at an exercise price of $0.20 per share through September 23, 2007. Pursuant to the convertible note agreements, Messrs. Kim and Bang were granted piggy-back registration rights exercisable during the three-year period from the effective date of the agreements. In July 2006, Bang exercised his warrants by cashless exercise for 50,000 shares of our common stock.

On September 14, 2004, the Company issued 892,857 shares of common stock to Stubbs Alderton and Markiles, LLP, with an aggregate value of $125,000, as payment for legal fees incurred during 2004.

On April 12, 2004, we entered into an agreement with China Agricultural University to acquire patent no. ZL 93101635.5 entitled “Highly Effective Composite Bacteria for Enhancing Yield and the Related Methodology for Manufacturing”, which was originally granted by the PRC Patent Bureau on July 12, 1996. The purchase consideration was $480,411, all of which has been paid In addition, as part of the purchase price, we issued 1,000,000 shares of common stock in September 2004, valued at $0.42 per share based on its fair market value on July 20, 2004 (aggregate value $420,000) which is the date when the application for the patent right holder alternation registration was approved.

On May 24, 2004, in connection with our engagement of Cinapsys, Inc. for investor relations services, we issued a one-time stock payment of 75,000 shares of our common stock at an agreed upon value of $0.45 per share, the closing price on May 24, 2004, for an aggregate value of $33,750.

On March 30, 2004, the Company granted a non-statutory stock option to a consultant to purchase 300,000 shares of common stock exercisable at $0.20 per share for ten years in consideration of services rendered. Upon exercise of the option, the Company would receive gross proceeds of $60,000.

Pursuant to that certain Agreement and Plan of Merger, dated March 11, 2004, in exchange for 100% of the issued and outstanding shares of Kiwa Bio-Tech Products Group Limited, the Kiwa Bio-Tech Products Group Limited stockholders were issued 30,891,676 shares of the Company’s common stock. Based on the closing price of the Company’s common stock on the closing date of the merger as reported on the OTC Bulletin Board, the aggregate value of the shares of common stock issued to the former Kiwa Bio-Tech Products Group Limited stockholders was $3,861,460.

ITEM 27. EXHIBITS

Exhibit No.	Description OF Exhibits	Incorporated by Reference in Document	Exhibit No. in Incorporated Document
2.1	Agreement and Plan of Merger, dated March 11, 2004, by and among Tintic Gold Mining Company, TTGM Acquisition Corporation, and Kiwa Bio-Tech Products Group Ltd.	Form 8-K filed on March 29, 2004	2.1

2.2	Agreement and Plan of Merger, dated July 22, 2004, between Kiwa Bio-Tech Products Group Corporation, a Utah corporation, and Kiwa Bio-Tech Products Group Corporation .	Form 8-K filed on July 23 , 2004	2.1

3.1	Certificate of Incorporation, effective as of July 21, 2004.	Form 8-K filed on July 23 2004	3.1

3.2	Bylaws, effective as of July 22, 2004.	Form 8-K filed on July 23, 2004	3.2

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP.	Form SB-2/A filed on October 20, 2006	5.1

10.20	Amendment, dated April 7, 2005, to Convertible Note Agreement dated September 23, 2004 among Kiwa Bio-Tech Products Group Corporation and Young San Kim and Song N. Bang	Form 10-KSB filed April 13, 2005	10.20

10.21	Common Stock Warrant dated September 23, 2004, issued by Kiwa Bio-Tech Products Group Corporation to Young San Kim	Form 10-QSB filed November 15, 2004	10.5

10.22	Common Stock Warrant dated September 23, 2004, issued by Kiwa Bio-Tech Products Group Corporation to Song N. Bang	Form 10-QSB filed November 15, 2004	10.6

10.23	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $400,000, issued to Cornell Capital Partners, LP on January 4, 2005, as amended by letter agreements dated March 21, 2005 and April 5, 2005.	Form 10-KSB filed April 13, 2005	10.23

10.24	Payment Acknowledgment and Release, dated June 8, 2005, among Kiwa Bio-Tech Products Group Corporation and Young San Kim and Song N. Bang	Form 10-QSB filed May 20, 2005	10.1

10.25	Advance Agreement, dated May 23, 2005, between Kiwa Bio-Tech Products Group Corporation and Mr. Wei Li.	Form 10-QSB filed August 15, 2005	10.2

10.26	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $150,000, issued to Donald Worthly dated May 30, 2005, as amended June 1, 2005.	Form 8-K filed on August 12, 2005	10.1

10.27	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $70,000, issued to Gertrude Yip dated May 30, 2005, as amended.	Form 8-K filed on August 12, 2005	10.2

10.28	Promissory Note of Kiwa Bio-Tech Products Group Corporation, principal amount $100,000, issued to Hiro Sugimura and Elaine Sugimura dated June 16, 2005.	Form 8-K filed on August 12, 2005	10.3

10.29	Advance Agreement, dated June 29, 2005, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-QSB filed August 15, 2005	10.7

10.30	Advance Agreement, dated September 30, 2005, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-QSB filed November 21, 2005	10.1

10.31	Advance Agreement, dated December 31, 2005, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-KSB filed April 17, 2006	10.31

10.32	Stock Purchase Agreement dated March 10, 2006 between Kiwa Bio-Tech Products Group Corporation and Guilian Li Ziyang Zong	Form 8-K filed on March 15, 2006	10.1

10.33	Termination Agreement between Kiwa Bio-Tech Products Group Corporation and Cornell Capital dated on March 31, 2006	Form 8-K filed on April 4, 2006	10.1

10.34	Amendment, dated April 13, 2006 to Stock Purchase Agreement dated March 10, 2006	Form 10-KSB filed April 17, 2006	10.34

10.35	Technology Transfer Agreement between the Company and Jinan Kelongboao Bio-Tech Co. Ltd., dated May 8, 2006	Form 8-K filed on May 8, 2006	10.1

10.36	Acquisition Framework Agreement between the Company and Beijing Huasheng Medicine Co., dated May 10, 2006	Form 8-K filed on May 8, 2006	10.2

10.37	Supplementary Agreement for Stock Purchase Agreement dated May 12, 2006	Form 10-QSB filed May 16, 2006	10.35

10.38	Advance Agreement, dated March 31, 2006, between Kiwa Bio-Tech Products (Shandong) Co. Ltd. and China Star Investment Management Co. Ltd.	Form 10-QSB filed May 16, 2006	10.36

10.39	Securities Purchase Agreement, dated as of June 29, 2006 between Kiwa Bio-Tech Products Group Corporation and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC, Double U Master Fund LP, and Nite Capital LP (collectively, the “Purchasers”)	Form 8-K filed on June 29, 2006	10.1

10.40	Registration Rights Agreement, dated as of June 29, 2006 between Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 8-K filed on June 29, 2006	10.2

10.41	Security Agreement, dated as of June 29, 2006, between Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 8-K filed on June 29, 2006	10.3

10.42	Intellectual Property Security Agreement, dated as of June 29, 2006, between Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 8-K filed on June 29, 2006	10.4

10.43	Pledge Agreement, dated as of June 29, 2006, among Kiwa Bio-Tech Products Group Corporation, Wei Li, and the Purchasers	Form 8-K filed on June 29, 2006	10.5

10.44	Form of Callable Secured Convertible Note, dated as of June 29, 2006, issued by Kiwa Bio-Tech Products Group Corporation to the Purchasers	Form 8-K filed on June 29, 2006	10.6

10.45	Form of Stock Purchase Warrant, dated as of June 29, 2006, issued by Kiwa Bio-Tech Products Group Corporation to the Purchasers	Form 8-K filed on June 29, 2006	10.7

10.46	Contract for Joint Venture, dated July 11, 2006 between Kiwa Bio-Tech Products Group Corporation and Tianjin Challenge Feed Co., Ltd.	Form 8-K filed on July 11, 2006	10.1

10.47	Contract for urea dated July 28, 2006 between Kiwa Bio-Tech Products Group Ltd. and China Hua Yang Roneo Corporation.	Form 8-K filed on August 2, 2006	10.1

10.48	Contract for urea dated July 31, 2006 between Kiwa Bio-Tech Products Group Ltd. and Shengkui Technologies, Inc.	Form 8-K filed on August 2, 2006	10.2

10.49	Employment Agreement dated July 31, 2006 between Kiwa Bio-Tech Products Group Ltd. and Wei Li	Form 8-K filed on August 7, 2006	10.1

10.50	Employment Agreement dated July 31, 2006 between Kiwa Bio-Tech Products Group Ltd. and Lianjun Luo	Form 8-K filed on August 7, 2006	10.2

10.51	Employment Agreement dated September 25, 2006 between Kiwa Bio-Tech Products Group Ltd. and Juhua Wang	Form 8-K/A filed on September 25, 2006	10.1

10.52	Amendment to Registration Right Agreement dated as of October 31, 2006, by and among Kiwa Bio-Tech Products Group Corporation and the Purchasers	Form 10-QSB filed on November 15, 2006	10.52

10.53	Contract dated August 8, 2006, by and among Kiwa Bio-Tech Products Group Ltd. and UPB International Sourcing Limited	Form 10-QSB filed on November 15, 2006	10.53

10.54	Supplementary Agreement, dated August 20, 2006, by and between Kiwa Bio-Tech Products Group Ltd. and UPB International Sourcing Limited	Form 10-QSB filed on November 15, 2006	10.54

10.55	Short Term Loan Agreement, dated as of October 23, 2006, by and among Kiwa Bio-Tech Products (Shandong) Co., Ltd and China Star Investment Management Co., Ltd.	Form 10-QSB filed on November 15, 2006	10.55

10.56	Agreement on Joint Incorporation of Kiwa-CAU Bio-Tech Research & Development Center, dated November 14, 2006, between China Agricultural University and Kiwa Bio-Tech Products (Shandong) Limited	Form 10-KSB filed on April 2, 2007	10.56

10.57	Annual Distribution Contract, dated December 26, 2006, by and among Kiwa Bio-Tech Products (Shandong) Co., Ltd and Xinjiang Rundi Bio-Tech Co., Ltd.	Form 8-K filed on December 27, 2006	10.01

10.58	Consulting Agreement dated April 9, 2007, between Kiwa Bio-Tech Products Group Corporation and First Trust Group, Inc.	Form 10-QSB on May 14, 2007	10.58

21	List of Subsidiaries	Form 10-KSB filed on April 2, 2007

23.1	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP	Form SB-2/A filed on October 20, 2006	5.1

23.2	Consent of Mao & Company, CPAs, Inc.	Filed herewith.

ITEM 28. UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)	If the registrant is relying on Rule 430B:

(i)
Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)	If the registrant is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on July 11, 2007.

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

/s/ Wei Li
Wei Li
Chief Executive Officer

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

/s/ Lianjun Luo
Lianjun Luo
Chief Financial Officer and Chief Accounting Officer

Each person whose signature appears below constitutes and appoints Wei Li and Lian-jun Luo, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities on July 11, 2007:

/s/ Wei Li
Wei Li
Chief Executive Officer and Chairman of the Board

/s/ Lianjun Luo
Lianjun Luo
Chief Financial Officer and Chief Accounting Officer

/s/ Dachang Ju
Dachang Ju
Director

/s/ Yunlong Zhang
Yunlong Zhang
Director